Exhibit 10.2

SENIOR SECURED REVOLVING CREDIT AGREEMENT
dated as of
August 6, 2026,

among

QVC GROUP, INC. (formerly known as QVC, Inc.),

as Borrower,

The Lenders and Issuing Banks from time to time party hereto

and

GLAS USA LLC,
as the Administrative Agent

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.17(a)	—	Existing Letters of Credit
Schedule 3.08	—	Subsidiaries
Schedule 3.25	—	Deposit Accounts
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 5.17(c)	—	Credit Card Notifications
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.06	—	Asset Sales
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Extension Request
Exhibit C	—	Form of Letter of Credit Request
Exhibit D	—	Form of Revolving Note
Exhibit E	—	Form of Landlord Waiver and Consent Agreement
Exhibit F	—	Form of Credit Card Notification
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Borrowing Base Certificate
Exhibit I	—	Form of Cash Flow Projections
Exhibit J	—	Form of Compliance Certificate
Exhibit K	—	[Reserved]
Exhibit L	—	[Reserved]
Exhibit M	—	[Reserved]
Exhibit N	—	[Reserved]
Exhibit O-1	—	Form of Tax Certificate for Non-U.S. Lenders that are not Partnerships
Exhibit O-2	—	Form of Tax Certificate for Non-U.S. Lenders that are Partnerships
Exhibit O-3	—	Form of Tax Certificate for Non-U.S. Participants that are not Partnerships
Exhibit O-4	—	Form of Tax Certificate for Non-U.S. Participants that are Partnerships
Exhibit P	—	Form of Intercompany Subordinated Note
Exhibit Q	—	Form of ABL Intercreditor Agreement
Exhibit R	—	Form of Notice of Borrowing/Interest Election Request
Exhibit S	—	Form of Notice of Prepayment

SENIOR SECURED REVOLVING CREDIT AGREEMENT

This SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of August 6, 2026 (as amended, restated, amended and restated, modified, supplemented or extended from time to time, this “Agreement”), by and among QVC GROUP, INC. (formerly known as QVC, INC.), a Delaware corporation (the “Borrower”; as hereinafter further defined), the LENDERS (as hereinafter defined) party hereto, the ISSUING BANKS (as hereinafter defined) party hereto and GLAS USA LLC, as the administrative agent (the “Administrative Agent”).

RECITALS

A.            WHEREAS, the Borrower has requested, and, upon the terms and subject to the conditions set forth in this Agreement and the Confirmed Chapter 11 Plan, the Lenders have agreed to make (or be deemed to make) to the Borrower, a senior secured revolving loan facility in the initial aggregate principal amount of $600,000,000.

B.            WHEREAS, on July 20, 2026 (the “Plan Confirmation Date”), the Bankruptcy Court confirmed the Confirmed Chapter 11 Plan;

C.            WHEREAS, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” shall mean the ABL Intercreditor Agreement, dated as of the Effective Date, among the Administrative Agent, the collateral agent for the Term Facility Agreement, the indenture trustee for the Senior Secured Notes Indenture and the other persons party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Priority Collateral” shall have the meaning given to such term in the ABL Intercreditor Agreement.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means (i) “account” as such term is defined in the UCC, and (ii) all rights to payment (including payment intangibles) for merchandise and goods sold or leased, or for services rendered.

“Account Control Agreement” means a customary account control agreement with a bank or financial institution acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) (provided that the banks or financial institutions that the Borrower has accounts with on the Effective Date shall be deemed acceptable to the Administrative Agent), in favor of the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, that (a) ensures, to the extent necessary under applicable laws, the perfection of a security interest in favor of the Administrative Agent on the relevant Deposit Account or Securities Account and (b) provides that, upon written notice from the Administrative Agent pursuant to Section 5.17 and Section 7.01, such bank or financial institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds or other assets in such accounts without further consent by the applicable Loan Party.

“Account Debtor” means any Person who is or may become obligated under or on account of any Accounts.

“Accounting Change” means any change in accounting principles or the application thereof required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an affiliate of the applicable Foreign Vendor, a Loan Party or an Affiliate of any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, promptly upon the Administrative Agent’s request, to the order of the Administrative Agent, (c) names the Administrative Agent as a notify party and bears a conspicuous notation on its face of the Administrative Agent’s security interest therein, (d) is not subject to any Lien (other than Permitted Encumbrances arising by operation of law (and related contractual Liens in the ordinary course of business), Liens in favor of the Administrative Agent and other Permitted Encumbrances ranking junior to the Liens in favor of the Administrative Agent) and (e) is on terms that have not otherwise been objected to in writing by the Administrative Agent.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Acquired Person” has the meaning provided in Section 6.01(i)(i)(D).

“Acquisition” means any acquisition by the Borrower or any Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person or (b) the Equity Interest of any other Person such that such other Person becomes a Subsidiary.

“Acquisition Date” has the meaning assigned to such term in the definition of “Borrowing Base”.

“Adjustment” has the meaning assigned to such term in Section 2.11(b).

“Administrative Agent” means GLAS USA LLC, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent or in any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institutions.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“Aggregate Commitments” means, at any time, the sum of all Commitments at such time. As of the Effective Date, the amount of Aggregate Commitments is $600,000,000.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Borrower or any Subsidiary, including subordinated debt obligations, to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) Term SOFR plus 1% per annum; provided that, notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 3.00% per annum. If the Administrative Agent shall have determined (which determination should be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Financing” has the meaning assigned to such term in Section 9.21(c).

“Alternative Financing Commitment Period” has the meaning assigned to such term in Section 9.21(d).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010 and similar laws, rules and regulations of any jurisdiction applicable to Borrower or any of the Subsidiaries.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment; provided that for purposes of Section 2.19 and corresponding provisions of this Agreement, when there is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded for any relevant calculation. In the event that the Aggregate Commitments have expired or been terminated, the Applicable Percentage of a Lender shall be determined on the basis of the Revolving Credit Exposure of such Lender attributable to its Commitment immediately prior to such expiration or termination, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, with respect to any Revolving Loan, (a) 4.75% per annum in the case of an ABR Loan, and (b) 5.75% per annum in the case of a Term SOFR Loan.

“Approved Appraiser” means the Administrative Agent’s internal auditors, Great American Group, Gordon Brothers, Hilco Valuation Services, FTI, KPMG or any other appraiser or consultant approved by the Administrative Agent (acting at the Direction of the Required Lenders).

“Approved Bank” means any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in a country that is not a Sanctioned Country, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties and (c) has not asserted any right to reclamation, repossession, diversion, stoppage in transit, Lien or title of retention of rights in respect of such Inventory.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A, or any other form reasonably approved by the Administrative Agent (at the direction of the Required Lenders).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (x) the Maturity Date and (y) the date of termination of all of the Commitments.

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a)            the greater of (x) $100,000,000 and (y) 15.40% of Consolidated EBITDA for the most recently ended Test Period, plus

(b)            the sum of (i) the net cash proceeds received by the Borrower in respect of sales and issuances of its Qualified Equity Interests or capital contributions (other than the issuance of Equity Interests to officers, directors or employees of the Borrower or any Subsidiary pursuant to employee benefit or incentive plans or other similar arrangements, the issuance of Equity Interests to any Subsidiary, and the issuance of Qualified Equity Interests that are used to make Investments pursuant to Section 6.04(s)), plus (ii) the net cash proceeds of Indebtedness and Disqualified Equity Interests of the Borrower, in each case incurred or issued after the Effective Date, which have been exchanged or converted into Qualified Equity Interests of the Borrower, plus (iii) the net cash proceeds of Dispositions of Investments (including Investments in joint ventures or other minority-held entities) made using the Available Amount (in an amount, together with amounts added pursuant to clause (iv) below, not to exceed the amount of such Investment made using the Available Amount), plus (iv) returns, profits, distributions, returns on capital and similar amounts received in cash or Permitted Investments on Investments (including joint ventures or other minority-held entities) made using the Available Amount (in an amount, together with amounts added pursuant to clause (iii) above, not to exceed the amount of such Investments made using the Available Amount), plus (v) the aggregate fair market value (as reasonably determined by the Borrower) of marketable securities received by the Borrower or a Subsidiary since the Effective Date from any Person other than the Borrower or a Subsidiary, over

(c)            the sum of all Investments made prior to such time in reliance on Section 6.04(u), plus all Restricted Payments made prior to such time in reliance on Section 6.07(t), plus all expenditures in respect of Indebtedness made prior to such time in reliance on Section 6.10(a), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Investment, Restricted Payment or expenditure.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Amount” has the meaning assigned to such term in the definition of “Banking Services Obligations”.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any of its Subsidiaries: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, merchant processing, freight payment services, any services or facilities provided to any Loan Party or any Subsidiary, or guaranteed by, any Loan Party or any Subsidiary by any Bank Product Provider and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts.

“Banking Services Agreement” means any agreement with respect to Banking Services between any Loan Party or any Subsidiary and any other Person.

“Banking Services Bank” has the meaning assigned to such term in the definition of “Secured Parties”.

“Banking Services Obligations” means any and all obligations of any Loan Party or any of its Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Effective Date between any Loan Party or any of its Subsidiaries and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender, any Issuing Bank or any Arranger as of the Effective Date or any other person notified to the Agent and the Lenders in writing; or (b) under any arrangement that is entered into after the Effective Date by any Loan Party or any of its Subsidiaries with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender, any Issuing Bank or any Arranger at the time such arrangement is entered into or any other person notified to the Agent and the Lenders in writing, in each case in connection with Banking Services, and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a “Banking Services Obligation” for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed hereunder (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of the Intercreditor Agreements as if it were a Lender.; provided, however, that for any of the foregoing to be included as a Secured Obligation for purposes of a distribution under the waterfall provisions, the applicable Secured Party and the Borrower shall have previously provided written notice to the Administrative Agent of (i) the existence of the applicable Banking Services and (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and the Borrower. No Bank Product Amount may be established or increased if a Reserve in such amount would cause an Overadvance. For the avoidance of doubt, any “Banking Services Obligations” designated as such pursuant to any senior debt facility (other than this Agreement) shall not constitute Banking Services Obligations under this Agreement or the other Loan Documents (other than the Intercreditor Agreements).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended, from time to time.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time) and as interpreted by a Lender’s primary U.S. federal bank regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §1841(k)) of such party.

“Blocked Account Control Agreement” means a customary account control agreement (including any Account Control Agreement) with a bank or financial institution acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) (provided that the banks or financial institutions that the Borrower has accounts with on the Effective Date shall be deemed acceptable to the Administrative Agent), in favor of the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, that (a) ensures, to the extent necessary under applicable laws, the perfection of a security interest in favor of the Administrative Agent on the relevant Deposit Account or Securities Account and (b) provides that such bank or financial institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds or other assets in such accounts without further consent by the applicable Loan Party.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement and shall include any Successor Borrower pursuant to Section 6.05(a), to the extent applicable.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time of calculation,

(a)            the sum of the following as set forth in the most recently delivered Borrowing Base Certificate:

(i)            90% multiplied by the face amount of Eligible Credit Card Receivables; plus

(ii)            85% multiplied by the value (as determined in accordance with the methodology used in the field examination as of the Effective Date) of Eligible Installment Account Receivables; plus

(iii)            85% multiplied by the Net Orderly Liquidation Value of the Eligible Inventory at such time; provided that in no event shall the aggregate amount of Eligible In-Transit Inventory included in the Borrowing Base exceed 10.0% of the aggregate amount of Eligible Inventory included in the calculation of the Borrowing Base; plus

(iv)            100% of Qualified Cash of the Loan Parties; provided that in no event shall Qualified Cash constitute more than 10% of the Borrowing Base (calculated after giving effect to this clause (iv)); minus]

(b)            the amount of all Reserves then applicable to the Borrowing Base in effect at such time.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(t) or Section 5.01(d), except that Qualified Cash shall only be included in the Borrowing Base to the extent of current cash balances at any time of determination.

In connection with any Subject Acquisition, the Borrower may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes Eligible Credit Card Receivables, and Eligible Inventory acquired in connection with such Subject Acquisition and, from and after the Acquisition Date, the Borrowing Base hereunder shall be calculated giving effect thereto.

“Borrowing Base Certificate” means a certificate from a Responsible Officer of the Borrower, in substantially the form of Exhibit H, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent (acting at the Direction of the Required Lenders).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other government action to remain closed.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as a liability) incurred by such Person during such period that, in accordance with GAAP, are or should be included in “capital expenditures,” “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person and (b) all fixed asset additions financed through Financing Lease Obligations Incurred by the Borrower or any Subsidiary and recorded on the balance sheet in accordance with GAAP during such period.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks and the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent or the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent or (b) the Issuing Banks (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Dominion Period” means

(a)            each period commencing on the third (3rd) consecutive Business Day on which Excess Availability is less than the greater of (x) 15% of the Line Cap and (y) $60,000,000 and continuing until the end of twenty (20) consecutive days during which Excess Availability at all times is equal to or greater than the greater of (x) 15% of the Line Cap and (y) $60,000,000 for twenty (20) consecutive days;

(b)            each period during which a Specified Event of Default has occurred and is continuing and ending on the Business Day when (x) no such Specified Event of Default is continuing and (y) when an updated Compliance Certificate demonstrating current compliance with the covenants set forth in Section 6.13 has been delivered to the Administrative Agent; and

(c)            the Loan Parties shall notify the Administrative Agent in writing of a Cash Dominion Period upon the commencement of such Cash Dominion Period; provided that such Cash Dominion Period shall commence in accordance with this definition whether or not such notice has been provided.

“Cash Equivalents” means:

(a)            Dollars;

(b)            other currencies held by the Borrower and its Subsidiaries from time to time in the ordinary course of business;

(c)            securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof as a full faith and credit obligation of the U.S. government, with average maturities of 24 months or less from the date of acquisition;

(d)            certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(e)            repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)            commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (d) above, in each case, with average maturities of 36 months after the date of creation thereof;

(g)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h)            securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;

(i)            readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any Participating Member State of the EMU) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(j)            Indebtedness or Preferred Equity Interests issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(k)            Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(l)            investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (d) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;

(m)            in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (l) of this paragraph; and

(n)            investment funds investing 90% of their assets in securities of the types described in clauses (a) through (l) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under the Loan Documents regardless of the treatment of such items under GAAP.

“CBI” means QRI Cornerstone, Inc.

“CBI Parties” means, collectively, CBI and each of its subsidiaries.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of Section 957 of the Code and (b) each subsidiary of any such controlled foreign corporation.

“CFC Holding Company” means any direct or indirect subsidiary, substantially all of the assets of which consist of Equity Interests and/or Indebtedness (including for this purpose any indebtedness or other instrument treated as equity for U.S. federal income tax purposes) of (a) one or more CFCs and/or (b) one or more CFC Holding Companies, and cash or Cash Equivalents related thereto.

“Change in Control” means:

(a)            the occurrence of a “change of control” or any comparable term, under, and as defined in, the documentation governing any Material Indebtedness (including, but not limited, to, any “Change of Control” or comparable term under the Senior Secured Notes Documents or the Term Facility Documents); or

(b)            the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint a majority of the directors of the Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change in Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.17.

“Claimant Assignee” has the meaning assigned to such term in Section 9.04.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans with the same terms and Maturity Date, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment with the same terms and Maturity Date, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date Participants” shall mean the Participants of the Revolving Facility as of the Effective Date (after giving effect to all transactions to be consummated on the Effective Date).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended (unless as otherwise indicated).

“Collateral” has the meaning assigned to such term or any similar term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or “Trust Property” as defined therein or any comparable term describing the assets and rights subject to such Mortgage.

“Collateral and Guarantee Requirement” means, at any time, and subject to the applicable limitations set forth in this Agreement or any other Loan Document, the requirement that:

(a)            the Administrative Agent shall have received from the Borrower and each of its Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of each of the Loan Guaranty and the Security Agreement, in each case, duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a joinder or supplement to (or agreements substantially similar to) each of the Loan Guaranty and the applicable Security Documents, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders)), duly executed and delivered on behalf of such Person, together with, in the case of any such Loan Documents executed and delivered after the Effective Date, but only to the extent reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders), documents of the type referred to in Section 4.01(c);

(b)            all outstanding Equity Interests of each Subsidiary (other than any Excluded Equity Interests) owned by any Loan Party shall have been pledged or otherwise made subject to a Lien pursuant to the Security Agreement or other applicable Security Document and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any) (other than any Excluded Equity Interests), together with undated share powers or other instruments of transfer with respect thereto endorsed in blank (to the extent customary and appropriate in the relevant jurisdiction);

(c)            (i) except with respect to intercompany Indebtedness, if any Indebtedness for borrowed money in a principal amount in excess of $15,000,000 (individually) is owing to any Loan Party and such Indebtedness is evidenced by a promissory note, the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of a Loan Party (or Person required to become a Loan Party) that is owing to any non-Subsidiary Guarantor shall be evidenced by the Intercompany Subordinated Note, and, subject to the time periods set forth in Schedule 5.14, the Administrative Agent shall have received such Intercompany Subordinated Note duly executed by the parties thereto, together with undated instruments of transfer with respect thereto endorsed in blank (it being understood that any Subsidiary not a signatory to the Intercompany Subordinated Note on the Effective Date may execute a joinder to the Intercompany Subordinated Note at any time after the Effective Date by providing written notice to the Administrative Agent and delivering such joinder to the Administrative Agent in order to become a party thereto, together with an undated instrument of transfer with respect thereto endorsed in blank);

(d)            other than to the extent constituting an Excluded Asset, all certificates, agreements, documents and instruments, including Uniform Commercial Code (or similar) financing statements and Intellectual Property security agreements, required to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording, subject to exceptions and limitations otherwise set forth in this Agreement and the other Loan Documents;

(e)            the Administrative Agent shall have received, to the extent customary and appropriate (as determined by the Administrative Agent in its reasonable discretion (acting at the Direction of the Required Lenders)) in the applicable jurisdiction:

(i)            counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property;

(ii)            the Flood Documentation;

(iii)            a fully paid policy or policies of title insurance (or an unconditional commitment to issue such policy or policies) in an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by the Borrower issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request to the extent available in the relevant jurisdiction at commercially reasonable rates;

(iv)            such legal opinions of local counsel in the jurisdiction in which a Mortgage is granted as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(v)            a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer); and

(f)            all actions required to perfect by Control (as defined in the Uniform Commercial Code) with respect to Material Deposit Accounts pursuant to Section 5.17, shall be completed.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(v)            Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents;

(w)            no Loan Party shall be required to perfect the security interests in any property (other than Real Property) purported to be created by the Security Documents other than by:

(i)            filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s);

(ii)            intellectual property security agreement filings with United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to U.S. registered and applied for Intellectual Property;

(iii)            in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents (each as defined in the Uniform Commercial Code), in each case, to the extent included in the Collateral and required by the Security Agreement or any other applicable Security Document and not constituting Excluded Assets, delivery to the Administrative Agent, together with undated share powers or other instruments of transfer with respect thereto endorsed in blank, to be held in its possession in the United States;

(iv)            in the case of Collateral that constitutes Commercial Tort Claims (as defined in the Uniform Commercial Code) taking the actions specified by Section 4.04 of the Security Agreement;

(x)            no Loan Party shall be required to (and it shall not be a breach of this Agreement or any other Loan Document to fail to) (1) complete any filings or other action with respect to the perfection of any Liens required to be granted pursuant to the terms of the Collateral and Guarantee Requirement in any jurisdiction outside of the United States, (2) deliver Certificated Securities, if any, representing or evidencing the Equity Interests of, if constituting an Excluded Asset or Excluded Subsidiary, an Immaterial Subsidiary or any Minority Investment, (3) take any action to comply with the Federal Assignment of Claims Act or any similar statute; or (4) apply for any Intellectual Property or escrow any source code or other embodiments of Intellectual Property;

(y)            in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered;

(z)            no Loan Party shall be required to (and it shall not be a breach of this Agreement or any other Loan Document to fail to) (1) deliver control agreements or (2) otherwise deliver perfection by “control” (within the meaning of the UCC (or any equivalent thereof) (including with respect to deposit accounts, securities accounts and commodities accounts); in each case other than as contemplated by Section 5.17;

(aa) no Person shall be required to take any action with respect to any assets located outside of the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof); and

(bb) in no event shall the Collateral include any Excluded Assets and no Loan Party shall be deemed to have granted a security interest in any of such Loan Party’s rights or interests in any Excluded Assets.

Notwithstanding anything herein or in any other Loan Document to the contrary, the Loan Parties shall not be required to take any action intended to cause Excluded Assets to constitute Collateral (but without limitation of any of the requirements set forth in the definition of Excluded Subsidiary). The Administrative Agent (acting at the Direction of the Required Lenders) may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents, and each Lender hereby consents to any such extensions of time.

“Commitment” means, with respect to any Lender, its Revolving Commitment.

“Commitment Fee Rate” means 0.75% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Financial Officer substantially in the form attached as Exhibit J, required to be delivered pursuant to Section 5.01(e).

“Concentration Account” has the meaning assigned to such term in Section 5.17(e).

“Confirmation Order” means that certain order confirming the Confirmed Chapter 11 Plan pursuant to Section 1129 of the Bankruptcy Code entered by the Bankruptcy Court on July 20, 2026, which shall (x) not have been amended, modified, vacated, stayed or reversed without the consent of the Closing Date Participants and Lenders, in each case, solely to the extent that such order and any amendment, modification, vacation, stay or reversal affects the rights, remedies, fees, or treatment of the Closing Date Participants and Lenders and (y) provide that all fees payable in connection with the Loan Documents and the fees and expenses of counsel be allowed as administrative expense claims of the Debtors’ (as defined in the Confirmed Chapter 11 Plan) estate under sections 503(b) and 507 of the Bankruptcy Code.

“Confirmed Chapter 11 Plan” means that certain Plan of Reorganization for, inter alios, the Borrower and certain of its Subsidiaries, including any exhibits, supplements, appendices and schedules thereto, dated June 2, 2026, as amended, supplemented or otherwise modified and as confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

“Consolidated Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto, which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, including the total principal portion of Capital Lease Obligations, but excluding:

(a)            expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed (i) from insurance or settlement proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with cash proceeds of dispositions that are reinvested in accordance with this Agreement and (iv) by the trade-in amount of existing equipment solely to the extent that the gross amount of the purchase price of equipment acquired substantially contemporaneously therewith is reduced by such trade-in amount,

(b)            expenditures that are accounted for as capital expenditures by the Borrower or any of its Subsidiaries and that actually are paid for by a Person other than the Borrower or any of its Subsidiaries to the extent neither the Borrower nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(c)            any expenditures which are contractually required to be, and are, advanced or reimbursed to the Borrower or any of its Subsidiaries in Cash by a third party (including landlords) during such period of calculation,

(d)            expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions or pursuant to other Investments permitted hereunder, and

(e)            expenditures financed with the proceeds of an issuance of Equity Interests, or a capital contribution to the Borrower.

“Consolidated EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication):

(a)	operating income as reported in the Borrower’s consolidated financial statements; plus

(b)            without duplication and to the extent already deducted (and not added back) in calculating such operating income, the sum of the following amounts for such period:

(i)	depreciation;

(ii)	amortization;

(iii)            stock compensation (including any distribution made to, or share repurchase from, a shareholder, including any payments made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and any distribution incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower (or any parent company thereof) and/or any Subsidiary);

(iv)	interest expense;

(v)            Taxes (including any provision for taxes, including income, capital, profit, revenue, state, foreign, provincial, franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, pursuant to any Tax sharing arrangement or as a result of any Tax distribution and in respect of repatriated funds)) of such Person paid or accrued during such period, and (without duplication) any payments to a parent company for such amounts (including any payments made pursuant to Section 6.07(i));

(vi)            any restructuring, nonrecurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that, the aggregate amount included in Consolidated EBITDA in reliance on this clause (vi) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clauses (ix), (xvi) and (xvii) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (vi) and clauses (ix), (xvi) and (xvii) of this definition but after giving effect to all other permitted addbacks and adjustments);

(vii)          any nonrecurring expenses or charges related to any equity offering, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful) (including such expenses or charges reimbursed or actually paid by a Person that is not the Borrower or one of its subsidiaries or covered by indemnification or reimbursement provisions), including such fees, expenses or charges related to (A) the Transactions, (B) such fees, expense or charges relate to the incurrence of the Revolving Loans and any other credit facilities or the offering of debt securities and (C) any amendment or other modification of this Agreement and any other credit facilities or the offering of debt securities;

(viii)         any charge, loss, lost profit, expense or write-off that is actually reimbursed or reimbursable (and reasonably expected to be reimbursed within the next four fiscal quarters) by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance;

(ix)           any fee (including third-party consultant fees and other similar fees), loss, charge, expense, cost, accrual or reserve of any kind relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs); provided that, the aggregate amount included in Consolidated EBITDA in reliance on this clause (ix) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clause (vi) above and clauses (xvi) and (xvii) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (ix) and clauses (vi), (xvi) and (xvii) of this definition but after giving effect to all other permitted addbacks and adjustments);

(x)            any fee, expense, premium, closing payment and similar transaction cost (including original issue discount or upfront fees) incurred or paid in connection with the incurrence, modification, refinancing or repayment of Indebtedness, in each case, regardless of whether or not successfully consummated;

(xi)            expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof (which are finite in duration) and purchase price adjustments, in each case paid or payable in connection with Investments, acquisitions or capital expenditures;

(xii)           any expenses, charges, write-downs, expenses, losses or items reducing operating income related to any impairment charge, asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities) or the impact of purchase accounting or other items classified by such Person as special items;

(xiii)          any noncash charges, write-downs, expenses or losses (including any noncash losses relating to mark-to-market or fair value accounting) provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may determine not to add back such non-cash charge in the current period or (B) to the extent the Borrower decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent;

(xiv)         the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes;

(xv)          any cost, charge, fee or expense incurred as a result of, in connection with or pursuant to any pension plan, any post-employment benefit trust, any post-employment benefit scheme, deferred compensation arrangement or any similar equity plan or agreement and (without duplication) any payments to a parent company for such amounts;

(xvi)         any costs or expenses incurred relating to environmental remediation litigation or other disputes in respect of events and exposures; provided that, the aggregate amount included in Consolidated EBITDA in reliance on this clause (xvi) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clauses (vi) and (ix) above and clause (xvii) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (xvi) and clauses (vi) (ix), (xvi) and (xvii) of this definition but after giving effect to all other permitted addbacks and adjustments); and

(xvii)        project startup costs and other costs and expenses related to new office openings costs and the consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful); provided that, the aggregate amount included in Consolidated EBITDA in reliance on this clause (xvii) in any Test Period, when taken together with the amount included in Consolidated EBITDA in any such Test Period in reliance on clauses (vi), (ix) and (xvi) above, shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (xvii) and clauses (vi) (ix) and (xvi) of this definition but after giving effect to all other permitted addbacks and adjustments); plus

(c)            the operating income of any non-wholly owned Person up to the amount of cash or Cash Equivalents actually distributed by such Person to a Borrower or a Subsidiary; plus

(d)            any proceeds from any business interruption insurance or similar insurance proceeds actually received by a Borrower or any Subsidiary during the relevant period or reasonably expected to be received in a subsequent period and within one year of the underlying loss; provided that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period.

For the avoidance of doubt, (x) Consolidated EBITDA shall be calculated to include the Consolidated EBITDA for the Borrower and its Subsidiaries on a consolidated basis (i.e., the sum of Consolidated EBITDA of each Borrower and its Subsidiaries) and (y) it is understood and agreed that the Borrower may elect not to apply any addback(s) set forth in any clause or subclause set forth in the definition of Consolidated EBITDA.

For purposes of calculating Consolidated EBITDA in connection with any Limited Condition Transaction, the Consolidated EBITDA of such Person and its subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.11; provided that

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(II)            there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the option of the Borrower, only when and to the extent such operations are actually disposed of) to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person, property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated Net Debt” means, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of all third party funded Indebtedness of the types set forth in clauses (a), (b), (e) and (g) (but, in the case of clause (g), only to the extent of unreimbursed drawings under any letter of credit that are outstanding for more than one Business Day (to the extent not cash collateralized), and excluding surety bonds, performance bonds or other similar instruments) of the definition of “Indebtedness” of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP on such date less (b) the Unrestricted Cash of the Borrower and its Subsidiaries on such date; provided that, such Unrestricted Cash deducted pursuant to the foregoing clause (b) shall not exceed $500,000,000. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness for borrowed money shall be counted only once in the Consolidated Net Debt, and the guarantees of, or obligations in respect of letters of credit or bank guarantees relating to, such Indebtedness shall be disregarded.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the most recently ended Test Period on or prior to such date of determination.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case of the Borrower and the Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Secured Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means any Deposit Account or Securities Account that is subject to an Account Control Agreement.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“Cornerstone Notice” has the meaning assigned to such term in Section 9.21(a).

“Corrective Extension Agreement” has the meaning assigned to such term in Section 9.21(a).

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.20.

“Credit Card Issuer” means any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Apple Pay, Google Pay, PayPal, and other issuers approved by the Administrative Agent, acting at the Direction of the Required Lenders (such approval not to be unreasonably withheld).

“Credit Card Notifications” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to credit card agreements with any Loan Party, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due from Credit Card Processors to (i) a Concentration Account, or (ii) any other Material Deposit Account, in each case in the United States and subject to an Account Control Agreement.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivable” has the meaning assigned to such term in the definition of “Eligible Credit Card Receivables”.

“Credit Extension” means (i) the making of any Borrowing, Overadvance or Protective Advance (other than any Letter of Credit Reimbursement Loan or any Revolving Loan resulting from the application of Section 2.06(b)) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the stated amount of the relevant Letter of Credit).

“CTLR Financial Covenant Compliance Period” means any period (a) commencing on any date on which Excess Availability is less than the greater of (x) 12.5% of the Line Cap and (y) $60,000,000 and (b) continuing until the end of twenty (20) consecutive calendar days during which Excess Availability is, at all times during such period, equal to or greater than the greater of (x) 12.5% of the Line Cap and (y) $60,000,000.

“Cure Expiration Date” has the meaning assigned to such term in Section 7.02(a).

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent among a Loan Party, a customs broker, freight forwarder, consolidator or carrier, and the Administrative Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent (acting at the Direction of the Required Lenders).

“Customary Escrow Provisions” means customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Customary Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, which agreement shall provide that (x) the Liens on the ABL Priority Collateral securing such Indebtedness shall rank junior in priority to the Liens on the ABL Priority Collateral (including in right of proceeds of the Collateral) securing the Secured Obligations.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means at any time, subject to Section 2.19(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Revolving Loan, to fund its participation in any Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), (ii) any Lender that has notified the Administrative Agent, the Issuing Banks or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent, the Issuing Banks or the Borrower, failed to confirm in writing to the Administrative Agent, the Issuing Banks and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s, the Issuing Banks and the Borrower’s receipt of such written confirmation), (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided that, in each case neither the reallocation of funding obligations provided for in Section 2.19(a) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender) or (v) any Lender that has become, or a Parent Company of which has become, the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks and the Lenders of the applicable Class.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

“Designated Cash Interest Expense” means, for any period, the interest expense of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, less, to the extent included in interest expense, the amortization during such period of debt issuance and deferred financing costs, commissions and fees. Designated Cash Interest Expense shall be determined on a Pro Forma Basis to give effect to any Subject Transaction in accordance with Section 1.10.

“DIP LC Facility” means that certain Debtor-In-Possession Letter of Credit Facility Agreement, dated as of April 17, 2026, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders, which may be in the form of an email or other form of written communication. For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders (or to the Administrative Agent (acting at the Direction of the Required Lenders)), such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. Notwithstanding anything to the contrary herein, the Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any written direction or instruction from the Required Lenders that is purported to be a Direction of the Required Lenders, and the Administrative Agent shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries, all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning assigned to such term in Section 6.06. The terms “Disposal,” “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event, mature or are mandatorily redeemable (other than solely for Equity Interests of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Equity Interests, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the Latest Maturity Date; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries or Parent Entities in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any Parent Entity or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Borrower (or the compensation committee thereof) shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent on or prior to the Effective Date as being “Disqualified Lenders,” (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Administrative Agent after the Effective Date and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower from time to time or (ii) clearly identifiable as such solely on the basis of the similarity of such Affiliate’s name to an entity identified on the list of Disqualified Lenders; provided that no supplement to the list of Disqualified Lenders described in clause (b) shall apply retroactively to disqualify any Person that shall have previously acquired an assignment, participation or other interest in any Revolving Loan or Commitment that was effective or the trade date for which occurred prior to the effective date of such supplement or to prevent the elevation of any Participant to a Lender to the extent such Participant held a Participation that was effective prior to the effective date of such supplementation; provided, further, that any supplement (or other modification) to the list of Disqualified Lenders shall only become effective three Business Days after such Person is identified in writing to the Administrative Agent and such supplement (or other modification) has been posted by the Administrative Agent on the Platform.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Double-Dip Provision” has the meaning assigned to such term in Section 6.01.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Revolving Loans are (or are deemed to be) funded.

“Elected Amount” has the meaning assigned to such term in Section 1.11(i).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), (ii) a Defaulting Lender, (iii) any Disqualified Lender, unless the Borrower has affirmatively consented to an assignment to such Person, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment, and (iv) any Loan Party or their Affiliates (other than any Affiliate of the Borrower (or any co-investor or related fund thereof) that is an Affiliate solely by way of Equity Interests of the Borrower acquired in connection with the Confirmed Chapter 11 Plan).

“Eligible Credit Card Receivables” means an Account arising in the ordinary course of business of any Loan Party due from Credit Card Issuers and Credit Card Processors, net of prevailing interchange charges, interest, fees and late charges, which constitutes a “payment intangible” as defined in the UCC (or any similar property under the laws of any relevant jurisdiction) (“Credit Card Receivables”), except that no Account shall be an Eligible Credit Card Receivable if:

(a)            it has been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent (acting at the Direction of the Required Lenders);

(b)            the applicable Loan Party does not have good and valid title, free and clear of any Lien (other than Permitted Liens);

(c)            the Account Debtor is (x) the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to the Administrative Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (y) any Governmental Authority other than the foregoing;

(d)            it is disputed, or a claim, counterclaim, offset or chargeback has been asserted, by the related Credit Card Issuer or Credit Card Processor (but only to the extent of such dispute, recourse, claim, counterclaim, offset or chargeback);

(e)            the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require the applicable Loan Party to repurchase the Accounts or payment intangibles from such Credit Card Issuer or Credit Card Processor;

(f)            it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien;

(g)            the related Credit Card Issuer or Credit Card Processor has commenced a voluntary case or proceeding under any Debtor Relief Law, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the related Credit Card Issuer or Credit Card Processor in an involuntary case or proceeding under any Debtor Relief Law, or any other petition or other application for relief under Debtor Relief Law, has been filed against the related Credit Card Issuer or Credit Card Processor, or the related Credit Card Issuer or Credit Card Processor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(h)            the related Credit Card Issuer or Credit Card Processor is an Embargoed Person;

(i)            it is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(j)            it is denominated or required to be paid in any currency other than Dollars or any other currency as may be approved by the Administrative Agent (acting at the Direction of the Required Lenders);

(k)            it does not conform to all representations, warranties or other provisions in the Loan Document relating to Accounts;

(l)            is acquired with respect to a Permitted Acquisition (other than any assets acquired in the ordinary course of business) that is materially different in type from reflected in the most recent field exam prepared by an Approved Appraiser delivered to the Administrative Agent in form , scope and substance reasonably satisfactory to the Required Lenders;

(m)            it constitutes, or arises from or relates to, any private label credit card receivable or private label credit card program; or

(n)            which the Administrative Agent (acting at the Direction of the Required Lenders) determines to be uncertain of collection.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Loan Party to reduce the amount of such Eligible Credit Card Receivable.

“Eligible Inventory” means Inventory of any Loan Party (other than packaging, advertising, and shipping materials and supplies, labels, bags, raw materials, work in process, “showroom” inventory, samples, literature and other similar non-merchandise categories), except no Inventory shall be Eligible Inventory if:

(a)            it constitutes finished goods which do not meet in any material respect the specifications of the purchase order or contract for such Inventory, if any;

(b)            it is situated at a location with a total value of Eligible Inventory (without regard to this criterion) less than $100,000;

(c)            it is not in good, new and saleable condition, or consists of “seconds” or “scrap”;

(d)            it is slow-moving, obsolete or unmerchantable, is associated with a discontinued or divested business line, is perishable and has expired, or is to be returned to the vendor and/or designated as “RTV”; provided, that slow-moving Inventory shall only be excluded pursuant to this criterion (d) to the extent it is not included in the most recent field examination and/or appraisal;

(e)            it does not meet in any material respect all standards imposed by any Governmental Authority;

(f)            it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement;

(g)            it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien;

(h)            it is located at a distribution center or warehouse that is neither (x) owned by a Loan Party nor (y) leased by a Loan Party within the United States where the Administrative Agent has received an appropriate lien waiver or taken a Reserve (if the Administrative Agent elects to do so at the direction of the Required Lenders) in each case pursuant to Section 5.13;

(i)            it is not solely owned by a Loan Party that has good and valid title thereto, segregated and distinct from assets owned by any Person that is not a Loan Party;

(j)            it is leased by or is on consignment to a Loan Party, or it is consigned by a Loan Party to a Person which is not a Loan Party;

(k)            it consists of custom items or parts;

(l)            it consists of “drop-ship” products;

(m)            it has been sold but not yet delivered, or as to which a Loan Party has accepted a deposit, or consists of goods held on a guaranteed sale, sale-or-return, sale-on-approval, bill-and-hold, or any other repurchase or return basis;

(n)	it (x) contains or bears any intellectual property rights of a third party for which a license would be required to sell or otherwise dispose of such Inventory but has not been obtained, (y) contains or bears any intellectual property rights licensed to such Loan Party, unless the Administrative Agent (acting at the Direction of the Required Lenders, each in their respective Permitted Discretion) determines, that it may sell or otherwise dispose of such Inventory without (i) infringing the intellectual property rights of such licensor or third party, (ii) violating any contract between the Loan Party and with such licensor or third party, or (iii) incurring any liability with respect to payment of royalties, other than, with respect to intellectual property rights licensed to such Loan Party, royalties incurred pursuant to sale of such Inventory under an applicable licensing agreement, or (z) is subject to any licensing, patent, royalty, trademark, tradename or copyright agreement with any third party (i) for which such agreement is required to sell or otherwise dispose of such Inventory and from which third party, a Loan Party or any of its Subsidiaries has received a non-rescinded written notice of termination in respect of any such agreement, or with respect to which such Loan Party is in litigation in respect of such Inventory and such litigation relates to (and seeks to materially impair) the use of such license by a Loan Party, to the extent that the Administrative Agent (acting at the Direction of the Required Lenders, each in their respective Permitted Discretion) reasonably determines, that such termination or litigation would be reasonably likely to materially impair the Administrative Agent’s ability to sell or otherwise dispose of such Inventory or (ii) with respect to which a court of competent jurisdiction has issued an injunction enjoining the Administrative Agent from selling or otherwise disposing of such Inventory; provided, that, this clause (n) shall not apply to any Inventory acquired by the Loan Parties pursuant to the form purchase order in use at the Effective Date (or any successor form that is either (I) without modification that materially impairs Administrative Agent’s ability to sell or otherwise dispose of such Inventory (relative to such ability with respect to such form in use at the Effective Date) or (II) reasonably approved by, the Administrative Agent (at the Direction of the Required Lenders) from time to time (such consent not to be unreasonably withheld or delayed));

(o)            it is not insured in compliance with the provisions of Section 5.03 hereof;

(p)            it constitutes equipment or Inventory held for rental;

(q)            it has been purchased by a Loan Party from a Person that is an Embargoed Person;

(r)            it has not been included in the most recent appraisal prepared by an Approved Appraiser delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Required Lenders;

(s)            it is in transit (other than Eligible In-Transit Inventory); or

(t)            the Administrative Agent (acting at the Direction of the Required Lenders in their respective Permitted Discretion) determines it is not Eligible Inventory.

“Eligible Installment Account Receivables” means Installment Account Receivables arising from the sale of goods or performance of services in the ordinary course of business of any Loan Party except that no Account shall be an Eligible Installment Account Receivable if:

(a)            it has payment terms of more than 150 days from the original purchase date;

(b)            [reserved];

(c)            the applicable Loan Party does not have good and valid title, free and clear of any Lien (other than Permitted Liens);

(d)            the Account Debtor is (x) the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to the Administrative Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (y) any Governmental Authority other than the foregoing;

(e)            it is disputed, or a claim, counterclaim, offset or chargeback has been asserted by the related Account Debtor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(f)            [reserved];

(g)            the aggregate unpaid Accounts of such Account Debtor exceed 5% of all Eligible Installment Account Receivables (but only to the extent of such excess) unless otherwise approved by the Administrative Agent in its Permitted Discretion;

(h)            the Account Debtor is a Loan Party or an Affiliate of a Loan Party or any employee, officer, director, agent or stockholder thereof;

(i)            it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien;

(j)            the Account Debtor has commenced a voluntary case or proceeding under any Debtor Relief Law, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case or proceeding under any Debtor Relief Law, or any other petition or other application for relief under Debtor Relief Law has been filed against the Account Debtor, or the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(k)            it is denominated or required to be paid in any currency other than Dollars;

(l)            it arises from a sale on a bill-and-hold, guaranteed sale, sale-on-approval, consignment or any other similar repurchase or return basis, other than, in the case of a consignment, if such Installment Account Receivables is owing a Loan Party and neither such Installment Account Receivables nor the proceeds thereof are encumbered by any valid, perfected first-priority Lien in favor of, or required to be held on behalf of or for the benefit of the consignor;

(m)            it is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(n)            the Account Debtor is located in any jurisdiction which requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or take any other action, unless the applicable Loan Party has so qualified, filed such reports or taken such action (and, in each case, remains qualified, in good standing and in compliance);

(o)            the Account Debtor is an Embargoed Person;

(p)            it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement;

(q)            it has not been included in the most recent field exam prepared by an Approved Appraiser which has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Required Lenders;

(r)            it is owed from an Account Debtor from whom any check or other form of payment has returned uncollected for any reason; or

(s)            which the Administrative Agent (acting at the Direction of the Required Lenders) determines to be uncertain of collection.

Without duplication of any dilution reserve or eligibility criteria, in determining the amount of an Eligible Installment Account of a Loan Party, the face amount of an Account may, be reduced by the Administrative Agent as directed by the Required Lenders in their respective Permitted Discretion, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)            (i) that has been shipped from a location outside of the United States for receipt by a Loan Party inside the United States, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory or (ii) which has been received at a distribution center of a Loan Party in the United States from the applicable carrier but which has not been entered into such Loan Party’s inventory stock ledger (i.e., “on the dock” or “on the yard”);

(b)            for which the purchase order is in the name of a Loan Party and title to such Inventory and risk of loss has passed to such Loan Party;

(c)            which either (i) (A) has been shipped from a location outside of the United States, with respect to which an Acceptable Document of Title has been issued, or (B) as to which the Administrative Agent has control (as defined in the UCC (or any equivalent thereof)) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Administrative Agent, by the delivery of a Customs Broker/Carrier Agreement) or (ii) to the extent the steps required in (i) have not been taken, the Administrative Agent has imposed Reserves in respect thereof;

(d)            that is insured to the reasonable satisfaction of the Administrative Agent consistent with industry norms (including, without limitation, marine cargo insurance);

(e)            for which the common carrier is not an Affiliate of the applicable vendor or supplier;

(f)            the Foreign Vendor with respect to such Inventory is an Approved Foreign Vendor;

(g)            that has been included in the most recent appraisal prepared by an Approved Appraiser which has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Required Lenders; and

(h)            which otherwise would constitute Eligible Inventory;

provided that the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of Eligible In-Transit Inventory in the event the Administrative Agent determines as directed by the Required Lenders in their respective Permitted Discretion that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated to arise which may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory unless the Administrative Agent has imposed Reserves in respect thereof as directed by the Required Lenders in their respective Permitted Discretion;

Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by a Person by virtue of such Inventory’s being in transit between such Person’s locations within the same legal jurisdiction or in storage trailers at such Person’s locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions thereof.

“Eligible Participant” means any bank or any other Person, other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), (ii) a Defaulting Lender, (iii) any Disqualified Lender, unless the Borrower has affirmatively consented to an assignment to such Person, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment, and (iv) any Loan Party or their Affiliates (other than any Affiliate of the Borrower (or any co-investor or related fund thereof) that is an Affiliate solely by way of Equity Interests of the Borrower acquired in connection with the Confirmed Chapter 11 Plan).

“Embargoed Person” means (a) any country, region or territory that is itself the subject or target of any comprehensive Sanctions imposed, administered or enforced from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom (each, a “Sanctioned Country”) (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, the non-government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran and North Korea) or (b) any Person that (i) is listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (ii) resides, is organized or chartered, or operates in, a Sanctioned Country and (iii) is owned 50% or greater by any Person or Persons described in the preceding clauses (b)(i) and (b)(ii) or is owned or controlled by the government of a country, region or territory described in the preceding clause (a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to the Release or threatened Release of Hazardous Material or to the extent relating to exposure to Hazardous Material, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Intercreditor Agreement” has the meaning given to the term “Term Debt Equal Priority Intercreditor Agreement” in the ABL Intercreditor Agreement.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Equityholding Vehicle” means any Parent Entity of the Borrower and any equityholder thereof through which former, current or future officers, directors, employees, managers or consultants of the Borrower or any of its Subsidiaries or Parent Entities hold capital stock of such Parent Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 305 of ERISA.

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 8.15.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Availability” means, at any time, an amount equal to (a) the Line Cap, minus (b) the Total Revolving Credit Exposure, in each case at such time; provided, that for the purpose of this calculation, the aggregate amount of cash and Cash Equivalents held in the Specified LC Collateral Account shall reduce the LC Exposure on a dollar-for-dollar basis.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (with respect to the definitions of “Change in Control” and “Permitted Holder” only, as in effect on the Effective Date).

“Excluded Accounts” means Deposit Accounts (a) established (or otherwise maintained) by the Loan Parties that do not have (x) a weekly average cash balance of more than $250,000 at any time, or (y) cash balances at any time exceeding $1,000,000 in the aggregate for all Deposit Accounts excluded pursuant to this clause (a), (b) that are Tax and Trust Funds Accounts, (c) used by the Loan Parties exclusively for disbursements and payments for payroll in the ordinary course of business, (d) that are zero balance accounts that sweep on at least a daily basis into a Material Deposit Account, (e) that are located outside of the United States, or (f) the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for any transaction permitted hereunder; provided that (1) no Qualified Cash Account and (2) no Deposit Account into which the proceeds of sales of Inventory or payments of Accounts are initially received, shall be an Excluded Account (it being agreed and understood that any inadvertent incidental receipts into Deposit Accounts shall not cause such Deposit Accounts to cease being Excluded Accounts).

“Excluded Assets” means:

(a)            (i) any fee-owned Real Property with a Fair Market Value of less than $1,000,000; provided that Fair Market Value of any such fee-owned Real Property shall be determined at the time of acquisition thereof or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent (acting at the Direction of the Required Lenders), of such improvement, provided that, each Lender (and Participants identified to the Administrative Agent by the Lenders) shall be deemed to have consented to or otherwise approved the matter to which such direction or instruction relates unless it shall have objected thereto by written notice or instruction (whether by email or other form) to the Administrative Agent within seven (7) Business Days of the receipt of written notice by the Lenders (and each such Participant identified to the Administrative Agent by the Lenders), (ii) any leasehold interests of a Loan Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in Real Property; and (iii) any fee-owned Real Property with improvements that are located in an area determined by the Federal Emergency Management Agency to have special floor hazards that would otherwise become subject to a Lien pursuant to Section 5.11(c) hereof;

(b)            motor vehicles, aircraft, aircraft engines and other assets subject to certificates of title or ownership to the extent a security interest therein cannot be perfected by a filing of a UCC (or similar) financing statement;

(c)            any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations (i) is prohibited by any Requirements of Law (including for the avoidance of doubt, pursuant to the Confirmation Order) (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or (ii) would result in the forfeiture of any Grantor’s (as defined in the Security Agreement) rights in the asset (including, but not limited to, any legally effective prohibition or restriction);

(d)            any Excluded Equity Interests;

(e)            any property to the extent that such grant of a security interest in or Lien on such property requires a consent not obtained of any Governmental Authority pursuant to any Requirements of Law and any Governmental Authority licenses or state or local Governmental Authority franchises, charters or authorizations, to the extent the grant of a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted by such license, franchise, charter or authorization (other than to the extent that any such requirement, prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law);

(f)            any contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document to which any Loan Party is a party or any asset, right or property of a Grantor (as defined in the Security Agreement) that is subject to a purchase money security interest, Financing Lease Obligation, similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document (which shall include any property that is subject to a Lien permitted pursuant to the following clauses of Section 6.02: (a), (c), (e) (but only in the case of clauses (a), (c) and (j) of Section 6.02) and (j)) (and accessions and additions to such assets, rights or property, replacements and products thereof and customary security deposits, related contract rights and payment intangibles) and any of its rights or interests thereunder, in each case only to the extent and for so long as the grant of such security interest or Lien in such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or such asset, right or property is prohibited by or constitutes or results or would constitute or result in the invalidation, violation, breach, default, forfeiture or unenforceability of any right, title or interest of such Grantor (as defined in the Security Agreement) under such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or purchase money, capital lease or similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or creates or would create a right of termination in favor of any other party thereto (other than the Borrower or any Wholly Owned Subsidiary of the Borrower), or requires consent not obtained of any third party (it being understood and agreed that no Loan Party or Subsidiary shall be required to seek any such consent), after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and Requirements of Law, other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or any similar Requirements of Law notwithstanding such prohibition;

(g)            those assets as to which the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) shall reasonably determine in writing that the costs or other consequences (including tax consequences) of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby;

(h)            any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate or otherwise impair such trademark application or any registration issuing therefrom;

(i)            assets to the extent a grant or perfection of a security interest in such assets to would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent (at the Direction of the Required Lenders); provided that, if the Administrative Agent (acting at the Direction of the Required Lenders) shall not have objected in writing to Borrower’s determination within five (5) Business Days’ of delivery of written notice thereof, to the Administrative Agent and the Lenders, then the Borrower’s determination shall be deemed to be the determination of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders);

(j)            any assets of any Foreign Subsidiary, CFC or CFC Holdings Company (including any assets or Equity Interests in Subsidiaries of any CFC or CFC Holdings Company, but, for the avoidance of doubt, not the Equity Interests issued by any CFC or CFC Holdings Company that are directly held by a Loan Party); and

(k)            any Equity Interest held by and any asset of any (A) Person other than a Wholly Owned Subsidiary of the Borrower or (B) Immaterial Subsidiary;

(l)            any collateral securing Indebtedness pursuant to a Lien Incurred under Section 6.02(q) and Section 6.02(qq); and

(m)            any asset excluded pursuant to the definition of “Collateral and Guarantee Requirement”,

provided, however, that Excluded Assets will not include to the maximum extent permitted by Requirements of Law, any Proceeds (as defined in the UCC (or any equivalent thereof)), dividends, distributions, economic value, economic interest, contractual rights, voting or management rights, general intangibles, substitutions or replacements of any Collateral or any Excluded Assets (unless such items would otherwise constitute Excluded Assets expressly referred to above).

“Excluded Equity Interests” means:

(a)            any Equity Interest as to which the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) reasonably determine in writing that the costs or other consequences (including tax consequences) of pledging such Equity Interests are excessive in relation to the value of the security interest to be afforded thereby;

(b)            any Margin Stock;

(c)            Equity Interests of any Person, other than any Wholly Owned Subsidiary of the Borrower, to the extent, and for so long as, the pledge of such Equity Interests is prohibited by the terms of any Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person, or creates an enforceable right of termination with respect to the foregoing in favor of any other party thereto (other than the Borrower or any Wholly Owned Subsidiary of the Borrower), in each case not created in contemplation of such Person becoming a non-Wholly Owned Subsidiary;

(d)            the Equity Interests of any Special Purpose Subsidiary;

(e)            any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent (at the Direction of the Required Lenders); provided that, if the Administrative Agent (acting at the Direction of the Required Lenders) shall not have objected in writing to the Borrower’s determination within five (5) Business Days’ of delivery of written notice thereof to the Administrative Agent and the Lenders, then the Borrower’s determination shall be deemed to be the determination of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders);

(f)            any Equity Interests to the extent, and for so long as, the pledge thereof would be prohibited by any Requirements of Law (including pursuant to the Confirmation Order or financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations or any requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained) (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law); and

(g)            any issued and outstanding Equity Interests of a Subsidiary that is a Foreign Subsidiary, a CFC or a CFC Holding Company (other than any Equity Interests issued by any such Subsidiary that is directly held by a Loan Party).

“Excluded Subsidiary” means:

(a)            any Subsidiary that is a Foreign Subsidiary, CFC or CFC Holding Company;

(b)            any Subsidiary that is prohibited by (x) Requirements of Law (including pursuant to the Confirmation Order or financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (y) Contractual Obligation from guaranteeing the Secured Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Effective Date or, with respect to any Subsidiary acquired by the Borrower or a Subsidiary after the Effective Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired;

(c)            any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower;

(d)            any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Secured Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries excluded by this clause (d) exceeds 5% of the consolidated revenues of the Borrower and its Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (d), for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (d) exceeds 5% of the aggregate amount of Consolidated Total Assets of the Borrower and its Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (d), as at the end of the Test Period most recently ended on or prior to the date of determination);

(e)            any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower (confirmed in writing by notice to the Borrower), the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom;

(f)            any other Subsidiary excused from becoming a Loan Party pursuant to the definition of “Collateral and Guarantee Requirement”;

(g)            [reserved];

(h)            any Subsidiary to the extent that the guarantee of the Secured Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders); provided that, if the Administrative Agent (acting at the Direction of the Required Lenders) shall not have objected in writing to Borrower’s determination within five (5) Business Days’ of delivery of written notice thereof to the Administrative Agent and the Lenders, then the Borrower’s determination shall be deemed to be the determination of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders);

(i)            any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent (acting at the Direction of the Required Lenders);

(j)            any Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Borrower or any other Loan Party); and

(k)            any Special Purpose Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 3.21 of the Loan Guarantee and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Loan Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to a Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any such Taxes, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits Tax imposed under Section 884(a) of the Code, or any similar Tax, in each case, imposed by any jurisdiction described in clause (a) above; (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.14(e); (d) in the case of a Lender, any U.S. federal withholding Tax imposed pursuant to a Requirement of Law in effect at the time a Lender acquires an interest in a Revolving Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b) or Section 9.02(c)) or designates a new lending office, except to the extent that such Lender was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.14(a); and (e) any Tax imposed pursuant to FATCA.

“Existing Letter of Credit” means each letter of credit previously issued under the DIP LC Facility (or any other credit facility) that (a) will remain outstanding on and after the Effective Date and (b) is listed on Schedule 2.17(a).

“Existing LMT Debt” has the meaning assigned to such term in the definition of the term “Liability Management Transaction.”

“Extension Option” has the meaning assigned to such term in Section 2.18(a)(i).

“Extension Amendment” has the meaning assigned to such term in Section 2.18(b)(iv).

“Extended Revolving Loan Commitment” has the meaning assigned to such term in Section 2.18(b)(i).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.18(b)(i).

“Extending Revolving Lender” has the meaning assigned to such term in Section 2.18(b)(i).

“Extension” has the meaning assigned to such term in Section 2.18(b)(i).

“Extension Offer” has the meaning assigned to such term in Section 2.18(b)(i).

“Extension Request” means an extension request substantially in the form of Exhibit B.

“Fair Market Value” means, with respect to any asset or property or group of assets or property on any date of determination, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations issued thereunder or published administrative guidance issued pursuant thereto, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing, and any laws, fiscal or regulatory legislation, rules, guidance notes, or official administrative practices adopted pursuant to any such intergovernmental agreement and implementing such Sections of the Code.

“Federal District Court” has the meaning assigned to such term in Section 9.09(b)(i).

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“Fee Letters” means (i) those certain Fee Letters, dated as of May 19, 2026, by and among, the Borrower and the other parties party thereto, as amended from time to time, and (ii) that certain Administrative Agent Fee Letter, dated as of May 19, 2026, by and among, the Borrower and GLAS USA LLC as Administrative Agent, as amended from time to time, as applicable (the “Agency Fee Letter”).

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that is in full force and effect and has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration, or rehearing has expired and as to which no appeal, petition for certiorari, motion for leave to appeal, or other proceedings for a new trial, reargument, reconsideration, or rehearing has been timely taken, or as to which any appeal that has been timely taken or any petition for certiorari or motion for leave to appeal that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be or was sought or the new trial, re-argument, reconsideration, leave to appeal, or rehearing was denied, resulted in no stay pending appeal or modification of such order, or was otherwise dismissed with prejudice; provided that the possibility that a motion under rule 59 or 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules or applicable non-bankruptcy Law may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Borrower.

“Financing Lease Obligation” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not straight-line or operating expenses) that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on the Effective Date, subject to Section 1.04(c).

“Financing Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party; (b) the borrowing (or deemed borrowing) of Revolving Loans; and (c) the use of the proceeds thereof.

“Financed Capital Expenditures” means, with respect to any Person and for any period, Consolidated Capital Expenditures made by such Person during such period that are financed with the proceeds of Indebtedness (other than Revolving Loans).

“Fixed Amounts” has the meaning assigned to such term in Section 1.11(g).

“Fixed Charge Coverage Ratio” means as of any date of determination, the ratio for the Test Period most recently ended of (a) Consolidated EBITDA for such Test Period minus Consolidated Capital Expenditures (other than Financed Capital Expenditures), minus the aggregate amount of Taxes paid or payable in Cash during such Test Period to (b) Fixed Charges for such Test Period, in each case of or by the Borrower and its Subsidiaries on a consolidated basis.

“Fixed Charges” means, with reference to any period, without duplication, the sum of:

(a)            Designated Cash Interest Expense for such period, plus

(b)            the aggregate amount of (i) scheduled principal payments in respect of Indebtedness for borrowed money of the Borrower and its Subsidiaries paid or payable in Cash during such period (other than payments made by any Borrower or any Subsidiary to the Borrower or any Subsidiary and excluding any earn-out obligation or purchase price adjustment, payments to reimburse any drawings under any letters of credit and any payments on Indebtedness required to be made on the final maturity date thereof), and (ii) solely for purposes of calculating compliance with the Payment Conditions in connection with the making of a Restricted Payment to be made in reliance on Section 6.07(t), the amount of such Restricted Payments.

For purposes of determining the amount of principal allocated to scheduled payments under Capital Leases under this definition, interest in respect of any Capital Lease of any Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.03 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable); (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee; (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto; and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretations thereunder or thereof.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Loan Party.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well; to purchase assets, goods, securities or services; to take or pay; or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof; (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum byproducts or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to or under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedge Bank” has the meaning assigned to such term in the definition of “Secured Parties”.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Hedge Product Amount” has the meaning assigned to such term in the definition of “Secured Hedging Obligations”.

“IEEPA” means the International Emergency Economic Powers Act, Title II of Pub. L. No. 95-223, 91 Stat. 1626, enacted October 28, 1977.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary (a) whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 2.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 2.5% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Immediate Family Members” means, with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Initial Shareholder” means Strategic Value Partners, LLC, Silver Point Finance, LLC, GoldenTree Asset Management LP and Oaktree Capital Management, L.P. and, in each case, each of their Affiliates, related funds or accounts and funds or accounts under common management.

“Installment Account Receivables” means Accounts owed by an Account Debtor pursuant to an installment payment plan or similar deferred payment arrangement such as “Flex Pay” and “Easy Pay” that (a) is offered by the Borrower or HSN I, LLC and is self-managed, (b) is provided to customers on a zero-interest basis, (c) consisting of no more than five deferred payment installments, and (d) with respect to which no Loan Party or any of their Subsidiaries is in violation of any Governmental Regulation, including without limitation the Federal Truth in Lending Act, the Federal Consumer Credit Protection Act, Regulation Z of the Federal Reserve Board, the Fair Credit Reporting Act, and other similar laws and regulations relating to consumer lending.

“In-Transit Inventory” means, as applicable, Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Loan Party (and not, for the avoidance of doubt, from any other Loan Party or Subsidiary or Affiliate thereof) from a location outside of the continental United States to a location of a Loan Party that is within the continental United States.

“Incur” means to create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(a)            amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b)            the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c)            the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.11(g).

“Indebtedness” of any Person means, without duplication:

(a)            all obligations of such Person for borrowed money;

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)            all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest; (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP; and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business);

(e)            all Financing Lease Obligations of such Person;

(f)            net obligations under any Hedge Agreements;

(g)            the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(h)            all obligations of such Person with respect to Disqualified Equity Interests;

(i)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(j)            all Guarantees by such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business; (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset; (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any other Acquisition permitted under the Loan Document; (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business; (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations); (vi) customary obligations under employment agreements and deferred compensation arrangements; (vii) post-closing purchase price adjustments, noncompete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled, in each case, to the extent contingent; and (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any Subsidiary solely by reason of “pushdown” accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Net Debt of such Person, and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. The amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (i) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Industrial Revenue Bond” means any industrial revenue bond, industrial development bond or similar financings or programs; provided that, to the extent the Borrower or its Subsidiaries enter into a Sale Leaseback with a Governmental Authority in connection with an Industrial Revenue Bond, the associated lease shall be deemed an operating lease notwithstanding anything to the contrary herein and any investment or other obligations of the Borrower or its Subsidiaries in connection therewith shall not be deemed to constitute Indebtedness thereunder.

“Information” has the meaning assigned to such term in Section 3.14(a).

“Intellectual Property” means all worldwide intellectual property and proprietary rights, including Patents, Copyrights, intellectual property licensed under Licenses, Trademarks, Trade Secrets, Domain Names and rights in Software (each such term as defined in the Security Agreement).

“Intercompany Subordinated Note” means a promissory note substantially in the form of Exhibit P.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and any Customary Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 substantially in the form of Exhibit R hereto or such other form as may be reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means, (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Term SOFR Borrowing and ending on the date that is one, three or six months thereafter as selected by the Borrower in its Notice of Borrowing (or, upon at least five Business Days’ written notice from the Borrower, if agreed to by each Lender participating therein, 12 months or any such other period may be agreed by each such Lender and the Administrative Agent) (in the case of each requested Interest Period, subject to availability); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the maturity date for the applicable Class of Revolving Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Financial Statements” means the most recent annual or quarterly financial statements of the Borrower that are internally available at the Borrower, in any such case, which financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal period in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

“Inventory” means “inventory” as such term is defined in the UCC.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, (i) intercompany advances between and among the Borrower and its Subsidiaries arising solely from their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business); or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing repayments of principal and payments of interest in respect of such Investment (to the extent any such aggregate payments to be deducted do not exceed the original principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof; (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer; (iii) any Investment in the form of a transfer of Equity Interests or other noncash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment; and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Business Acquisition shall be the Permitted Business Acquisition Consideration, minus the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends, or other distributions or similar payments in respect of such Investment (to the extent such amounts do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. For the avoidance of doubt, if the Borrower or any Subsidiary issues, sells or otherwise Disposes of any Equity Interest of a Person that is a Subsidiary in a transaction otherwise permitted by this Agreement such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by the Borrower or any Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (with a stable outlook or better) and BBB- (or the equivalent) (with a stable outlook or better) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least a 95% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“IRS” means the U.S. Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Document” shall mean, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of an Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means, as the context may require, (a) Barclays Bank PLC and (b) any other Lender that is appointed as an Issuing Bank and accepts such appointment in writing in accordance with Section 2.17(i)(ii) hereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate or branch of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch. Each issuer of any Existing Letter of Credit (that is not otherwise an Issuing Bank) shall be deemed to be an “Issuing Bank” hereunder solely with respect to such Existing Letter(s) of Credit and solely for so long as such Existing Letter(s) of Credit are outstanding and, for the avoidance of doubt, shall have no obligation to extend, renew or amend any Existing Letter(s) of Credit.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Junior Debt” means any third-party Indebtedness for borrowed money (other than the Loan Document Obligations and the Term Obligations) owing by any Loan Party (and any obligations in respect thereof) that is (x) subordinated expressly by its terms in right of payment to the Loan Document Obligations, (y) unsecured or (z) secured by a Lien on the Collateral that is expressly junior to the Liens on the Collateral securing the Revolving Loans (it being understood Indebtedness under the Term Loan Facility and the Senior Secured Notes shall not be deemed junior to the Liens on the Collateral solely due to having a junior lien on the ABL Priority Collateral).

“Latest Maturity Date” means, with respect to any Incurrence, extension or other obtaining of Indebtedness or any issuance of Equity Interests, in each case at any date of determination, the latest maturity or expiration date applicable to any Facility outstanding hereunder as determined on the date of any such Incurrence, issuance, extension or obtaining, including the latest maturity or expiration date of any Revolving Loan.

“LC Collateral Account” has the meaning assigned to such term in Section 2.17(j).

“LC Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements with respect to Letters of Credit that have not yet been reimbursed at such time. The LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“LCT Election” has the meaning assigned to such term in Section 1.10.

“LCT Test Date” has the meaning assigned to such term in Section 1.10.

“LC Ticking Fee” has the meaning assigned to such term in Section 2.17(k).

“Lender Insolvency Event” means that such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment under any Debtor Relief Laws.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Each Lender on the Effective Date is deemed to be a party to this Agreement on the Effective Date pursuant to the Confirmed Chapter 11 Plan and the terms and provisions of this Agreement.

“Lending Office” means, for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued or to be issued (or, in the case of an Existing Letter of Credit, deemed to be issued) by an Issuing Bank for the account of the Borrower or any Subsidiary pursuant to Section 2.17.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit as set forth in Section 2.09(b)(i).

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.17(e).

“Letter of Credit Request” means any request by the Borrower for a Letter of Credit in accordance with Section 2.17 and substantially in the form attached hereto as Exhibit C or such other form that is reasonably acceptable to the relevant Issuing Bank and the Borrower.

“Letter of Credit Sublimit” means $300,000,000.

“Liability Management Transaction” means:

(a)            any debt tender offer or exchange, refinancing, restructuring or any similar transaction (either in a single transaction or in a series of related transactions) (each such transaction, an “exchange”) (or any transaction designed to circumvent the restrictions or requirements set forth in Articles V, VI and IX or contemporaneously achieve the same effect as an exchange) of any existing Indebtedness for borrowed money of the Borrower or any of its Subsidiaries or Affiliates (the “Existing LMT Debt”) with any other Indebtedness for borrowed money and/or preferred Equity Interests of the Borrower or any of its Subsidiaries or Affiliates (the “New LMT Debt”) in a transaction that is (x) not for a bona fide business purpose and instead would be contractually, structurally or temporally (or otherwise) senior to the Existing LMT Debt in respect of payment or Liens (including in right of proceeds) or (y) is not for a bona fide business purpose and is issued by an entity that is not a Loan Party under the Existing LMT Debt on a non-pro rata basis into such New LMT Debt;

(b)            (i) any Investment, asset sale, transfer, exclusive license, conveyance or other disposition of assets (including by way of division) to an Affiliate of the Borrower or any of its Subsidiaries, in each case, that is not a Loan Party (including any non-Loan Party Subsidiary, Affiliate that is not a Loan Party or “unrestricted subsidiary”), or (ii) any exclusive use of Material Intellectual Property (solely to the extent constituting Material Intellectual Property which is owned and controlled by a Loan Party immediately prior to the new financing or guarantee referred to in clauses (a) and/or (b) below being consummated) as credit support for Indebtedness for borrowed money of a Subsidiary that is not a Loan Party, in each case, to (a) facilitate a new capital raise or financing of Indebtedness for borrowed money (other than any financing permitted under this Agreement as of date hereof that is permitted to be incurred from time to time pursuant to Section 6.01(n)(i) and (ii)) and/or any preferred Equity Interests incurred by such Person (including a debtor-in-possession financing) for which such assets will constitute credit support in respect of such capital raise or financing and cease to constitute Collateral at the time of consummation of such transaction or (b) to guarantee existing Indebtedness of a Subsidiary that is not a Loan Party (other than any financing permitted under this Agreement as of date hereof that is permitted to be incurred from time to time pursuant to Section 6.01(n)(i) and (ii)), in each case, excluding any transaction that is for a bona fide operational business purpose and not with the purpose of evading the lien priority, payment priority or guarantee requirements applicable to the Revolving Loans; or

(c)            any transaction whereby an obligation owed to an Affiliate of a Loan Party (other than another Loan Party or any Affiliate that is not a Subsidiary) would directly or indirectly be pari passu or contractually, structurally or temporally (or otherwise) senior (in right of payment or security (including in right of proceeds)) to the Revolving Loans, but excluding any transaction that is for a bona fide operational business purpose and not with the purpose of evading the lien priority, payment priority or guarantee requirements applicable to the Revolving Loans (other than any financing permitted under this Agreement as of date hereof that is permitted to be incurred from time to time pursuant to Section 6.01(n)(i) and (ii)).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall a Non-Financing Lease Obligation or an agreement to sell, or the license, sublicense or cross license of Intellectual Property in the ordinary course of business, be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any Incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, Refinancing or similar payment of, Indebtedness, any Lien or any Equity Interests; (b) any Acquisition (or proposed Acquisition) by the Borrower or any Subsidiary permitted by this Agreement; (c) the making of any Disposition; (d) the making of any Investment (including any Acquisition) or Restricted Payment; and (e) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (a) through (e), including any transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (a) through (e).

“Line Cap” means, at any time, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base, in each case in effect or applicable at such time.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Revolving Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding); (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents; and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Loan Guaranty, the Security Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Security Documents, the Fee Letters, the ABL Intercreditor Agreement, any Customary Intercreditor Agreement, the Account Control Agreements, any promissory notes delivered pursuant to Section 2.06(e) and all other agreements executed and delivered to the Lenders by any Loan Party in connection therewith and specifically designated therein as a Loan Document.

“Loan Guaranty” means the Loan Guaranty dated as of the Effective Date, among the Loan Parties party thereto and the Administrative Agent.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Management Plan” means an equity plan or program for the sale or issuance of Equity Interests of a Subsidiary in an amount not to exceed 5% of the outstanding common Equity Interests of such Subsidiary to local management or a plan or program in respect of Subsidiaries of the Borrower whose principal business is conducted outside of the United States.

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, (a) Lenders holding, as a Lender (to the extent the relevant Revolving Loans and Commitments are not subject to a participation agreement) or as Participant, more than 50% of the aggregate amount of the Revolving Loans and Revolving Commitments, (b) each of (x) the SVP Lenders, so long as the SVP Lenders hold, in the aggregate, at least 66-2/3% of the Commitments held by SVP Lenders as of the Effective Date (whether directly or as a Participant) and (y) the Oaktree Lenders, so long as the Oaktree Lenders hold, in the aggregate, at least 66-2/3% of the Commitments held by Oaktree Lenders as of the Effective Date (whether directly or as a Participant), and (c) at least two unaffiliated Lenders (to the extent the relevant Revolving Loans and Commitments are not subject to a participation agreement) or as Participant (with all Affiliates, co-investors and related funds of any such Lender or Participant being considered one and the same Lender or Participant for purposes of this definition), which may include SVP Lenders and Oaktree Lenders, irrespective of the aggregate amount of the Revolving Loans and Revolving Commitments they beneficially own either as Lenders or Participants; provided that the Revolving Credit Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Majority in Interest at any time.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Material Adverse Effect” means any event, development or circumstance or condition that would materially adversely affect (a) the business, operations or the financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Loan Documents; or (c) the rights and remedies available to the Lenders or the Administrative Agent under any Loan Document.

“Material Deposit Account” means any Deposit Account of a Loan Party other than any Excluded Account, and including for the avoidance of doubt, any Qualified Cash Account.

“Material Indebtedness” means (a) Indebtedness (other than the Loan Document Obligations) of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $40,000,000 and (b) the Term Facility. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedge Agreement at any time shall be its Swap Termination Value.

“Material Intellectual Property” means Intellectual Property owned or exclusively licensed by the Borrower and its Subsidiaries that is material to the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, either prior to or pro forma for any applicable transfer or transaction, transfer or disposition.

“Material Property” means assets (including Intellectual Property) owned or exclusively licensed by the Borrower and its Subsidiaries that are material to the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, either prior to or pro forma for any applicable transaction, transfer or disposition.

“Maturity Date” means (a) the date that is three (3) years after the Effective Date, unless extended pursuant to the Extension Option (in which case, the Maturity Date shall be deemed to have been extended automatically in accordance with the provisions of Section 2.18(a) without the need for any party hereto to take any further action), or (b) with respect to any Class of Revolving Loans and/or Commitments that has been extended pursuant to an Extension Offer in accordance with the provisions of Section 2.18(b), the final maturity date set forth in the amendment documentation setting forth the terms of such Extension.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Collateral Amount” has the meaning assigned to such term in Section 2.17(j).

“Minority Investment” means any Person (other than a Subsidiary) in which the Borrower or any Subsidiary owns capital stock.

“MNPI” means any material information with respect to the Borrower or any of its Subsidiaries or any of their respective securities for purposes of United States federal securities laws that is not publicly available and has not been made available to investors in the Borrower’s public securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations (provided that in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage, documentary, intangible taxes or other similar mortgage taxes or recording fees, such Mortgage shall only secure an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by Borrower). Each Mortgage shall be entered into by the owner of a Mortgaged Property in favor of the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower with such provisions as may be required by local laws.

“Mortgaged Property” means each parcel of Real Property, together with the improvements thereon, that is located in the United States and owned in fee by a Loan Party (unless such parcel is an Excluded Asset) and with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory of any Person, the orderly liquidation value thereof to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory by an Approved Appraiser.

“New LMT Debt” has the meaning assigned to such term in the definition of the term “Liability Management Transaction”.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP as in effect on the Effective Date. For avoidance of doubt, (i) a straight-line or operating lease shall be considered a Non-Financing Lease Obligation and (ii) if the Borrower or its Subsidiaries enter into a Sale Leaseback with a Governmental Authority in connection with an Industrial Revenue Bond, the associated lease shall be deemed to be a Non-Financing Lease Obligation notwithstanding anything to the contrary herein.

“Non-Permitted Claimant” has the meaning assigned to such term in Section 9.04(b).

“Non-Permitted Claimant Notice” has the meaning assigned to such term in Section 9.04(b).

“Non-Permitted Claimant Payment Date” has the meaning assigned to such term in Section 9.04(b).

“Not Otherwise Applied” means, with reference to any net cash proceeds of any cash capital contribution, net proceeds of any noncash capital contribution or the net cash proceeds from the sale or issuance of any Qualified Equity Interests that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transactions other than such particular use, payment or transaction.

“Notice of Borrowing” means a notice of borrowing substantially in the form of Exhibit R hereto or such other form as may be reasonably acceptable to the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Prepayment” means a notice of prepayment substantially in the form of Exhibit S hereto or such other form as may be reasonably acceptable to the Administrative Agent.

“NYFRB” means the Federal Reserve Bank of New York.

“Oaktree Lenders” mean Oaktree Capital Management, L.P. (on behalf of certain funds and accounts managed by Oaktree Capital Management, L.P. or an affiliate, in each case, within its Global Private Debt strategy, or one or more entities owned by such funds or accounts), Opps XI QVC Holdings, L.P., Opps XII QVC Holdings, L.P., together with their respective Affiliates, any co-investors designated in writing by any of the existing Oaktree Lenders and related funds.

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person (including any limited liability company or operating agreement).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).“

“Other Taxes” means all present or future recording, intangible, filing, court, stamp, documentary, or similar Taxes, that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b) or Section 9.02(c)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to any Revolving Loan (including any Overadvance and/or Protective Advance) on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Revolving Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the Borrower of such LC Disbursement.

“Overadvances” has the meaning assigned to such term in Section 2.06(b)(i).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Federal Reserve), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participation Agreement” has the meaning assigned to such term in Section 9.04(c)(i).

“Participating Member State” means each state as described in any EMU Legislation.

“Payment Conditions” means:

(a)            with respect to any transaction subject to Payment Conditions, Excess Availability for the prior 30 consecutive day period calculated on an average daily basis and on the date of the proposed transaction (in each case, calculated on a Pro Forma Basis) would be equal to or greater than:

(i)            in the case of Restricted Payments, the greater of (x) 20% of the Line Cap and (y) $100,000,000, and

(ii)            in the case of any other transaction subject to Payment Conditions other than Restricted Payments, the greater of (x) 15% of the Line Cap and (y) $75,000,000;

(b)            the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00;

(c)            no Specified Event of Default shall have occurred and be continuing or would arise after giving effect to such transaction; and

(d)            receipt by the Administrative Agent of an updated Compliance Certificate demonstrating current compliance with the covenants set forth in Section 6.13, in each case, after giving effect to such transaction.

“Payment Recipient” has the meaning assigned to such term in Section 8.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Perfection Certificate executed by the Borrower and dated as of the Effective Date.

“Permitted Business Acquisition” means any Acquisition by the Borrower or any of the Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Requirements of Law; (b) such Acquisition involves the acquisition of such Person, or the assets of such Person, as the case may be, whose business constitutes a business permitted by Section 5.15; (c) if such Acquisition involves the acquisition of Equity Interests of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Equity Interests becoming a Subsidiary and, to the extent required by the Collateral and Guarantee Requirement, a Subsidiary Guarantor; (d) to the extent set forth in the definition of the term “Collateral and Guarantee Requirement” and within the time frames set forth in Section 5.10, such Acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired; and (e) subject to Section 1.10, after giving pro forma effect to such Acquisition, no Event of Default under either Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) shall have occurred and be continuing.

“Permitted Business Acquisition Consideration” means, in connection with any Permitted Business Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Business Acquisition at the time such Permitted Business Acquisition is made) of, without duplication, (a) the purchase consideration paid or payable in cash for such Permitted Business Acquisition, whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Permitted Business Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Business Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Business Acquisition) to be established in respect thereof by the Borrower or its Subsidiaries.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for taxes or government assessments that are not yet due or are being contested in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            deposits (and, to the extent securing a trade contract or indemnity bond, Liens on assets to which such contract or bond relates) to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs, indemnity and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)            any interest or title of a lessor under any lease that is limited to the property subject to such lease;

(h)            unperfected Liens of any vendor on inventory sold by such vendor securing the unpaid purchase price of such inventory, to the extent such Liens are stated to be reserved in such vendor’s sale documents (and not granted by separate agreement of the Borrower or any Subsidiary);

(i)            Liens arising in the ordinary course of business of the Borrower and the Subsidiaries, which (i) do not secure monetary obligations and (ii) do not, individually or in the aggregate, materially detract from the value of the affected assets or materially impair the use thereof in the operation of the business the Borrower and the Subsidiaries;

(j)            sales of accounts receivable or promissory notes to factors or other third parties in the ordinary course of business for purposes of collection (but not as part of a securitization or other financing transaction);

(k)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(m)            undetermined or inchoate Liens arising in the ordinary course of business of the Borrower and the Subsidiaries which relate to obligations not overdue or a claim for which has not been filed or registered pursuant to applicable law;

(n)            the right reserved to or vested in, or security given to, a public utility or other municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower or any Subsidiary in the ordinary course of business;

(o)            the reservations and exceptions contained in, or implied by statute in, the original disposition from the Crown and grants made by the Crown of interests so reserved or excepted; and

(p)            pledges and deposits and other liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(q)            Liens (i) arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes; or (iv) rights of set-off and recoupment against, together with Liens granted in respect of, credit balances and dedicated settlement and reserve accounts of the Borrower and its Subsidiaries with credit card issuers or processors; and

(r)            (i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and (ii) Liens granted in Cash Collateral (including any associated deposit or securities accounts) to secure obligations incurred in connection with the issuance of letters of credit, bank guarantees, bankers acceptances and similar instruments;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means (i) the Initial Shareholders (including any Initial Shareholders holding Equity Interests through an Equityholding Vehicle); (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Permitted Holders are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, such Permitted Holders, collectively, own, directly or indirectly, more than 50.00% of the total voting power of the Voting Stock of the Borrower held by such group; and (iii) any Permitted Plan.

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Plan” means any employee benefits plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part); by adding or replacing lenders, creditors, agents; or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that:

(A)            the principal amount (or, if higher, accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or, if higher, accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, plus additional amounts permitted to be incurred under Section 6.01;

(B)            such Permitted Refinancing Indebtedness shall not be Incurred by, or guaranteed by, any Subsidiary that is not a Loan Party (it being understood that any Loan Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness);

(C)            such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the lesser of (1) the Weighted Average Life to Maturity of the Refinanced Indebtedness and (2) the greatest Weighted Average Life to Maturity of any Class of Revolving Loans then outstanding; provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness either is subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject) or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges;

(D)            to the extent such Refinanced Indebtedness is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations on terms in all material respects at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Borrower) as those contained in the documentation governing the Refinanced Indebtedness (except, for the avoidance of doubt, to the extent permitted by dollar- for-dollar usage of any other basket set forth in Section 6.01);

(E)            (1) if such Refinanced Indebtedness is secured by any Collateral on an equal priority basis to the Secured Obligations, the Permitted Refinancing Indebtedness shall be secured on an equal or junior priority basis by the Collateral to the Secured Obligations or shall be unsecured; (2) if such Refinanced Indebtedness is secured by any Collateral on a junior priority basis to the Secured Obligations, the Permitted Refinancing Indebtedness shall be secured on a junior priority basis by the Collateral to the Secured Obligations or shall be unsecured; and (3) if such Refinanced Indebtedness is unsecured, the Permitted Refinancing Indebtedness shall be unsecured (except, for the avoidance of doubt, in the case of each of clauses (1), (2) and (3), to the extent of any dollar for dollar usage of any other basket set forth in Section 6.01 and lien basket set forth in Section 6.02); provided that, for the avoidance of doubt, such Refinanced Indebtedness shall not be secured by assets not constituting Collateral;

(F)            [reserved];

(G)            if such Refinanced Indebtedness is subject to a Customary Intercreditor Agreement and is secured by any Collateral, a Senior Representative validly acting on behalf of holders of such Permitted Refinancing Indebtedness shall become party to a Customary Intercreditor Agreement; and

(H)            except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Borrower to either (1) be consistent with market terms and conditions and conditions at the time of incurrence, issuance or effectiveness or (2) not be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions, taken as a whole, contained in the documentation governing such Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates or payment-in-kind interest), interest rate margins, AHYDO Catch-Up Payments, rate floors, fees, funding discounts, original issue discounts, closing payments, maturity, currency types and denominations, and redemption or prepayment terms and premiums) (provided that such terms and conditions shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Permitted Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent and the Lenders shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility); provided that a certificate of Responsible Officer of the Borrower delivered to the Administrative Agent (for delivery to the Lenders) at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (H) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the Direction of the Required Lenders) notifies the Borrower within such five-Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

For the avoidance of doubt, any such Permitted Refinancing Indebtedness shall not contain terms and requirements regarding payment, lien and collateral priority, redemption or prepayments, collateral, guarantees, covenants (including financial ratios, tests and other financial covenant) or similar items that are more favorable to the lenders or holders providing such Indebtedness, individually or as a whole, than such terms and requirements that are applicable to the Revolving Loans.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means April 16, 2026.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Confirmation Date” has the meaning specified in the Recitals to this Agreement.

“Platform” has the meaning assigned to such term in Section 5.01.

“Preferred Equity Interests” mean any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Previously Absent Financial Maintenance Covenant” means, at any time, (x) any financial maintenance covenant or other covenant or requirement that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant or requirement in any other Indebtedness that is included in this Agreement at such time but with covenant levels or requirements that are more restrictive on the Borrower and the Subsidiaries than the covenant levels or requirements included in this Agreement at such time.

“Prime Rate” means, for any day, the rate of interest last quoted by The Wall Street Journal as the ‘Prime Rate’ in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System of the United States in Federal Reserve Statistical Release H.15 (915) (Selected Interest Rates) as the ‘bank prime loan’ rate.

“Pro Forma Entity” means any Acquired Entity or Business or any Sold Entity or Business.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Cash” means unrestricted cash and Cash Equivalents of any Loan Party held in a Qualified Cash Account; provided that any cash and Cash Equivalents held in the Specified LC Collateral Account shall not be considered “Qualified Cash”.

“Qualified Cash Account” means any Deposit Account of any Loan Party that is (i) located in the United States, (ii) held at Administrative Agent, any Lender (or an Affiliate of the foregoing) or a national commercial bank that agrees to provide daily reporting of account balances to the Administrative Agent, (iii) perfected by an Account Control Agreement, and (iv) free and clear of any Lien (other than (a) in favor of Administrative Agent, (b) arising by operation of law (including rights of setoff, bankers’ liens or similar liens and charges of a depository bank or securities intermediary where such cash is held or under any applicable depositary, custody or similar agreement with such institution), or (c) statutory liens for Taxes not yet due or payable or being contested in good faith);

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Rating Agency” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Revolving Loans and/or the Borrower and/or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recipient” means the Administrative Agent, any Lender or any Issuing Bank.

“Reference Rate” means, on any day, an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (New York City time) on such day by reference to Term SOFR for an Interest Period equal to three months.

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refunding Equity Interests” has the meaning assigned to such term in Section 6.07(a).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” has the meaning assigned to such term in Regulation T of the Federal Reserve.

“Regulation U” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Regulation X” has the meaning assigned to such term in Regulation X of the Federal Reserve.

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Reimbursement Obligations” shall mean the Borrower's obligations under Section 2.17(e) to reimburse LC Disbursements once such LC Disbursements have been made.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and controlling persons of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, structure, facility or fixture.

“Report” means reports prepared by the Administrative Agent or an Approved Appraiser showing the results of field examinations, inventory appraisals or audits pertaining to the Collateral from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders (and Participants identified to the Administrative Agent by the Lenders) by the Administrative Agent, subject to the provisions of Section 9.12 hereof.

“Required Lenders” means, at any time, (a) Lenders holding, as a Lender (to the extent the relevant Revolving Loans and Commitments are not subject to a participation agreement) or as Participant, more than 50% of the aggregate amount of the Revolving Loans and Revolving Commitments, (b) each of (x) the SVP Lenders, so long as the SVP Lenders hold, in the aggregate, at least 66-2/3% of the Commitments held by SVP Lenders as of the Effective Date (whether directly or as a Participant) and (y) the Oaktree Lenders, so long as the Oaktree Lenders hold, in the aggregate, at least 66-2/3% of the Commitments held by Oaktree Lenders as of the Effective Date (whether directly or as a Participant), and (c) at least two unaffiliated Lenders (to the extent the relevant Revolving Loans and Commitments are not subject to a participation agreement) or as Participant (with all Affiliates, co-investors and related funds of any such Lender or Participant being considered one and the same Lender or Participant for purposes of this definition), which may include SVP Lenders and Oaktree Lenders, irrespective of the aggregate amount of the Revolving Loans and Revolving Commitments they beneficially own either as Lenders or Participants; provided that the Revolving Credit Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Notice” means at least five (5) Business Days’ (or such longer period as approved by the Required Lenders) prior written notice to the Borrower, which notice shall include a reasonably detailed description of any Reserve being established or increased, or eligibility standard being changed; provided that (x) such five (5) Business Day period shall not apply to Reserves to account for any mathematical miscalculation, and (y) the Administrative Agent (as directed by the Required Lenders, each in their respective Permitted Discretion) may implement any change within a shorter time as determined by the Administrative Agent (as directed by the Required Lenders, each in their respective Permitted Discretion) if failure to implement any such Reserve or change within such shorter time period would, in the good faith judgment of the Administrative Agent (as directed by the Required Lenders, each in their respective Permitted Discretion), reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Secured Parties. During such notice period (a) the Administrative Agent shall, if requested, discuss any such Reserve or change to eligibility standards with the Borrower, as well as any alternative protections, and (b) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change to eligibility standards no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change to eligibility standards, in each case in a manner and to the extent reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders).

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning assigned to such term in Section 8.15(a).

“Reserves” means such reserves as the Administrative Agent shall establish (as directed by the Required Lenders each in their respective Permitted Discretion) against the Borrowing Base, including without limitation with respect to (without duplication) (i) price adjustments, damages, unearned discounts, returned products, gift cards, or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) shrinkage, spoilage, anticipated expiration and obsolescence with respect to any Inventory; (iii) three months’ rent (together with taxes and fees reasonably estimated for such location) pursuant to Section 5.13 for locations and as to which the Administrative Agent has not received a reasonably satisfactory landlord’s agreement or bailee letter, as applicable; (iv) warranty claims; (v) [reserved]; (vi) customs duties and tariffs; (vii) reserves for reasonably anticipated changes in the Net Orderly Liquidation Value of Eligible Inventory between appraisals; (viii) warehousemen’s or bailee’s charges or other Permitted Encumbrances which may have priority over, or be pari passu with, the interests of the Administrative Agent in the Collateral; (ix) commission payables; (x) royalty payables; (xi) freight charges, tariffs and duties; (xii) deferred revenue; (xiii) self-insured medical expenses; (xiv) sales and property taxes, (xvi) [reserved], (xvii) Secured Hedging Obligations and Banking Services Obligations; and (xviii) such other specific criteria, events, conditions or contingencies or risks as to which the Administrative Agent (as directed by the Required Lenders each in their respective Permitted Discretion), determines reserves should be established from time to time hereunder (A) to reflect criteria, events, conditions, contingencies or risks which could reasonably be expected to adversely affect (1) any Collateral or access thereto, (2) the value, priority, perfection or enforceability of any of the security interests of the Administrative Agent or any Lender in the Collateral, or (3) the likelihood of collectability of amounts due on the Obligations hereunder; or (B) in respect of any state of facts which the Administrative Agent reasonably determines to reasonably result in a Default or an Event of Default.

The amount of any Reserve established or increased or eligibility standard changed by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Administrative Agent (as directed by the Required Lenders each in their respective Permitted Discretion). The Administrative Agent shall provide the Required Notice to the Borrower of any new categories of Reserves that may be established after the date hereof, or increases in the amount of existing Reserves or changes to eligibility standards, and will be available to consult with the Borrower in connection with the basis for such new Reserves. The Borrower will not be permitted to make any Borrowing during the notice period set forth in the definition of Required Notice to the extent such Borrowing would cause an Overadvance on a pro forma basis for such requested Borrowing.

Notwithstanding the foregoing, the Administrative Agent shall not establish any Reserves duplicative of any criteria that have been taken into account in determining Eligible Installment Accounts Receivable, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory or Qualified Cash, as applicable.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Deadline” has the meaning assigned to such term in Section 9.02(b).

“Responsible Officer” means the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer, general counsel, secretary or other similar officer, manager or a director of a Loan Party; with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof; as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party; and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investments” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.07.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, if applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $600,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time (without duplication) of all Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and participation interest in Protective Advances and Overadvances, in each case, attributable to its Revolving Commitment.

“Revolving Facility” means the Revolving Commitments and the Revolving Loans and the other extensions of credit thereunder.

“Revolving Loans” means all loans at any time made by any Lender pursuant to Section 2.01, including, to the extent applicable, Overadvances and Protective Advances.

“Revolving Note” has the meaning assigned to such term in Section 2.07(f).

“ROFR Period” has the meaning assigned to such term in Section 9.21(c).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” has the meaning assigned to such term in the definition of the term “Embargoed Person.”

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.11(b).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Section 5.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 5.01(a) or 5.01(b).

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement that (a) is in effect on the Effective Date between any Loan Party or its Subsidiary and a counterparty that is the Administrative Agent, a Lender, an Issuing Bank, an Arranger or any Affiliate of the Administrative Agent, a Lender, an Issuing Bank or an Arranger as of the Effective Date or any other person notified to the Agent and the Lenders in writing, or (b) is entered into after the Effective Date between any Loan Party or its Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent, an Issuing Bank, any Lender or any Arranger at the time such Hedge Agreement is entered into, or any other person notified to the Agent and the Lenders in writing, for which such Loan Party or Subsidiary agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a “Secured Hedging Obligation” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of the Intercreditor Agreements as if it were a Lender; provided, however, that for any of the foregoing to be included as a Secured Obligation for purposes of a distribution under the waterfall provisions, the applicable Secured Party and the Borrower shall have previously provided written notice to the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum dollar amount of obligations arising thereunder (the “Hedge Product Amount”). The Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and the Borrower. No Hedge Product Amount may be established or increased if a Reserve in such amount would cause an Overadvance. For the avoidance of doubt, any “Secured Hedging Obligations” designated as such pursuant to any senior debt facility (other than this Agreement) shall not constitute Secured Hedging Obligations under this Agreement or the other Loan Documents (other than the Intercreditor Agreements).

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Hedging Obligations and (c) the Banking Services Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) each counterparty to a Hedge Agreement with a Loan Party or any of its Subsidiaries the obligations under which constitute Secured Hedging Obligations (each such counterparty, a “Hedge Bank”), (e) each provider of Banking Services to any Loan Party or any of its Subsidiaries the obligations under which constitute Banking Services Obligations (each such provider, a “Banking Services Bank”), (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement dated as of the Effective Date, among the Loan Parties party thereto and GLAS USA LLC, in its capacity as collateral agent for the Secured Parties.

“Security Documents” means the Loan Guaranty, the Security Agreement, each Mortgage and each other security agreement, pledge agreement or other agreement or document executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.10, 5.11 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Notes” shall mean the Borrower’s 10.00% First Lien Senior Secured Notes due 2032 issued pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” shall mean the Senior Secured Notes Indenture, the Senior Secured Notes, and the other “Notes Documents” as defined in the Senior Secured Notes Indenture, as each such document may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Senior Secured Notes Indenture” shall mean the Senior Secured Notes Indenture, dated as of the Effective Date, among the Borrower, as issuer, the subsidiary guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as indenture trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means, at any date of determination, (a) any Subsidiary whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 10 % of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, (b) any Subsidiary whose gross revenues (when combined with the gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 10 % of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Subsidiary (when combined with the total assets or gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in clause (h) or (i) of Section 7.01 would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“SOFR” means the Secured Overnight Financing Rate as administered by the NYFRB (or a successor administrator).

“SOFR-Based Rate” means SOFR.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” means, with respect to the Borrower and its Subsidiaries on a consolidated basis on the Effective Date after giving effect to the Transactions, that (a)  the Fair Value and the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries taken as a whole each exceed their Stated Liabilities and Identified Contingent Liabilities; (b) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (c) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Defined terms used in the foregoing definition have the meanings set forth in the solvency certificate delivered on the Effective Date pursuant to Section 4.01(i).

“Special Purpose Subsidiary” means any (a) not-for-profit Subsidiary or (b) captive insurance company.

“Specified LC Collateral Account” means a Deposit Account of the Borrower, which has been identified in writing to the Administrative Agent, that (i) is located in the United States, (ii) is held at Administrative Agent, any Lender (or an Affiliate of the foregoing) or a national commercial bank that agrees to provide daily reporting of account balances to the Administrative Agent, (iii) is free and clear of any Lien (other than (a) in favor of Administrative Agent, (b) arising by operation of law (including rights of setoff, bankers’ liens or similar liens and charges of a depository bank or securities intermediary where such cash is held or under any applicable depositary, custody or similar agreement with such institution), or (c) statutory liens for Taxes not yet due or payable or being contested in good faith) and (iv) holds no amounts other than those set forth in Section 2.17(j)(iii);

“Specified Dispositions” means one or more Dispositions (including any transaction or series of transactions comprising one or more Dispositions) of the businesses and/or assets (including Equity Interests) separately disclosed to the Administrative Agent in writing by the Borrower (the “Specified Dispositions Letter”) prior to or concurrently with the Effective Date. For the purpose of this Agreement, any reference to a Specified Disposition shall include the transaction or series of transactions disclosed to the Administrative Agent, including any Disposition (or series of Dispositions), directly or indirectly, in whole or in part, from time to time, in one or more transactions, of the Equity Interests in, or property, business or assets (including Subsidiaries and Minority Investments) forming part of, or used or held for use in, acquired for use in, or otherwise relating to the business, assets or Equity Interests described in such disclosure, or otherwise ancillary, attributable, incidental or related to, in each case, whether now owned or hereafter acquired, forming part of such Specified Disposition.

“Specified Dispositions Letter” has the meaning assigned to such term in the definition of “Specified Dispositions”.

“Specified Equity Contribution” has the meaning assigned to such term in Section 7.02(a).

“Specified Event of Default” means any Event of Default under Section 7.01(a); Section 7.01(b); Section 7.01(c) (solely with respect to any representation or warranty made or deemed made by any Loan Party in any Borrowing Base Certificate or Compliance Certificate); Section 7.01(d)(i) (solely with respect to any Event of Default under Section 6.13); Section 7.01(d)(ii); Section 7.01(d)(iii); Section 7.01(e) (solely with respect to delivery of a Compliance Certificate under Section 5.01(e)); Section 7.01(h); Section 7.01(i).

“Spot Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, which shall be the Historical Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory; provided that, if at the time of such determination, for any reason, no such rate is being so determined and made available by OANDA Corporation, the Spot Rate shall be such other spot rate as determined and made available by such other financial institution as shall be reasonably agreed by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders).

“Subject Acquisition” means any Subject Transaction of the type referred to in clause (b) of the definition thereof.

“Subject Transaction” means, with respect to any Test Period, (a) any Permitted Business Acquisition or any other acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Equity Interests of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (b) any Disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any business unit, line of business or division of the Borrower or a Subsidiary) not prohibited by this Agreement, (c) any incurrence or repayment of Indebtedness, and/or (d) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation limited liability company, partnership, association, joint venture or other entity of which a majority of the (a) total economic interest of such Person or (b) shares of stock, equity interests, or other securities or interests having ordinary voting power for the election of directors or other governing body (irrespective of whether or not at the time such securities or interests shall have or might have voting power by reason of the happening of any contingency), in each case of clause (a) and (b) are at the time beneficially owned (or, as applicable, the economic benefit of which is to be received), or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is a party to the Loan Guaranty; provided that no Excluded Subsidiary shall be a party to the Loan Guaranty.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(a).

“Successor Rate” has the meaning assigned to such term in Section 2.11(b).

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Alternate Base Rate, SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be reasonably agreed by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) reasonably determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Super Majority Lenders” means, at any time, (a) Lenders (to the extent the relevant Revolving Loans and Commitments are not subject to a participation agreement) or as Participant having Revolving Credit Exposure and unused Commitments representing more than 66-2/3% of the sum of the Total Revolving Credit Exposure and aggregate unused Revolving Commitments of all Lenders at such time; (b) each of (x) the SVP Lenders, so long as the SVP Lenders hold, in the aggregate, at least 66-2/3% of the Commitments held by SVP Lenders as of the Effective Date (whether directly or as a Participant) and (y) the Oaktree Lenders, so long as the Oaktree Lenders hold, in the aggregate, at least 66-2/3% of the Commitments held by Oaktree Lenders as of the Effective Date (whether directly or as a Participant), and (c) at least two unaffiliated Lenders (to the extent the relevant Revolving Loans and Commitments are not subject to a participation agreement) or as Participant (with all Affiliates, co-investors and related funds of any such Lender or Participant being considered one and the same Lender or Participant for purposes of this definition), which may include SVP Lenders and Oaktree Lenders, irrespective of the aggregate amount of the Revolving Loans and Revolving Commitments they beneficially own either as Lenders or Participants; provided that the Revolving Credit Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located; (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or, if such construction shall not have been completed as of such date of delivery, not earlier than 20 days (or such earlier period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree) prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property; (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders)) to the Administrative Agent and the title insurance company; (iv) complying in all respects with the minimum detail requirements of the American Land Title Association/National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey; and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements.

“SVP Lenders” mean Strategic Value Emerald SVCS II Fund, L.P., Strategic Value Excelsior Fund, L.P., Q VI LLC, together with their respective Affiliates, any co-investors designated in writing by any of the existing SVP Lenders and related funds.

“Swap Obligation” means, with respect to any Subsidiary Guarantor or the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax and Trust Funds” means (i) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (ii) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (iii) any other funds which any Loan Party is permitted by the terms of this Agreement to specifically and exclusively hold as an escrow or fiduciary for the benefit of another Person (other than a Loan Party) in the ordinary course of business.

“Tax and Trust Funds Account” means any account containing cash and Cash Equivalents consisting solely of Tax and Trust Funds.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” shall mean (i) the Term Facility Agreement and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “Term Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Term Facility Agreement” shall mean the Senior Secured Credit Agreement, dated as of the Effective Date, among the Borrower, the lenders from time to time party thereto and Acquiom Agency Services LLC and Seaport Loan Products LLC as the co-administrative agents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Effective Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Borrower to not be included in the definition of “Term Facility Agreement”).

“Term Facility Documents” shall mean the “Loan Documents” (or similar term) under and as defined in the Term Facility Agreement.

“Term Obligations” shall mean the obligations of the Borrower and the other Loan Parties under the Term Facility Agreement or any other Term Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Term Facility Documents and the performance of all other obligations of the obligors thereunder to the lenders and agents under the Term Facility Documents, and all guarantees of the foregoing, according to the respective terms thereof.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m., New York City time, on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)            for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either clause (a) or (b) of this definition would be less than 2.00%, Term SOFR shall be deemed 2.00% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably determined by the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Third-Party ABL Financing” has the meaning assigned to such term in Section 9.21(b).

“Test Period” means, for any determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Internal Financial Statements are available for each fiscal quarter or fiscal year in such period; provided that, prior to the first date that Internal Financial Statements or Section 5.01 Financials are available or shall have been delivered pursuant to Section 5.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30 , 2026. A Test Period may be designated by reference to the last day thereof (i.e., the June 30, 2026 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2026), and a Test Period shall be deemed to end on the last day thereof.

“Testing Party” has the meaning assigned to such term in Section 1.10(b).

“Total Revolving Credit Exposure” means, at any time, the sum of the aggregate Outstanding Amounts of (a) the Revolving Loans, and (b) the LC Exposure, in each case outstanding at such time.

“Transactions” means, collectively, (a) the transactions contemplated by or in connection with the Confirmed Chapter 11 Plan or necessary to effectuate the Confirmed Chapter 11 Plan, (b) the consummation of the transactions contemplated by this Agreement, (c) the Financing Transactions, (d) the consummation of the Term Facility, (e) the consummation of the Senior Secured Notes and (f) the consummation of any other transactions in connection with the foregoing.

“Treasury Equity Interests” has the meaning set forth in Section 6.07(a).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the NYFRB is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Loan Party” means the Borrower and each Subsidiary Guarantor that is a Domestic Subsidiary.

“U.S. Person” means (i) with respect to the Outbound Investment Rules, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States or (ii) otherwise, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(e)(ii)(C).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means, as of any date of determination, cash or Cash Equivalents of the Borrower or any of its Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries. For the avoidance of doubt, (a) “Unrestricted Cash” shall not include any cash or Cash Equivalents that are subject to a Lien permitted by Section 6.02(qq) and (b) cash or Cash Equivalents held in Deposit Accounts perfected by an Account Control Agreement in favor of the Administrative Agent shall not be deemed “restricted” for purposes of this definition.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests that are at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) be appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who is entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weekly Borrowing Base Delivery Period” means the period commencing on fifth (5th) consecutive Business Day on which Excess Availability is less than the greater of (x) 20% of the Borrowing Base and (y) $80,000,000 and continuing until the end of twenty (20) consecutive days during which Excess Availability is, at all times during such period, equal to or greater than the greater of (x) 20% of the Borrowing Base and (y) $80,000,000. The Loan Parties shall notify the Administrative Agent in writing of a Weekly Borrowing Base Delivery Period upon the commencement of such Weekly Borrowing Base Delivery Period; provided that such Weekly Borrowing Base Delivery Period shall commence in accordance with this definition whether or not such notice has been provided; provided further, that notwithstanding the foregoing or anything to the contrary in this Agreement, the LC Exposure shall be reduced by an amount equal to the aggregate amount of cash and Cash Equivalents held in the Specified LC Collateral Account. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Weekly Borrowing Base Delivery Period shall occur prior to January 1, 2027.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares, (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law or (c) shares sold pursuant to Local Management Plans) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Power” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan” or an “ABR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan” or an “ABR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing” or an “ABR Revolving Borrowing”).

Section 1.03. Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)            The term “including” is by way of example and not limitation.

(d)            Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)            Any reference to any Person shall be construed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)            The word “will” shall be construed to have the same meaning as the word “shall.”

(k)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)            References to Organizational Documents, agreements (including the Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement and any other applicable Loan Documents.

(m)            Except as expressly provided for herein, references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

Section 1.04. Accounting Terms; GAAP.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Borrower’s historical financial statements, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent in writing (for delivery to the Lenders) that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any Accounting Change occurring after the Effective Date on the operation of such provision and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Effective Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without material burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b)            [Reserved].

(c)            Notwithstanding any other provision contained herein: (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825-Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein; and (ii) unless the Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on December 31, 2018 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions (including the definition of “Indebtedness”), calculations and deliverables under this Agreement or any other Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(d)            For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the operating income of such Person or business shall not be excluded from the calculation of operating income until such Disposition shall have been consummated.

Section 1.05. Currency Translation. (a) For purposes of any determination under Article V, Article VI (other than for purposes of calculating the the Consolidated Total Net Leverage Ratio ) or Article VII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred, outstanding or proposed to be Incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VI or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment or payment under Section 6.10 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 is made; (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred (and, if applicable, any associated Lien granted) under a particular basket to Refinance other Indebtedness denominated in a foreign currency that was originally Incurred under the same basket, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Refinanced Indebtedness (and, if applicable, any associated Lien granted) does not exceed the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) Incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder plus additional amounts permitted to be incurred under Section 6.01; and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 made at any time under such Sections. For purposes of calculating the Consolidated Total Net Leverage Ratio, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b).

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.06. [Reserved].

Section 1.07. Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09. Timing of Payment or Performance. Unless otherwise specified (including pursuant to Section 2.15), when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.10. Limited Condition Transactions.

(a)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that any representations and warranties are true and correct or no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as such representations and warranties are true and correct (to the extent required by such provisions) as of, or no Default, Event of Default or specified Event of Default, as applicable, exists on, the LCT Test Date (as defined below) for such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any representation and warranty shall fail to be true and correct following the LCT Test Date for the applicable Limited Condition Transaction or any Default, Event of Default or specified Event of Default occurs following the LCT Test Date for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such failure, Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement that requires the calculation of the Consolidated Total Net Leverage Ratio or any other ratio test; or

(ii)            testing baskets or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of Consolidated Total Assets, Consolidated EBITDA);

in each case, at the option of the Borrower, any of its Subsidiaries, a Parent Company, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (such election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive documentation, submission of notice or the making of definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date on which the definitive acquisition agreements (or, if applicable, a binding offer, or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction is entered into, provided or made, as applicable, or the date that a certificate of a Responsible Officer of the Borrower is given with respect to the designation of a Subsidiary as restricted or unrestricted or for such Limited Condition Transaction are entered into; (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment; or (z) in respect of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date, the Borrower or its Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Testing Party has made an LCT Election and (A) any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement and (B) any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower, the target company or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent Test Periods shall have become available, the Testing Party may elect, in its sole discretion, to redetermine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, and (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. Notwithstanding anything to the contrary herein, in connection with any Limited Condition Transaction that constitutes a UK “certain funds” acquisition, the provisions of this Section 1.10 shall be deemed modified as necessary to reflect customary UK “certain funds” conditionality.

Notwithstanding anything to the contrary herein, the provisions of this Section 1.10 shall not be applicable to any determination of (x) Excess Availability, (y) the Payment Conditions, or (z) satisfaction of any conditions under Section 4.02.

Section 1.11. Pro Forma and Other Calculations.

(a)            Notwithstanding anything to the contrary herein, but subject to Section 1.10, financial ratios and tests (including measurements of Consolidated Total Assets or Consolidated EBITDA), including the Consolidated Total Net Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.11. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Internal Financial Statements are available.

(b)            Any financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA) that has been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Consolidated Total Assets or “unrestricted” cash and Cash Equivalents on the last day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Subsidiary since the beginning of such Test Period shall have made any transaction that would have required adjustment pursuant to this Section 1.11, then the relevant financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c)            In the event that the Borrower or any Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than normal fluctuations in revolving Indebtedness Incurred for working capital purposes), in each case included in the calculations of any financial ratio or test that is to be calculated on a pro forma basis, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(d)            Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Subsidiary may designate.

(e)            Any such pro forma calculation may include, without duplication, (1) [reserved] and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(f)            For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or, except as described in Section 1.11(a), any other financial ratio, test, covenant, calculation or measurement (including any Consolidated Total Net Leverage Ratio test, Unrestricted Cash and the amount of Consolidated EBITDA and/or Consolidated Total Assets), such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.10), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(g)            Notwithstanding anything to the contrary herein, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant) that does not require compliance with a financial ratio or test (including any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently, simultaneously or contemporaneously with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (including amounts Incurred under the Incremental Amount) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(h)            Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by a Responsible Officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.

(i)            For purposes of the calculation of the Consolidated Total Net Leverage Ratio in connection with the Incurrence of any Indebtedness under a revolving credit or other similar facility in connection with entering into a commitment letter or similar agreement with respect to the Incurrence of any Indebtedness that would not be prohibited under Section 6.01 (and, in each case, any Lien securing such Indebtedness pursuant to Section 6.02), such Person may elect, pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any such Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Borrower, its Subsidiaries or any third party), as the case may be, as being Incurred or secured, as the case may be, as of the date such certificate is delivered, and (i) any subsequent Incurrence of such Indebtedness or such Lien under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent (for delivery to the Lenders); and (iii) at all times thereafter, for subsequent calculations of the Consolidated Total Net Leverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

Section 1.12. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been Disposed by the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.13. Interest Rates. The Administrative Agent does not warrant, accept responsibility, or have any liability with respect to the administration or submission, or any other matter related to, the rates in the definition of “Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.

Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender having a Commitment severally, and not jointly, agrees to make loans to the Borrower in Dollars (each a “Revolving Loan”) at any time and from time to time during the Availability Period; provided that, after giving effect to any Borrowing by the Borrower of Revolving Loans, (i) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment, (ii) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments and (iii) the Total Revolving Credit Exposure shall not exceed the Line Cap. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings.

(a)            Each Revolving Loan shall be made as part of a Borrowing consisting of the Revolving Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. Revolving Loans shall be made by each Lender in accordance with its Applicable Percentage, regardless of whether the Commitments of the Lenders constitute more than one Class of Commitments.

(b)            Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Term SOFR Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.13 to Lenders in respect of such Borrowings. Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement, (y) such Revolving Loan shall be made and held by such Lender, and the obligation of the Borrower to repay such Revolving Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.12 shall apply); provided further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.13 in respect of any withholding tax with respect to such Revolving Loan than that to which the applicable Lender was entitled on the date on which such Revolving Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)            At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 provided that an ABR Borrowing may be made in a lesser aggregate amount that is, subject to Section 2.01, (1) equal to the entire aggregate unused Commitments or (2) required to finance the reimbursement of a LC Disbursement with respect to a Letter of Credit as contemplated by Section 2.17(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term SOFR Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Revolving Loans.

Section 2.03. Requests for Borrowings. To request a Revolving Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by a Notice of Borrowing, (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Term SOFR Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent (acting at the Direction of the Required Lenders)) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of such proposed Borrowing. Each Notice of Borrowing shall specify the following information:

(i)            the aggregate amount of such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)           whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(iv)           in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)            the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 1:00 p.m. (or, in the case of an ABR Loan to be funded on a same-day basis, the later of (i) 1:00 p.m. and (ii) two hours following delivery by the Borrower of the applicable Notice of Borrowing), New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and/or such other account otherwise designated by the Borrower in the applicable Notice of Borrowing.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, but in no event shall it be obligated to make, make available to the Borrower a corresponding amount, but in no event shall the Administrative Agent be obligated to make available such amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at, (i) in the case of such Lender, a rate equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.10. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.

(c)            The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and except with respect to Section 2.17, no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.05. Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such Interest Election Request signed by a Responsible Officer of the Borrower by the time that a Notice of Borrowing would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv)            if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of the same duration as that of the previous Term SOFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Protective Advances; Overadvances.

(a)            Protective Advances.

(i)            Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Required Lenders are authorized by the Borrower and the other Lenders, from time to time (but with absolutely no obligation) to cause the other Lenders to make Revolving Loans to the Borrower, whether or not any condition precedent set forth in Section 4.02 has been satisfied or waived, which the Administrative Agent (as directed by the Required Lenders, each in their respective Permitted Discretion), deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Secured Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrower or any other Loan Party pursuant to the terms of this Agreement or any other Loan Document, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums, in each case to the extent due and payable (and not in dispute by the Borrower (acting in good faith)) under the Loan Documents (each such Revolving Loan, a “Protective Advance”). All Protective Advances shall be denominated in Dollars and shall be ABR Revolving Loans. Protective Advances may be made even if such Protective Advances would cause the Total Revolving Credit Exposure to exceed the Line Cap; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance, (x) the aggregate principal amount of Protective Advances and Overadvances outstanding hereunder would exceed 10.0% of the Borrowing Base as determined on the date of such proposed Protective Advance, (y) the Total Revolving Credit Exposure would exceed the Aggregate Commitments or (z) any Lender’s Revolving Credit Exposure would exceed its Commitment. Notwithstanding any of the foregoing, Protective Advances shall not trigger any mandatory prepayment of the Revolving Loans and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(ii)            Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. Each Protective Advance shall be repaid by the Borrower upon demand by the Administrative Agent (as directed by the Required Lenders) and in no event later than 45 days after such Protective Advances are made. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay any Protective Advance.

(b)            Overadvances.

(i)            Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Required Lenders are authorized by the Borrower and the other Revolving Lenders, from time to time (but with absolutely no obligation), to cause the other Lenders to make Revolving Loans to the Borrower in amounts that exceed Excess Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to the Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to amount of such Overadvance. All Overadvances shall be denominated in Dollars and shall be ABR Loans. The authority of the Lenders to make Overadvances is limited to an aggregate amount not to exceed, when taken together with any Protective Advances, ten percent (10%) of the Borrowing Base in effect at such time, each Overadvance shall mature and be due on the earliest of the earliest Maturity Date, demand by the Administrative Agent and forty-five (45) days after such Overadvance is made and no Overadvance shall cause (x) any Lender’s Revolving Credit Exposure to exceed its Commitments or (y) the Total Revolving Credit Exposure to exceed the Aggregate Commitments.

(ii)            Each Overadvance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders (provided that existing Overadvances shall not be subject to such revocation or trigger any mandatory prepayment of the Revolving Loans). Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s and Borrower’s receipt thereof. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion.

Section 2.07. Repayment of Revolving Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay in Dollars the Administrative Agent for the account of each Lender, the then-unpaid principal amount of the Revolving Loans of such Lender on the Maturity Date.

(b)            On the Maturity Date applicable to the Commitments of any Class, the Borrower shall (A) cancel and return outstanding Letters of Credit, or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit) equal to 103% of the LC Exposure (minus any amount then on deposit in any Cash Collateral account established for the benefit of the Issuing Banks) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so backstopped or Cash Collateralized is not Total Revolving Credit Exposure) shall not exceed the Aggregate Commitments in effect after giving effect to the maturity of such Class, and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e)            The entries made in the accounts maintained pursuant to Section 2.07(c) and Section 2.07(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to Section 2.07(d) and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)            Any Lender may request that any Revolving Loan made by it be evidenced by a promissory note in the form of Exhibit D (a “Revolving Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note that is payable to such Lender and its registered permitted assigns; it being understood and agreed that (x) such Lender (and/or its applicable permitted assign) shall be required to return such Revolving Note (if any) to the Borrower for cancellation following an assignment of its rights and obligations under this Agreement pursuant to Section 9.04(b) and (y) if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Revolving Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender. If any Lender loses the original copy of its Revolving Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower.

Section 2.08. Prepayment of Revolving Loans; Termination and Reduction of Commitments.

(a)            Optional Prepayments.

(i)            Upon prior notice in accordance with Section 2.08(a)(ii), the Borrower shall have the right at any time and from time to time to prepay, in Dollars, any Borrowing of Revolving Loans of any Class, in whole or in part without premium or penalty (but subject to Section 2.13): provided that Overadvances and Protective Advances are excluded from voluntary prepayment and are not required to be repaid unless the Administrative Agent specifically demands such payment in accordance with this Agreement. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii)            The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.08(a) in the case of any prepayment of (i) a Term SOFR Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment and (ii) an ABR Borrowing, not later than 1:00 p.m. on the day of prepayment and (or, in the case of clauses (i) and (ii), such later time as to which the Administrative Agent may agree). Each such notice of prepayment shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice of prepayment relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).

(iii)            Subject to Section 5.17, at all times after the occurrence and during the continuance of a Cash Dominion Period and after notification thereof by the Administrative Agent to the Borrower (and only so long as such Cash Dominion Period continues), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds received by Administrative Agent for application to the Secured Obligations to the extent such funds constitute Collateral, in accordance with Section 2.15(b).

(b)            Mandatory Prepayments.

(i)            Except for Protective Advances and Overadvances permitted hereunder in the event that on any date (after giving effect to any other payments on such date), the Total Revolving Credit Exposure exceeds the Line Cap then in effect, the Borrower shall, within one Business Day of receipt of notice from the Administrative Agent (x) first, prepay Revolving Loans until either (I) all such Revolving Loans have been prepaid or (II) the Total Revolving Credit Exposure no longer exceeds 100% of the Line Cap then in effect, and (y) second, if after giving effect to clause (x) the Total Revolving Credit Exposure still exceeds the Line Cap then in effect, Cash Collateralize outstanding Letters of Credit at 100% of the face amount thereof), in an aggregate amount sufficient to reduce such Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so Cash Collateralized is not Total Revolving Credit Exposure) to an amount not to exceed 100% of the Line Cap then in effect.

(ii)            Each prepayment of any Revolving Loans under this Section 2.08(b) shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(iii)            Prepayments made under this Section 2.08(b) shall be (A) accompanied by accrued interest as required by Section 2.10 and (B) subject to Section 2.13, but shall otherwise be without premium or penalty.

(c)            Termination and Reduction of Commitments.

(i)            Unless previously terminated (A) the Revolving Commitments shall automatically terminate on the Maturity Date, and (B) the Extended Revolving Loan Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Extension Amendment.

(ii)            Upon delivery of the notice required by Section 2.08(c)(iii), the Borrower may at any time terminate or from time to time reduce, the Commitments of any Class; provided that (A) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000, (B) in the event that the Letter of Credit Sublimit exceeds the Aggregate Commitments, each such sublimit shall be automatically and immediately reduced to the extent of such excess, (C) the Borrower shall not terminate or reduce the Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, (1) the aggregate amount of the Revolving Credit Exposure attributable to the Commitments of such Class would exceed the aggregate amount of the Commitments of such Class or (2) the Total Revolving Credit Exposure would exceed the Line Cap; provided that, after the establishment of any Extended Revolving Loan Commitment, any such termination or reduction of the Commitments of any Class shall be subject to the provisions set forth in Section 2.08(a) and Section 2.18(b) and/or Section 9.02, as applicable.

(iii)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitment under Section 2.08(c)(ii) in writing at least three (3) Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(c)(iii) shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitment pursuant to this Section 2.08(c) shall be permanent.

(iv)            Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09. Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Commitments on the average daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to the date on which such Revolving Lender’s Commitment terminates. Accrued commitment fees shall be payable in arrears on the first calendar day of each January, April, July and October (commencing October 1, 2026) for the quarterly period then ended (or, in the case of the payment to be made on October 1, 2026, for the period from the Effective Date through and including September 30, 2026), and on the date on which the Commitments terminate. For purposes of calculating the commitment fee only, the Commitment of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Commitment.

(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the rate equal to 5.00% per annum on the daily face amount of such Lender’s LC Exposure that is attributable to Letters of Credit (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to the earlier of (A) the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure that is attributable to Letters of Credit and (B) the termination of this Agreement. Participation fees shall accrue through and including the last day of each December, March, June and September and be payable in arrears for the quarterly period then ended on the first calendar day of each January, April, July and October (commencing October 1, 2026 for the period from the Effective Date through and including September 30, 2026); provided that all such fees shall be payable on the date on which the Commitments of any applicable Class terminate. In addition, the Borrower shall pay to each Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, in each case which charges shall be paid as and when incurred.

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Agency Fee Letter.

(d)            All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or the applicable Issuing Bank, in the case of any fee payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letters. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e)            Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10. Interest.

(a)            The Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Revolving Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Notwithstanding the foregoing, during the continuance of any Event of Default pursuant to Section 7.01(a), (b), (h) or (i), if any principal of or interest on any Revolving Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Required Lenders may elect that such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Revolving Loan, 2.00% per annum plus the rate otherwise applicable to such Revolving Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans; provided that no amount shall be payable pursuant to this Section 2.10(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.10(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)            Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate when such rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day of the applicable Interest Period). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11. Alternate Rate of Interest. (a) If at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(ii)            the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolving Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees to do promptly thereafter, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a Term SOFR Borrowing in Dollars, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Notice of Borrowing that is pending when such notice is received.

(b)            Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Borrower and Administrative Agent determine in good faith, or the Borrower and Required Lenders notify the Administrative Agent that the Borrower and Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining Term SOFR for any Interest Period hereunder or any other tenors of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator ceased permanently or indefinitely to use Term SOFR or the Term SOFR Screen Rate for similarly situated borrowers under Dollar-denominated syndicated credit facilities as the Facilities; provided that, at such time, there is no successor administrator that will continue to provide Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over such administrator has ceased to provide Term SOFR or has made a public statement announcing that all Interest Periods and other tenors of Term SOFR are no longer representative; or

(iv)            at least five currently outstanding syndicated loans for similarly situated borrowers under syndicated credit facilities in the same currencies as the Facilities are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Term SOFR, each available for review (including by way of availability through posting on DebtDomain, Intralinks, Debt X, SyndTrak Online or by similar electronic means) and identified by each of the Administrative Agent and the Borrower, then, reasonably promptly after such determination by the Borrower and the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR in accordance with this Section 2.11(b) with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate established by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), giving due consideration to any evolving or then existing convention for similarly situated borrowers under Dollar-denominated syndicated credit facilities as the Facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similarly situated borrowers under Dollar-denominated syndicated credit facilities as the Facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as reasonably selected by the Administrative Agent (in consultation with the Borrower) from time to time in its reasonable discretion and may be periodically updated with the consent of the Borrower (the “Adjustment”; and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace Term SOFR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace Term SOFR with a rate described in clause (y), object to such amendment; provided that, for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Successor Rate shall be applied in a manner consistent with market practice as reasonably determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended, (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) the Term SOFR component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of a Successor Rate shall provide that in no event shall such Successor Rate be less than (x) in the case of Revolving Loans, 2.00% per annum for purposes of this Agreement and (y) otherwise, zero for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent with the consent of the Borrower will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other Lender party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes to the Lenders (with a copy to the Borrower) reasonably promptly after such amendment becomes effective.

Section 2.12. Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii)           subject any Lender, any Issuing Bank or the Administrative Agent to any Tax (other than any Indemnified Taxes and any Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender, any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Bank or the Administrative Agent of making or maintaining any Term SOFR Loan or ABR Loan (or of maintaining its obligation to make any such Revolving Loan) or to increase the cost to such Lender, any Issuing Bank or the Administrative Agent of participating in or to reduce the amount of any sum received or receivable by such Lender, any Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, any Issuing Bank, or the Administrative Agent, the Borrower will pay to such Lender, any Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, any Issuing Bank or the Administrative Agent, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b)            If any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on a Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by such Lender, or the Letters of Credit issued by the Issuing Bank, then, from time to time upon request of such Lender or any Issuing Bank, the Borrower will pay to such Lender or any Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or any Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)            A certificate of a Lender, any Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or any Issuing Bank or its holding company or the Administrative Agent, as the case may be, in reasonable detail as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, any Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within fifteen days after receipt thereof.

(d)            Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.12 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III or, in each case, any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.12.

(e)            Failure or delay on the part of any Lender, any Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, an Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender, any Issuing Bank or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s, any Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss (excluding loss of anticipated profits), cost and expense that such Lender actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Term SOFR Loans. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen days after receipt of such demand.

Section 2.14. Taxes.

(a)            Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings of Indemnified Taxes applicable to additional amounts payable under this Section 2.14), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)            Without limiting or duplicating the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c)            Without duplication of paragraphs (a) and (b) above.

(i)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable by such Recipient, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after written demand therefor, for the full amount of (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligations of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(d)            As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders).

(e)            Each Lender (which, solely for purposes of this Section 2.14(e), shall include the Administrative Agent) shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including, in the case of a Lender seeking exemption from the withholding imposed under FATCA, any documentation necessary to prevent such withholding). In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below in this Section 2.14(e)) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding the foregoing, the completion, execution and submission of such documentation (other than documentation set forth in Section 2.14(e)(i), 2.14(e)(ii)(A) through (D) and 2.14(e)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)            Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed copies of IRS Form W-9 (or any successor forms) certifying that such Lender is a “United States person” exempt from U.S. federal backup withholding.

(ii)            Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)            in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B)            two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C)            in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit O-1, O-2, O-3 or O-4, as applicable (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D)            to the extent a Lender is not the beneficial owner of the applicable Revolving Loan (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, each accompanied by a Form W-8ECI, W-8EXP, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E)            any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)            If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times required by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation required by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.14(e), a Lender shall not be required to deliver any form or documentation that such Lender is not legally eligible to deliver.

(f)            If the Administrative Agent, any Issuing Bank or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 2.14 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, any Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, any Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Issuing Bank or such Lender in the event the Administrative Agent, any Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(f), in no event will the Administrative Agent, any Issuing Bank or a Lender be required to pay any amount to any Loan Party pursuant to this Section 2.14(f) the payment of which would place the Administrative Agent, any Issuing Bank or a Lender, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Notwithstanding anything to the contrary, this clause (f) shall not be construed to require (i) the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to Taxes which it deems confidential) or (ii) any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in Same Day Funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Term SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Revolving Loan, all payments of accrued interest payable on a Revolving Loan or any Reimbursement Obligation and all other payments under each Loan Document shall be made in Dollars except as otherwise expressly provided herein.

(b)            After the exercise of remedies provided for herein (or all or any portion of the Revolving Loans have been accelerated hereunder), except as otherwise expressly provided herein and subject to any Customary Intercreditor Agreement then in effect, any amounts received on account of the Secured Obligations (including all proceeds of Collateral received by the Administrative Agent, any Issuing Bank or any Lender while an Event of Default is continuing) will be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including all court costs and the fees and expenses of agents and legal counsel) payable to the Administrative Agent in its capacity as such;

Second, to the Administrative Agent to pay Secured Obligations in respect of Protective Advances and Overadvances then due to the Lenders;

Third, to payment of that portion of the Secured Obligations constituting unpaid principal amounts of the LC Disbursements, ratably among any Issuing Banks in proportion to the respective amounts described in this clause Third payable by them;

Fourth, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and any Issuing Banks, ratably among them in proportion to the amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of any Issuing Banks, to Cash Collateralize 103% of that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower in accordance with this Agreement, ratably among them in proportion to the amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Revolving Loans and other Secured Obligations, ratably among the Lenders and any Issuing Banks in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Secured Obligations constituting unpaid principal of the Revolving Loans, and LC Exposure ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the payment of all other Secured Obligations consisting of Banking Services Obligations and Secured Hedging Obligations, in each case, in respect of which the Administrative Agent has established Reserves and that are due and payable to the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the other Secured Parties on such date;

Ninth, to the payment of all other Secured Obligations of the Loan Parties (including Banking Services Obligations up to the Bank Product Amount and Secured Hedging Obligations up to the Hedge Product Amount) that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct;

provided that if any Letter of Credit expires undrawn, then any Cash Collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.15(b).

(c)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d)            Except as otherwise permitted hereunder, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or other consideration in respect of any of its Revolving Loans or resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other relevant Lender in respect of such other Lenders’ Revolving Loans, as applicable, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans from the relevant Lenders to the extent necessary so that the benefit of all such payments and consideration shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment by the Borrower or any Loan Party made pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Section 2.08(a)(ii)), (B) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Revolving Loans to any assignee or participant other than the Borrower or any of its Affiliates or (C) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Revolving Loans or Commitments or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Revolving Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or any Issuing Bank, as the case may be, the amount due, but in no event shall the Administrative Agent be obligated to distribute such amount due.

Section 2.16. Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or any event gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts (at the expense of the Borrower) to designate a different Lending Office for funding or booking its Revolving Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14 or eliminate the applicability of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender. The Loan Parties hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.12 or gives notice under Section 2.20, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts due and payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.12, or payments required to be made pursuant to Section 2.14 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.17. Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Lenders set forth in this Section 2.17, (A) from time to time on any Business Day during the period from the Effective Date to the fifth Business Day prior to the Latest Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars issued for the account of the Borrower and/or any applicable Subsidiary (provided that the Borrower will be the applicant or co-applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.17(b), and (B) to honor drafts under the Letters of Credit and (ii) the Lenders severally agree to participate in the Letters of Credit issued under this Section 2.17(a) in accordance with the terms of Section 2.17(d). On the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for all purposes hereof will be deemed to have been issued on the Effective Date. Notwithstanding anything to the contrary herein, each Issuing Bank shall not be obligated to issue any Letter of Credit that would violate the Issuing Bank’s internal policies applicable to letters of credit generally or applicable law.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least five Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank in its sole discretion or, in the case of any issuance to be made on the Effective Date, one Business Day prior to the Effective Date), a Letter of Credit Request. To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.17(c)) the Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank in its sole discretion), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of the letter of credit application or other agreement shall control to the extent more favorable to such Issuing Bank. Each Letter of Credit, letter of credit application or other document entered into by the Borrower with any Issuing Bank relating to any Letter of Credit may contain additional representations, warranties, covenants or events of default as such Issuing Bank may reasonably require consistent with such Issuing Bank’s customary practices for Letters of Credit. No Letter of Credit may be issued, amended, extended or renewed unless (and on the issuance, amendment, extension or renewal of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) the LC Exposure does not exceed the Letter of Credit Sublimit, (ii) the Total Revolving Credit Exposure does not exceed the Line Cap then in effect, (iii) the Total Revolving Credit Exposure does not exceed the Aggregate Commitments then in effect, (iv) no Issuing Bank’s LC Exposure exceeds such Issuing Bank’s portion of the Letter of Credit Sublimit as set forth across from such Issuing Bank’s name on Schedule 2.01 and (v) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to any Class of Commitments, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Commitments then in effect that are scheduled to remain in effect after such Maturity Date and (vi) no Default or Event of Default exists or would result from such issuance, amendment, extension or renewal. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;

(ii)            the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(iii)            except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount of less than $100,000;

(iv)            any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(v)            the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)            the beneficiary of such Letter of Credit is an Embargoed Person or is located in a Sanctioned Country; or

(vii)            the proposed Letter of Credit is in a form not acceptable to such Issuing Bank in its reasonable discretion of the applicable beneficiary in not acceptable to such Issuing Bank in its reasonable discretion.

(c)            Expiration Date. No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Latest Maturity Date; provided that, any Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding subclause (B) unless 103% of the then-available face amount thereof is Cash Collateralized or backstopped on or before the date on which such Letter of Credit is extended beyond the date referred to in subclause (B) above pursuant to arrangements satisfactory to the relevant Issuing Bank in its sole discretion), and such Letter of Credit shall automatically renew unless the applicable Issuing Bank provides written notice of non-renewal to the beneficiary and the Borrower at least thirty (30) days prior to the then-current expiration date; provided further that each Issuing Bank shall have the right in its sole discretion to decline to automatically extend any Letter of Credit.

(d)            Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment that is required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement.

(i)            If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to the amount of such LC Disbursement not later than 10:00 a.m. one Business Day immediately following the date on which the Borrower receives notice of such LC Disbursement under Section 2.17(g); provided, that the Borrower may, without satisfying the conditions to Borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan (any Revolving Loan described in clause (x),(y) or (z), a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting Revolving Loan. The relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the Borrower in accordance with the terms of the preceding sentence (without giving effect to the proviso therein). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice (and in any event within one Business Day), each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent Lenders have made payments to the Administrative Agent pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(ii)            If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)            Obligations Absolute. The obligation of the Borrower to reimburse LC Disbursements as provided in Section 2.17(e) shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right that the Borrower, any Subsidiary or any other Person may at any time have against the beneficiary or any transferee or any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (v) any breach of any agreement by the beneficiary of any Letter of Credit with the Borrower, any Subsidiary or any other Person, (vi) any failure of the Borrower, any Subsidiary or any other Person to receive goods, services or other value in connection with any drawing under any Letter of Credit or (vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any act or omission of any adviser, correspondent or confirming bank or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. No Issuing Bank shall have any duty to notify the Borrower of any discrepancy or defect in any document presented for payment under any Letter of Credit except to the extent required by applicable law.

(g)            Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.17(e).

(h)            Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Revolving Loans, as applicable), at the rate per annum then applicable to Revolving Loans that are ABR Revolving Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.17(e), then Section 2.10(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.17(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i)            Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.

(i)            Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank”, shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(ii)            The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Lender, designate one or more additional applicable Lenders to act as an issuing bank under the terms of this Agreement. Any applicable Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(iii)            Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Borrower, each other Issuing Bank and the Lenders resign as Issuing Bank which resignation shall be effective as of the later of (x) the appointment of a replacement Issuing Bank and (y) the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit issued by such resigning Issuing Bank then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time). In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint any Lender that accepts such appointment in writing as a successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(j)            Cash Collateralization.

(i)            If any Event of Default exists and (if any are then outstanding) the Revolving Loans have been declared due and payable in accordance with Article VII hereof, or if the applicable Issuing Bank determines in its reasonable discretion that cash collateralization is necessary to protect its interests, then on the Business Day on which the Borrower receives notice from the Administrative Agent at the direction of the Required Lenders (or from the applicable Issuing Bank in the case of the foregoing protection determination) demanding the deposit of Cash Collateral pursuant to this Section 2.17(j), the Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and each Issuing Bank (the “LC Collateral Account”), an amount in Cash equal to 103% of the LC Exposure as of such date (“Minimum Collateral Amount”) (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i).

(ii)            Any such deposit in the LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this Section 2.17(j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Accounts. The Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the LC Collateral Accounts. Interest or profits, if any, on such investments shall accumulate in the applicable LC Collateral Accounts. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, subject to the consent of the Required Lenders, applied to satisfy other Secured Obligations. The amount of any Cash Collateral posted in accordance with the terms of this Section 2.17(j) (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after the Event of Default giving rise to the obligation to do so has been cured or waived.

(iii)            At any time on or after the Effective Date, the Borrower may (but shall not be required to) deposit cash and Cash Equivalents in the Specified LC Collateral Account. Any such deposit in the Specified LC Collateral Account shall (i) be held as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this Section 2.17(j) and (ii) for the purpose of calculating Excess Availability, be deemed to reduce the LC Exposure in an amount equal to the aggregate amount of such cash at such time. From and after the date that is 45 days following the Effective Date or such later date as the Administrative Agent (acting at the Direction of the Required Lenders) reasonably agrees to in writing; provided that, each Lender (and Participants identified to the Administrative Agent by the Lenders) shall be deemed to have consented to or otherwise approved the extension unless it shall have objected thereto by written notice or instruction (whether by email or other form) to the Administrative Agent within seven (7) Business Days of the receipt of written notice by the Lenders (and each such Participant identified to the Administrative Agent by the Lenders), unless the Specified LC Collateral Account is subject to an Account Control Agreement (provided that such Account Control Agreement shall be in the form of a “blocked account” agreement), in form and substance reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders), the amount in the Specified LC Collateral Account shall be deemed to be zero. Cash and Cash Equivalents on deposit in the Specified LC Collateral Account shall not be withdrawn, except that upon written request by the Borrower attaching a Borrowing Base Certificate demonstrating no Overadvance on a pro forma basis, the Administrative Agent (acting at the Direction of the Required Lenders; provided that each Lender (and each Participant identified to the Administrative Agent by the Lenders) shall be deemed to have given such direction unless it shall have objected thereto by written notice or instruction (whether by email or other form) to the Administrative Agent within seven (7) Business Days of the receipt of written notice of such withdrawal request by the Lenders (and each such Participant identified to the Administrative Agent by the Lenders)) shall cause the disbursement of the amount set forth in such withdrawal request to a Deposit Account of the Loan Parties, as directed by the Borrower.

(k)            The Lenders agree to pay to each Issuing Bank, each for its own account , on each anniversary of the Effective Date through and including the Maturity Date, in arrears, a fee, which shall accrue on a daily basis (the “LC Ticking Fee”) in respect of such Issuing Bank’s portion of the Letter of Credit Sublimit as in effect on such date, computed at a rate equal to 0.15% per annum. Upon an early termination of this Agreement or if the Maturity Date is not on an anniversary of the Effective Date, the final payment shall be on the applicable termination date or Maturity Date (as the case may be) and such payment shall be calculated in accordance with the foregoing for the period from the prior payment date up to and including the applicable termination date or Maturity Date (as the case may be).

Section 2.18. Extension Option.

(a)            Automatic Extension.

(i)            The Borrower may request an extension of the Maturity Date then in effect (in respect of all then-outstanding Revolving Loans and Commitments hereunder) up to a maximum of two (2) times over the life of this Agreement in each case for a period of no more than twelve (12) months by submitting an Extension Request to the Administrative Agent (the “Extension Option”). The Maturity Date shall be extended as specified by the Borrower if (A) the Administrative Agent has received the applicable Extension Request at least 90 days prior to the applicable Maturity Date then in effect, (B)  the Borrower shall have paid or caused to be paid all outstanding fees and expenses then due and payable under the Loan Documents to the extent invoiced to the Borrower and/or the other Loan Parties prior to giving effect to such extension and (C) no Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) exists at the time of or shall have occurred and be continuing immediately after giving effect to such extension.

(ii)            No consent of any Lender or the Administrative Agent shall be required to effectuate any extension pursuant to this Section 2.18(a). Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents shall be deemed to have been amended as may be necessary or appropriate to effect the provisions of, and any extension made pursuant to, this Section 2.18(a). This Section 2.18(a) shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

(b)            Maturity Extension

(i)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all (but not less than all) Lenders of a Class of Revolving Loans on a pro rata basis (provided that the Borrower shall promptly provide notice of such offer to the Administrative Agent and, the Administrative Agent shall inform each Lender of such applicable Class of such offer) and the Lenders of such Class shall be able to accept or reject such offer, and the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Loans and otherwise modify the terms of such Revolving Loans pursuant to the terms of the relevant Extension Offer (each, an “Extension”), so long as the Revolving Loans of any Revolving Lender that agrees to an Extension with respect to such Revolving Loans (an “Extending Revolving Lender”) extended pursuant to any Extension (“Extended Revolving Loans” and any such commitment to provide such Extended Revolving Loans, an “Extended Revolving Loan Commitment”) shall have substantially the same terms as the Class of Revolving Loans subject to such Extension Offer and shall be pari passu in right of payment and security, including right of proceeds of security (but without regard to the control of remedies) with the Class of Revolving Loans subject to such Extension Offer;

provided that, in the case of an Extension pursuant to this Section 2.18(b):

(A)            to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings) and (2) repayments required upon the Maturity Date of any Revolving Facility) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Letters of Credit shall be participated on a pro rata basis by all Lenders and (z) repayment of Revolving Loans with respect to, and reduction and termination of Commitments under, any Revolving Facility after the effective date of such Extended Commitment shall be made on pro rata basis with all other Revolving Facilities;

(B)            unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(C)            (x) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, and original issue discounts with respect to the Extended Revolving Loans may be different than those for the original Class of Revolving Loans from which such Extended Revolving Loans were extended and/or (y) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Loans in addition to any of the items contemplated by the preceding clause (x), in each case, to the extent provided in the applicable Extension Offer,

(D)            subject to the provisions set forth in Section 2.08, the Extended Revolving Loans may have prepayment terms as may be agreed between the Borrower and the Lenders thereof, and

(E)            the Extension Offer may provide other covenants and terms that apply to any period after the Latest Maturity Date.

(ii)            If the aggregate principal amount of Revolving Loans (calculated on the face amount thereof) in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer, with any allocated amounts in excess of any applicable Lender’s actual holdings of record to be reallocated pro rata across the remaining Lenders of the applicable Class of Revolving Loans who have accepted such Extension Offer. All documentation in respect of such Extension shall be consistent with the foregoing and any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(iii)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.18(b), (A) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.08 and (B) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”), which condition may be waived by the Borrower, to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion) of Revolving Loans of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.18(b) (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18(b).

(iv)            No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Loans. All Extended Revolving Loans and all obligations in respect thereof shall be Loan Document Obligations that are secured by Liens on the Collateral that are equal in priority to the Liens on the Collateral securing the Secured Obligations and equal in priority with respect to any proceeds of Collateral. Each of the parties hereto hereby agrees that the Administrative Agent and the Borrower may, without the consent of any Lender, effect such administrative and technical amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18(b) and any Extension (including any amendments necessary to treat the Revolving Loans subject thereto as Extended Revolving Loans and as a separate Class hereunder of Revolving Loans) (each such amendment, an “Extension Amendment”).

(v)            In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent (acting at the direction of the Required Lenders)) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18(b).

(vi)            In the event that the Administrative Agent determines in its sole discretion (acting at the Direction of the Required Lenders) that the allocation of Extended Revolving Loans to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Offer, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within fifteen days following the effective date of such applicable Extension, as the case may be, which Corrective Extension Agreement shall (i) provide for the extension of Revolving Loans under the original Class of Revolving Loans in such amount as is required to cause such Lender to hold Extended Revolving Loans of the applicable Extension series into which such other Revolving Loans or commitments were initially extended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Revolving Loans to which it was entitled under the terms of such Extension, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) as the Administrative Agent and the Borrower shall reasonably determine are necessary to give effect to the foregoing provisions of this clause (vi).

(vii)            This Section 2.18(b) shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

Section 2.19. Defaulting Lenders. Notwithstanding anything to the contrary, if any Lender becomes a Defaulting Lender, then, until such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law.

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02 and in the definition of “Required Lenders”.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.07, Section 2.12, Section 2.13, Section 2.14, Section 2.15, Article VII, Section 9.04 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash Collateral for Fronting Exposure of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) to be held as Cash Collateral for future Fronting Exposure of such Defaulting Lender with respect to participation interests in any future Letter of Credit; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lenders, Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.19(d). Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees.

(i)            No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09 for any period during which that Lender is a Defaulting Lender, and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender.

(ii)            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to this Section 2.19.

(iii)            With respect to any fee payable under Section 2.09(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such non-Defaulting Lender pursuant to clause (d) below, (y) pay to each Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of any Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(e)            Cash Collateral. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Requirement of Law, Cash Collateralize any Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.19(h).

(f)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 2.19(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)            New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)            Cash Collateral.

(i)            Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize any Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(d). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.19(e), after giving effect to Section 2.19(e) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in LC Collateral Account. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(iii)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Sections 2.07 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iv)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04)) or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligation

Section 2.20. Illegality. If after the Effective Date it becomes unlawful, or any Governmental Authority after the Effective Date has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21. Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) each of the Administrative Agent and the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

Article III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized or incorporated, validly existing and, if applicable, with respect to the Borrower and the Subsidiary Guarantors, in good standing (or similar status, to the extent such status exists under the laws of any such jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the Borrowings hereunder (a) have been duly authorized by all organizational action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of any Requirement of Law or violate the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and, if applicable, delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Financing Transactions, except for (a) the filing of Uniform Commercial Code (or similar) financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages and other Liens granted under the Loan Documents, (d) such as have been made or obtained and are in full force and effect and (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet of the Borrower as at December 31, 2025, and the related audited consolidated statements of net income, comprehensive income, changes in total deficit and cash flows of the Borrower for the fiscal year ended December 31, 2025, which have been prepared in accordance with GAAP applied consistently throughout the periods involved except to the extent provided in the notes thereto and present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries, as of and for the periods ended on such dates set forth on such financial statements.

Section 3.06. No Material Adverse Change or Material Adverse Effect. Since the Plan Confirmation Date, there have been no events, developments or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07. Title to Properties. The Borrower and the Subsidiaries have good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (excluding Intellectual Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, to utilize such properties and assets for their intended purposes or except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens permitted by Section 6.02.

Section 3.08. Subsidiaries. Schedule 3.08 sets forth, as of the Effective Date, the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary. Except as set forth on Schedule 3.08, as of the Effective Date, all of the issued and outstanding Equity Interests of each Subsidiary is owned directly by the Borrower or by a Subsidiary.

Section 3.09. Litigation; Compliance with Laws.

(a)            As of the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Financing Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of any Borrowing after the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            None of the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor, to the knowledge of the Borrower, will the continued operation of their material properties and assets as currently conducted violate) any Requirement of Law (including any zoning, building, ordinance, code or approval or any building permit) or, any restriction on recordation of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in any such case where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations.

(a)            None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)            No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that would result in a violation of Regulation T, U or X of the Federal Reserve.

Section 3.11. Investment Company Act. None of the U.S. Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

Section 3.12. Use of Proceeds. The proceeds of each Credit Extension hereunder will be used in accordance with the provisions of Section 5.08.

Section 3.13. Taxes.

(a)            Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, each of the Borrower and each of its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.04 and for which the Borrower or its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or arise as of the Petition Date to the extent the payment of such Taxes, assessments, or governmental charges are excused or prohibited by the Bankruptcy Code or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Effective Date.

(b)            Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Effective Date, with respect to each of the Borrower and each of its Subsidiaries, there are no claims being asserted in writing with respect to any Taxes and no audits or other proceedings with respect to Taxes.

Section 3.14. No Material Misstatements.

(a)            The written factual information (other than information of a general economic or industry specific nature, projections and forward-looking information) (the “Information”) concerning the Borrower, the Subsidiaries, the Financing Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent on or before the Effective Date in connection with the Financing Transactions, when taken as a whole (giving effect to all supplements and updates thereto), and taken together with any reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, as the case may be, is or will be at the time furnished correct in all material respects and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)            Any projections and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent on or before the Effective Date in connection with the Financing Transactions, together with all supplements and updates thereto, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the Effective Date; it being understood that such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that actual results may differ from such projections and other forward-looking information and that such differences may be material and that no assurance can be given that such projections and other forward-looking information will be realized.

Section 3.15. ERISA.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 3.16. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i)  the Borrower and each Subsidiary, and their respective operations and properties, (a) are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals required under any Environmental Law; (b) have not become subject to any Environmental Liability; and (c) have not received written notice of any claim with respect to any Environmental Liability, (ii) to the knowledge of the Borrower and each Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of the Borrower or any Subsidiary, or with respect to their respective operations and properties, and (iii) to the knowledge of the Borrower or any Subsidiary, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

Section 3.17. Security Documents.

(a)            Valid Liens. Each Security Document delivered pursuant to Sections Section 4.01, 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in, or recorded by, the offices required by the applicable Requirement of Law and (ii) upon the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the Loan Documents), the Liens created by the Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing and recording financing statements or possession (to the extent possession is required by the Loan Documents), as the case may be, in each case prior to all Liens, and subject to no Liens, in each case, other than Liens permitted under Section 6.02, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar law affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) implied covenants of good faith and fair dealing.

(b)            PTO Filing; Copyright Office Filing. When the Intellectual Property security agreements are properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings and recordations together with the financing statements filed in the offices required by the applicable Requirement of Law may perfect such interests, the Liens created by the Security Agreement and such Intellectual Property security agreements shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Security Agreement) registered with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on Patents, Trademarks and Copyrights acquired, registered or applied for by the grantors thereof after the Effective Date).

(c)            Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, prior to all Liens, other than the Liens permitted under Section 6.02, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.18. Solvency. After giving effect to the consummation of the Transactions, on the Effective Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

Section 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters; (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP; and (d) the Borrower and the Subsidiaries are in compliance with all Requirements of Law, agreements, policies, plans and programs relating to employment and employment practices.

Section 3.20. Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

Section 3.21. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, license or possess the valid right to use, all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of the Borrower or any Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates, dilutes or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations, dilutions or violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against the Borrower or any Subsidiary, would reasonably be expected to have a Material Adverse Effect.

Section 3.22. Anti-Corruption, Anti-Money Laundering and Economic Sanctions Laws.

(a)            The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. To the extent applicable, each of the Borrower and its Subsidiaries and, to the knowledge of the Borrower, each of their respective officers, directors and employees, is in compliance, in all material respects, with any applicable Anti-Corruption Laws or any applicable Sanctions that in each case are binding on them. None of (A) the Borrower, its Subsidiaries or, to the knowledge of the Borrower, any of their respective officers, directors or employees or (B) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is an Embargoed Person.

(b)            No part of the proceeds of the Revolving Loans will be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(c)            No part of the proceeds of the Revolving Loans will be used to lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person, except to the extent permitted for a Person required to comply with Sanctions.

Section 3.23. Outbound Investment Rules. As of the Effective Date, no Loan Party is a “covered foreign person” as that term is used in the Outbound Investment Rules. As of the Effective Date, no Loan Party currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, if any Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 3.24. Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects as of the date of delivery of such Borrowing Base Certificate and has been prepared in all material respects in the accordance with the requirements of this Agreement. The Administrative Agent may rely, in determining which Accounts are Eligible Installment Accounts Receivables or Eligible Credit Card Receivables on all statements and representations made by the Loan Parties with respect to any Account or Accounts and, in determining which Inventory is Eligible Inventory on all statements and representations made by the Loan Parties with respect to any Inventory. With respect to each of the Loan Parties’ Eligible Installment Accounts Receivables and Eligible Credit Card Receivables, unless otherwise disclosed to Administrative Agent in writing, including in the Borrowing Base Certificate:

(a)            it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b)            it arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Loan Party, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Loan Party and the Account Debtor;

(c)            it is for a liquidated amount maturing as stated in the invoice covering such sale or rendition of services; and

(d)            to the knowledge of any Responsible Officer of a Loan Party, the Account Debtor thereunder is not the subject of any bankruptcy or other insolvency proceeding.

Section 3.25. Deposit Accounts. Attached hereto as Schedule 3.25 is a schedule of all Deposit Accounts maintained by the Loan Parties as of the Effective Date, which schedule identifies those Deposit Accounts that are Excluded Accounts.

Article IV

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Revolving Loans and the obligation of each Issuing Bank to issue a Letter of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived by the Lenders party hereto and the Closing Date Participants in accordance with Section 9.02):

(a)            The Administrative Agent, the Closing Date Participants and the Lenders (or their respective counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            The Administrative Agent, the Closing Date Participants and the Lenders shall have received written opinions (addressed to the Administrative Agent, the Closing Date Participants, the Issuing Banks and the Lenders dated the Effective Date) of Kirkland & Ellis LLP, New York counsel for the Loan Parties and Polsinelli LLP, Georgia counsel for the Loan Parties. Such opinions shall be in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders).

(c)            The Administrative Agent, the Closing Date Participants and the Lenders shall have received a certificate of each Loan Party, dated the Effective Date, substantially in form reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) with appropriate insertions, executed by any Responsible Officer of such Loan Party, including or attaching the documents referred to in paragraph (d) of this Section.

(d)            The Administrative Agent, the Closing Date Participants and the Lenders shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party and, (iii) to the extent such concept exists in the applicable jurisdiction, a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)            The Administrative Agent, the Closing Date Participants and the Lenders shall have received or, upon the initial borrowings on the Effective Date, will receive, all fees and other amounts previously agreed in writing by the Lenders, the Closing Date Participants and the Borrower to be due and payable on the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid.

(f)            The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent, the Closing Date Participants and the Lenders shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Loan Guaranty and the Security Agreement by the Loan Parties, (b) creation of and perfection of security interests in the Equity Interests of the Borrower’s Domestic Subsidiaries that are not Excluded Subsidiaries and (c) delivery of Uniform Commercial Code (or similar) financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code (or other similar applicable law)) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Revolving Loans on the Effective Date, if any (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within a period specified therefor in Schedule 5.14 or such later date as the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower may mutually agree).

(g)            The Closing Date Participants and the Lenders shall have received the financial statements of the Borrower as described in Section 3.05; provided that the Lenders shall be deemed to have received any financial statements included as part of any Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC on or prior to the Effective Date.

(h)            (A) The Administrative Agent shall have received Lien searches with respect to each of the Loan Parties to the extent reasonably required, and such results shall not reveal any material judgment or any Lien on any of the assets of the Loan Parties except for Liens permitted under Section 6.02 or Liens to be discharged on or prior to the Effective Date and (B) The Closing Date Participants and the Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit G certifying as to the Solvency of the Borrower and its Subsidiaries as of the Effective Date on a consolidated basis after giving effect to the Transactions.

(i)            (i) The Administrative Agent, the Closing Date Participants and the Lenders shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the Administrative Agent (or the Closing Date Participants or the Lenders) or that the Administrative Agent or the applicable Lender or the applicable Closing Date Participant shall have reasonably determined is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; and (ii) at least three Business Days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent, any Lender or any Closing Date Participant have provided the Borrower its electronic delivery requirements at least ten (10) Business Days prior to the Effective Date, it shall deliver a Beneficial Ownership Certification to the Administrative Agent, the Closing Date Participants and the Lenders in relation to the Borrower.

(j)            The Restructuring Support Agreement (as defined in the Confirmed Chapter 11 Plan) shall not have been terminated and shall remain in full force and effect as to the Consenting RCF Lenders and the Consenting QVC Noteholders (each as defined in the Restructuring Support Agreement (as defined in the Confirmed Chapter 11 Plan)).

(k)            (i) The Confirmation Order shall have been entered on the Plan Confirmation Date and be a Final Order, (ii) the Confirmed Chapter 11 Plan shall not have been amended, supplemented or modified in a manner that is materially adverse to the interests of the Lenders or Closing Date Participants, and (iii) the Confirmed Chapter 11 Plan shall have been consummated and become effective in accordance with its terms; provided that all conditions precedent to the confirmation of the Confirmed Chapter 11 Plan and all conditions precedent to the Effective Date (as defined in the Confirmed Chapter 11 Plan) shall have been satisfied (and not waived) other than any conditions precedent that the Required Lenders have consented in writing to waive.

(l)            Since the Plan Confirmation Date, no event, circumstance or condition shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

(m)            The Administrative Agent shall have received a Notice of Borrowing in accordance with Article II hereof.

(n)            At the time of and immediately after the occurrence of the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(o)            The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of the Effective Date before and after giving effect to the Transactions and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(p)            The Closing Date Participants and the Lenders shall have received a certificate from a Responsible Officer of the Borrower certifying that the conditions in paragraphs (k)(iii), (l), (n), (o) and (x) hereof have been satisfied.

(q)            Each of the Term Facility Agreement and the Senior Secured Notes Indenture shall have been duly executed and delivered and all conditions precedent to the effectiveness of each such agreement contained therein shall be satisfied (or waived in accordance with the terms thereof), and each such agreement shall be in full force and effect.

(r)            The ABL Intercreditor Agreement shall have been duly executed and delivered and be in full force and effect.

(s)            The Administrative Agent, the Closing Date Participants and the Lenders shall have received and be satisfied with the results of an initial field examination and appraisal of the assets included in the Borrowing Base, by an Approved Appraiser.

(t)            At least three (3) Business Days prior to the Effective Date, the Administrative Agent, the Closing Date Participants and the Lenders shall have received a Borrowing Base Certificate, prepared as of the most recent month ended at least twenty (20) Business Days (or such shorter period as may be elected by the Borrower) prior to the Effective Date.

(u)            The Administrative Agent, the Closing Date Participants and the Lenders shall have received insurance certificates and endorsements to the extent required by Section 5.03.

(v)            The Administrative Agent, the Closing Date Participants and the Lenders shall have received the results of recent lien and judgment searches in each of the jurisdictions where the Loan Parties are located (within the meaning of Section 9-307 of the New York UCC, or the corresponding code or statute of any other applicable jurisdiction), and such searches shall reveal no liens on any of the assets of the Loan Parties (except for Liens permitted under Section 6.02), or any such Liens shall be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(w)            Except as contemplated by the Confirmed Chapter 11 Plan (as in effect on the Effective Date), after giving effect to the closing of the Financing Transactions, neither the Borrower nor any of its Subsidiaries shall have any material Indebtedness for borrowed money (excluding, for the avoidance of doubt, capital lease obligations, purchase money debt and intercompany indebtedness), other than Indebtedness Incurred under this Agreement, the Term Facility and the Senior Secured Notes.

(x)            There shall be no adversary proceeding pending in the Bankruptcy Court, or litigation commenced outside of the bankruptcy proceedings that is not stayed pursuant to section 362 of the Bankruptcy Code, seeking to enjoin or prevent the Financing Transactions.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and each Closing Date Participant. by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, or delivering its signature page to a Participation Agreement or any other agreement pursuant to which it became a Closing Date Participant hereunder, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender or Closing Date Participant prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Each Credit Extension. The obligation of each Lender to make any Credit Extension is subject to the satisfaction of the following conditions:

(a)            (i) In the case of any Borrowing, the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.17(b).

(b)            The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c)            At the time of and immediately after giving effect to the applicable Credit Extension and the use of proceeds thereof, no Default or Event of Default has occurred and is continuing.

(d)            Except in the case of a Protective Advance or an Overadvance permitted hereunder, the Total Revolving Credit Exposure does not exceed the Line Cap then in effect after giving effect to such Credit Extension.

Each Credit Extension after the Effective Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02.

Article V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender and Participants identified to the Administrative Agent by the Lender:

(a)            Audited Annual Financial Statements. On or before the date that is 90 days after the end of each fiscal year of the Borrower (or such later date as may be permitted by the SEC for the filing of the Annual Report on Form 10-K by any Parent Entity of the Borrower with the SEC), an audited consolidated balance sheet and related statements of operations and income, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification and without qualification as to the scope of audit (other than a “going concern” statement solely with respect to, or expressly resulting solely from, (1) an upcoming maturity date of any Indebtedness under the Loan Documents, including pursuant to Section 2.17 and Section 2.18, Indebtedness Incurred pursuant to Section 6.01(h), Section 6.01(i), Section 6.01(n), and/or any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) any such Indebtedness), or (2) any actual or potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and, for the avoidance of doubt, without modification as to the scope of audit;

(b)            Quarterly Financial Statements. Commencing with the financial statements for the fiscal quarter ending on or about September 30, 2026, on or before the date that is 45 days after the end of each of the first three fiscal quarters each fiscal year (or such later date as may be permitted by the SEC for the filing of the Form 10-Q by any Parent Entity of the Borrower with the SEC (or, to the extent (x) such Form 10-Q is no longer required to be filed with the SEC and (y) the Borrower does not file such Form 10-Q with the SEC, within 45 days after the end of each fiscal quarter)), an unaudited consolidated balance sheet and related statements of operations and income, stockholders’ equity and cash flows of the Borrower as of the end of and for the applicable fiscal quarter and the then elapsed portion of the fiscal year commencing with the fifth fiscal quarter ending after the Effective Date, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            Monthly Financial Statements. Commencing with the financial statements for the fiscal month ending July 31, 2026, on or before the date that is 30 days after the end of each fiscal month of the Borrower, an unaudited consolidated balance sheet and related statements of operations and income, stockholders’ equity and cash flows of the Borrower as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal month and such portion of the fiscal year in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)            Borrowing Base Certificate. On or prior to the 20th day after the last day of each calendar month ending after the Effective Date (or, for the Borrowing Base Certificate for the month ending July 31, 2026, on or prior to August 31, 2026), a Borrowing Base Certificate, together with a detailed accounts payable aging report of the Loan Parties, as of the close of business on the last day of the applicable preceding calendar month; provided that during the continuance of a Weekly Borrowing Base Delivery Period, the Borrower shall deliver a Borrowing Base Certificate, together with a detailed accounts payable aging report of the Loan Parties, as of the close of business on the last Business Day of the immediately preceding week, on or before the close of business of the third Business Day after the end of each week; provided, further, that the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate to the extent any transaction effected by a Loan Party has the effect of disposing, selling, distributing or otherwise transferring assets comprising 5.0% or more of the Borrowing Base on a pro forma basis after giving effect to such transaction (other than Section 6.05(a) and any Disposition to a Loan Party), and such updated Borrowing Base Certificate shall be delivered to the Administrative Agent three Business Days prior to such transaction1;

(e)            Compliance Certificate. Simultaneously with any delivery of financial statements under paragraph (a), (b) or (c) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that all information required to have been delivered to the Administrative Agent on or prior to the date of such certificate pursuant to this Agreement (including but not limited to Section 5.05(b) and Section 5.11(c)) and the Security Agreement (including but not limited to Sections 4.02(a), 4.02(f), 4.03(c) and 4.04 thereof) has been so delivered; (iii) if applicable, specifying any change in the identity of the Grantors (as defined in the Security Agreement), Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, as of the end of such fiscal year, quarter or month, as the case may be, from the Guarantors, Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, respectively, provided to the Administrative Agent on the Effective Date or the most recent fiscal year, quarter or month, as the case may be and (iv) with respect to any delivery of financial statements under paragraph (a) or (b) above, setting forth and certifying a calculation of Consolidated EBITDA as of the last day of the period to which such financial statements apply;

(f)            Management Letters and Accountant Reports. Concurrently with the delivery of financial statements under paragraph (a) above, copies of all management letters and other material reports submitted to the Borrower or any of its Subsidiaries by their respective accountants in connection with such financial statements;

(g)            Accounts Reports. Concurrently with the delivery of each Borrowing Base Certificate described in Section 5.01(d), or more frequently as requested by the Administrative Agent during the existence of an Event of Default, the Loan Parties shall deliver to the Administrative Agent a detailed aged trial balance of all of their Accounts (“Schedule of Accounts”), and upon the Administrative Agent’s written request therefor, copies of proof of delivery and copies of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as the Administrative Agent (as directed by the Required Lenders, each in their respective Permitted Discretion) shall reasonably request;

 1 As of the Effective Date, the Exit ABL Facility is undrawn and provides for an availability of $362.6 million

(h)            Certain Filings, Statements and Reports. Promptly upon filing thereof, (x) copies of any annual, semi-annual (if applicable), quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K but excluding any such other periodic or special reports that are filed in the ordinary course given the nature of the business of the Borrower and its Subsidiaries) and registration statements which the Borrower or any Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders and Participants identified to the Administrative Agent by the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentially with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements and material reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders and Participants identified to the Administrative Agent by the Lenders pursuant to this Agreement);

(i)            Cash Flow Projections. At any time on or after January 1, 2027, promptly, but in any event within two (2) Business Days after Excess Availability is less than the greater of (x) 20% of the Line Cap and (y) $100,000,000, and weekly thereafter on each Wednesday until Excess Availability is equal to or greater than the greater of (x) 20% of the Line Cap and (y) $100,000,000 for thirty (30) consecutive calendar days, a rolling thirteen-week cash flow forecast in substantially the form attached as Exhibit I or such other form satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders), together with a variance report comparing actual results to the prior period’s projections;

(j)            Budget. On or before the date that is 120 days after the end of each fiscal year of the Borrower, an annual operating budget prepared by management of the Borrower for such fiscal year, detailed by fiscal month and reflecting (x) financial projections of the Borrower’s consolidated balance sheet and related statements of operations and income, stockholders’ equity and cash flows of the Borrower and (y) a Borrowing Base forecast;

(k)            Quarterly Inventory and Reserve Information. Together with the delivery of financial statements under (b) of this Section 5.01, (i) an inventory stock ledger for the Borrower and its Subsidiaries, including by category and an aging summary, (ii) details of the estimated return rate used by the Borrower to calculate its return reserve and (iii) details of the estimated policy refund rate used by the Borrower’s to calculate policy refunds, in each case in the form reasonably acceptable to the Administrative Agent; and

(l)            Additional Information. Promptly following any request therefor but subject to the limitations set forth in Section 5.07 and Section 9.12, such other reasonably available information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (1) the Form 10-K, 10-Q (or the equivalent) or any semi-annual reports filed with the SEC (if applicable), as applicable, of the Borrower (or a Parent Entity thereof) filed with the SEC or (2) such financial information of a Parent Entity of the Borrower; provided that in any such case (i) to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of KPMG or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit (other than a “going concern” statement solely with respect to, or expressly resulting solely from, (1) an upcoming maturity date of any Indebtedness under the Loan Documents, including pursuant to Section 2.17 and Section 2.18, Indebtedness Incurred pursuant to Section 6.01(h), Section 6.01(i), Section 6.01(n), and/or any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) any such Indebtedness, or (2) any actual or potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and, for the avoidance of doubt, without modification as to the scope of audit.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request and (ii) the Borrower shall notify the Administrative Agent (by electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders (and Participants identified to the Administrative Agent by a Lender) materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (and/or Participants identified to the Administrative Agent by a Lender) (each, a “Public Lender”) may have personnel who do not wish to receive information that may be classified as MNPI at the time of such offering by the Borrower of public securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking or otherwise designating in writing Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lenders and Participants identified to the Administrative Agent by a Lender to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked or otherwise designated in writing as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent may treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02. Existence; Business and Properties. The Borrower will, and will cause each Subsidiary to:

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise permitted under Section 6.05, and (ii) except for the liquidation, winding up or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the Borrower or a Subsidiary in such liquidation or dissolution.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted under Section 6.06, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.03. Insurance. The Borrower will, and will cause each Subsidiary to:

(a)            Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including (x) self-insurance which, in the good-faith judgment of management of the Borrower, the Borrower believes is reasonable and prudent in light of the size and nature of its business and (y) insurance on inventory and warehouses that house inventory up to landed cost), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses.

(b)            Subject to Section 5.14, cause all such liability insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) of the Loan Parties to name (to the extent customary to do so in the relevant jurisdiction) the Administrative Agent as additional insured and all such property and property casualty insurance policies of the Loan Parties to be endorsed or otherwise amended to include appropriate additional loss payable endorsements including with respect to Mortgaged Properties, a customary lender’s additional loss payable endorsement.

(c)            In addition, use commercially reasonable efforts to cause each such insurance policy of the Loan Parties to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent and to deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto.

(d)            If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders).

Section 5.04. Payment of Taxes and Obligations, etc. The Borrower will, and will cause each Subsidiary to, pay all of its obligations in respect of Taxes, assessments and other governmental charges (including in its capacity as withholding agent), before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or arise as of the Petition Date to the extent the payment of such Taxes, assessments, or governmental charges are excused or prohibited by the Bankruptcy Code or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Effective Date or except where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.05. Notices of Material Events.

(a)            Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(i)            the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii)            the opening of any investigation or inquiry by or before any Governmental Authority that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iii)            the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b)            The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent (acting at the Direction of the Required Lenders)) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number (if any) or Federal taxpayer identification number provided that, each Lender (and Participants identified to the Administrative Agent by the Lenders) shall be deemed to have consented to or otherwise approved the matter to which such direction or instruction relates unless it shall have objected thereto by written notice or instruction (whether by email or other form) to the Administrative Agent within seven (7) Business Days of the receipt of written notice by the Lenders (and each such Participant identified to the Administrative Agent by the Lenders).

(c)            The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notices delivered under (x) the Term Facility Agreement or other agreement governing the Term Facility and (y) the Senior Secured Notes Documents related to the events detailed in Section 5.05(a)(i)-(iii) above, (ii) written notices of any amendment, modification or waiver to the Term Facility Agreement, other agreement governing the Term Facility or the Senior Secured Notes Documents (in each case, together with copies thereof), and (iii) any other information delivered under Article 4 of the Senior Secured Notes Indenture.

Section 5.06. Compliance with Laws. The Borrower will, and will cause each Subsidiary to comply with all Requirements of Law applicable to it or its property, except in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower and the Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.07. Maintaining Records; Access to Properties and Inspections.

(a)            The Borrower will, and will cause each of the Subsidiaries to, maintain all financial records in all material respects in accordance with GAAP. The Borrower will, and will cause each of the Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.07, neither of Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes nonfinancial trade secrets or nonfinancial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)            At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Required Lenders direct the Administrative Agent requests, each Loan Party and its Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers (including Approved Appraisers) retained by the Administrative Agent) to such Person's books, records, Accounts and Inventory so that the Administrative Agent or an appraiser (including Approved Appraisers) or consultants retained by the Administrative Agent may conduct such field examinations, inventory appraisals, verifications and evaluations as the Administrative Agent may deem necessary or appropriate and in a form reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders); provided that, the Administrative Agent (at the Direction of the Required Lenders and through an Approved Appraiser) (i) shall not conduct more than (x) one field examination and one inventory appraisal with respect to the Collateral in each consecutive 12-month period after the date of this Agreement (provided that in the first 12-month period after Effective Date, two field examinations and two inventory appraisals may be conducted), and (y) one additional field examination and one additional inventory appraisal with respect to the Collateral in each consecutive 12-month period after January 1, 2027 if at any time during such 12-month period Excess Availability shall have been less than the greater of (1) 22.5% of the Line Cap and (2) $112,000,000 for five (5) consecutive Business Days and (ii) may conduct such other field examinations and inventory appraisals at any time upon the occurrence and during the continuance of an Event of Default as determined by the Administrative Agent (at the Direction of the Required Lenders). In addition, the Administrative Agent may perform up to one additional field examination and one additional inventory appraisal per year at its own expense; provided that each such field examination and inventory appraisal shall be conducted by an Approved Appraiser. None of the foregoing shall be impacted by any field examination or appraisal conducted (x) on newly-acquired assets and (y) on the assets of one or more CBI Parties, pending their initial inclusion in the Borrowing Base.

(c)            The Borrower shall reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party's books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate and (ii) field examinations and inventory appraisals, in each case subject to the limitations thereon under this Section 5.07.

(d)            The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, (x) may prepare and distribute to the Lenders (and Participants identified to the Administrative Agent by the Lenders) certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 9.12 hereof and (y) shall promptly distribute copies of any final reports from a third party appraiser or third party consultant delivered in connection with any field examination or inventory appraisal to the Lenders (and Participants identified to the Administrative Agent by the Lenders).

Section 5.08. Use of Proceeds.

(a)            The Borrower shall use the proceeds of the Revolving Loans (x) to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries and (y) to pay fees and expenses in connection therewith and in connection with the Financing Transactions. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

(b)            It is understood and agreed that Letters of Credit may be issued (i) on the Effective Date in the ordinary course of business and to replace or provide credit support for any letter of credit of the Borrower and its Subsidiaries or any of their Affiliates and/or to replace Cash Collateral posted by any of such Persons in respect of any such letter of credit, in each case, including letters of credit under the DIP LC Facility and (ii) after the Effective Date, for general corporate purposes of the Borrower and its Subsidiaries.

(c)            The Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not use, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, directly or knowingly indirectly, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Embargoed Person, or in any Sanctioned Country, or (iii) in any manner that would result in the material violation of any Sanctions applicable to any party hereto.

Section 5.09. Compliance with Environmental Laws. The Borrower (i) will, and will make commercially reasonable efforts to cause each Subsidiary to, comply with all Environmental Laws applicable to its operations and properties and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Additional Subsidiaries. If (i) any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary, the Borrower will, within 45 days (or such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably agree) after such newly formed or acquired Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will (x) cause such Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and (y) cause each Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest other than Excluded Equity Interests in or the Indebtedness of such Subsidiary owned by such Loan Party.

Section 5.11. Further Assurances.

(a)            Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and the Security Documents, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and that the Administrative Agent or the Required Lenders may request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied and perfected, all at the expense of the Loan Parties.

(b)            Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and the Security Documents, promptly upon reasonable request by the Administrative Agent (acting at the Direction of the Required Lenders), the Borrower will, and will cause each Loan Party to, (i) correct any defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required; provided that, each Lender (and Participants identified to the Administrative Agent by the Lenders) shall be deemed to have consented to or otherwise approved the matter to which such direction or instruction relates unless it shall have objected thereto by written notice or instruction (whether by email or other form) to the Administrative Agent within seven (7) Business Days of the receipt of written notice by the Lenders (and each such Participant identified to the Administrative Agent by the Lenders).

(c)            Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and the Security Documents, if, after the Effective Date, any material assets (including any owned Real Property or improvements thereto or any interest therein (unless such Real Property is an Excluded Asset)) with a Fair Market Value in excess of $5,000,000 (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person becomes a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent (acting at the Direction of the Required Lenders), of such improvements) are acquired by the Borrower or any other Loan Party (or, in the case of a Person that became a Loan Party after the Effective Date, after the date it became a Loan Party) (other than (x) assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or (y) Excluded Assets), the Borrower will notify the Administrative Agent thereof simultaneously with the delivery of the certificate of a Financial Officer pursuant to Section 5.01(e) with respect to the financial statements delivered pursuant to Section 5.01(a) or (b), and, if requested by the Administrative Agent (acting at the Direction of the Required Lenders), within 60 days of acquisition thereof (or, in the case of Real Property, 90 days) (or, in each case, such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations (provided, however, that, in the event any Real Property subject to a Mortgage under this Section is located in a jurisdiction that imposes mortgage recording taxes or any similar fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value (determined as set forth above) of such Real Property) and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders) to grant and perfect such Liens, including actions described in paragraph (a) of this Section and to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

Section 5.12. [Reserved].

Section 5.13. Landlord Agreements. Each Loan Party shall use commercially reasonable efforts after the Effective Date to obtain a landlord lien waiver (substantially in the form of Exhibit E), estoppel, warehouseman waiver or other collateral access or similar letter or agreement, as applicable, for any distribution center or warehouse leased by a Loan Party where Eligible Inventory resides; provided, that the failure to obtain the same shall not cause an Event of Default hereunder or result in Inventory becoming ineligible, but the Administrative Agent (as directed by the Required Lenders, each in their respective Permitted Discretion) may impose a customary rent reserve for any location not subject to a landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, as applicable.

Section 5.14. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent (acting at the Direction of the Required Lenders) reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent (acting at the Direction of the Required Lenders) pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”; provided that, each Lender (and Participants identified to the Administrative Agent by the Lenders) shall be deemed to have consented to or otherwise approved the matter to which such direction or instruction relates unless it shall have objected thereto by written notice or instruction (whether by email or other form) to the Administrative Agent within seven (7) Business Days of the receipt of written notice by the Lenders (and each such Participant identified to the Administrative Agent by the Lenders).

Section 5.15. Business of the Borrower and the Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, engage at any time in any business or business activity other than (i) any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto or (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Subsidiary.

Section 5.16. Fiscal Year. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of the Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of the Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may upon written notice to, the Administrative Agent (for delivery to the Lenders), change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), in which case the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 5.17. Cash Management; Cash Dominion.

(a)            Within ninety (90) days after the Effective Date (or such later date as the Required Lenders may agree in their reasonable discretion), each Loan Party shall enter into Account Control Agreements, with respect to each Material Deposit Account.

(b)            The Loan Parties may open or close Deposit Accounts at any time other than during any Cash Dominion Period (except as the Administrative Agent may otherwise agree acting on the instructions of the Required Lenders), subject, in the case of the opening of any Material Deposit Account, to the establishment of Account Control Agreements with respect thereto on or prior to the date that is ninety (90) days after the establishment of such Material Deposit Account (or such later date to which the Administrative Agent may reasonably agree) and otherwise consistent with the provisions of this Section 5.17. The Loan Parties shall not enter into any agreements with any Credit Card Processors that are obligated in respect of Credit Card Receivables that are or will be Eligible Credit Card Receivables, unless a Credit Card Notification shall have been executed and delivered to the applicable Credit Card Processor and to the Administrative Agent. The Loan Parties shall have until the date that is thirty (30) days after the consummation of any acquisition or similar Investment (or such later date to which the Administrative Agent may reasonably agree (acting at the Direction of the Required Lenders)) to establish Account Control Agreements with respect to any Material Deposit Accounts acquired pursuant thereto.

(c)            Except as the Administrative Agent may otherwise agree, each Loan Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account to make payment, or to continue to make payment, to a Material Deposit Account, (ii) deposit in a Material Deposit Account promptly upon receipt all Cash Receipts (as defined below) received by any Loan Party from any other Person, (iii) deliver to the Administrative Agent, within sixty (60) days following the Effective Date, copies of Credit Card Notifications (substantially in the form of Exhibit F) that have been delivered to all Credit Card Issuers and Credit Card Processors that are obligated in respect of Credit Card Receivables that are or will be Eligible Credit Card Receivables, who are listed on Schedule 5.17(c), and (iv) instruct each depository institution for a Deposit Account of such Loan Party to cause all amounts on deposit and available in such Deposit Account to be transferred to a Material Deposit Account no less frequently than on each Business Day; provided that notwithstanding the foregoing, the Loan Parties shall not be required to sweep, and may maintain, amounts permitted to be held in any Excluded Account according to the definition thereof.

(d)            So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Deposit Accounts, subject to the other provisions of this Agreement and the other Loan Documents.

(e)            During the continuance of a Cash Dominion Period (and whether or not there are then any outstanding Obligations), the Loan Parties shall cause the ACH or wire transfer no less frequently than each Business Day, to a master concentration account of Borrower in the U.S. (which, for avoidance of doubt, shall be subject to a Blocked Account Control Agreement in favor of the Administrative Agent at all times) (the “Concentration Account”) which may be an existing Material Deposit Account that is subject to an Account Control Agreement), of all cash receipts and collections, including, without limitation, the following (collectively, the “Cash Receipts”):

(i)            all available cash receipts from the sale of Inventory and other Collateral or casualty insurance proceeds arising from any of the foregoing;

(ii)            all proceeds of collections of Accounts (including, without limitation, Credit Card Receivables);

(iii)            the contents of each Deposit Account (net of any minimum balance as may be required to be kept in the subject Deposit Account by the institution at which such Deposit Account is maintained);

(iv)            the cash proceeds of all credit card and debit card charges; and

(v)            all cash proceeds of any other Collateral;

in each case, except to the extent the same are held in any Excluded Account.

(f)            The Loan Parties hereby acknowledge and agree that (i) during a Cash Dominion Period, the Loan Parties have no right of withdrawal from any Concentration Account (ii) the funds on deposit in any account of the Loan Parties other than an Excluded Account (not including Excluded Accounts pursuant to clause (a) of the definition thereof) shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in each Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 5.17, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections (other than in any Excluded Account) during a Cash Dominion Period, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent. Any amounts received in the Concentration Accounts at any time when all of the Obligations have been paid in full or a Cash Dominion Period ceases to exist shall be remitted to the operating account of the Loan Parties to which proceeds of Revolving Loans are disbursed by the Administrative Agent.

(g)            From and after the Effective Date, except as otherwise expressly provided in the Loan Documents or as the Administrative Agent may otherwise agree, each Loan Party shall maintain all Material Deposit Accounts either (i) with the Administrative Agent (or a branch thereof) or (ii) to the extent an Account Control Agreement has been established with respect to any such Material Deposit Account pursuant to (and within the time periods referred to in) Section 5.17(a), any other financial institution reasonably acceptable to the Administrative Agent (as directed by the Required Lenders).

(h)            Upon any Loan Party’s written request following the termination of any Cash Dominion Period, the Administrative Agent shall promptly (but in any event shall use its commercially reasonable efforts within one (1) Business Day to) furnish written notice to each relevant account bank at which any Account Control Agreement is maintained of any termination of a Cash Dominion Period.

Article VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, Incur any Indebtedness, except:

(a)            Indebtedness existing on the Effective Date and either (i) permitted to remain outstanding under the Confirmed Chapter 11 Plan or (ii) set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b)            Indebtedness created hereunder and under the other Loan Documents;

(c)            Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any Loan Party shall be subject to Section 6.04 and (ii) within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent (acting at the Direction of the Required Lenders) reasonably agrees to in writing, Indebtedness of any Loan Party that is owing to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Document Obligations, and such subordination shall be evidenced by the Intercompany Subordinated Note; provided, further, that any such Indebtedness incurred under this clause (c) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and shall not be provided by an Affiliate of the Borrower (other than a Loan Party or any other Subsidiary);

(d)            Indebtedness of the Borrower and the Subsidiaries pursuant to Hedge Agreements to the extent that, at the time entered into, such Hedge Agreements were (i) in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary;

(e)            Obligations in respect of Banking Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts, in each case, incurred in the ordinary course of business;

(f)            solely during the period from the Effective Date until the date that falls six (6) months after the Effective Date (provided that such date may be extended upon notice by the Borrower to the Administrative Agent by up to an additional three (3) months without the consent of any Lender), Indebtedness Incurred under the DIP LC Facility or any successor agreement with any issuing bank thereunder in respect of any Indebtedness initially Incurred thereunder;

(g)            Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees (including bank guarantees), financial assurances, bankers’ acceptance facilities and similar obligations, in each case not in connection with the borrowing of money, including those incurred to secure health, safety and environmental obligations;

(h)      (i)      Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Subsidiary, in each case after the Effective Date as the result of an Acquisition, Investment, similar transaction; provided that;

(A)            subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing;

(B)            as of the date that any such Person becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such a Person or any of its Subsidiaries) or the date that any such assets are acquired by the Borrower or any Subsidiary and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 6.01(h) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Investment, similar transaction to be consummated in connection therewith, the Borrower and the Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, similar transaction had occurred on the first day of such Test Period, that is no greater than the lesser of (x) 2.00:1.00 and (y) the Consolidated Total Net Leverage Ratio immediately prior to such Incurrence and such other transactions;

(C)            such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D)            such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) (except, for the avoidance of doubt, to the extent permitted by dollar-for-dollar usage of any other basket set forth in Section 6.01); and

(E)            (x)  the Equity Interests of such Person is pledged to the Administrative Agent to the extent required under Section 5.10 and Section 5.11 and (y) such Person executes a supplement to each applicable Security Document (or alternative guarantee and security arrangements in relation to the Secured Obligations) and a counterpart signature page to the Intercompany Subordinated Note, in each case to the extent required under Section 5.10 or Section 5.11, as applicable; provided that the requirements of this clause (E) shall not apply to any Indebtedness of the type that could have been Incurred under Section 6.01(j); and

(ii)            any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(i)      (i)      Indebtedness of the Borrower or any Subsidiary Incurred to finance an Acquisition or similar Investment; provided that,

(A)            subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing;

(B)            as of the date of such Incurrence and after giving pro forma effect thereto, and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 6.01(i), does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Investment, similar transaction to be consummated in connection therewith, the Borrower and the Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, similar transaction had occurred on the first day of such Test Period, that is no greater than the lesser of (x) 2.00:1.00 and (y) the Consolidated Total Net Leverage Ratio immediately prior to such Incurrence and such other transactions;

(C)            such Indebtedness may be unsecured or secured solely by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations;

(D)            (x)  the Equity Interests of any Person acquired in such Acquisitions or Investments (the “Acquired Person”) is pledged to the Administrative Agent to the extent required under the Collateral and Guarantee Requirement and (y) such Acquired Person executes a supplement to each of the Loan Guaranty and the Security Agreement and a counterpart signature page to the Intercompany Subordinated Note (or alternative guarantee and security arrangements in relation to the Secured Obligations), in each case, to the extent required under the Collateral and Guarantee Requirement; and

(E)            [reserved]; and

(ii)            any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness.

(j)      (i)      Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness) the proceeds of which are used to finance the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or otherwise Incurred in respect of Capital Expenditures and other Financing Lease Obligations; provided that such Indebtedness is Incurred concurrently with or within 365 days after the date of substantial completion of the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement or the making of the applicable Capital Expenditure; provided, further, that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (j)(i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (j)(ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” exceed an aggregate amount equal to the greater of (a) $25,000,000 and (b) 3.85% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; and

(ii)            any Permitted Refinancing Indebtedness Incurred to Refinance Indebtedness incurred pursuant to clause (i) above;

provided, further, that any such Indebtedness incurred under this Section 6.01(j) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(k)            Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any noncompete, consulting or similar arrangement, contingent earnout obligations or similar obligations, in each case entered into in connection with the Permitted Business Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests permitted hereunder, other than Guarantees Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, but including in connection with Guarantees, letter of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements; provided that any Indebtedness Incurred under this Section 6.01(k) by any Subsidiary that is not a Loan Party shall not exceed an aggregate principal amount the greater of (a) $100,000,000 and (b) 15.40% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided, further, that any such Indebtedness incurred under this Section 6.01(k) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(l)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations, termination fees or similar obligations contained in supply or manufacturing arrangements, in each case, in the ordinary course of business;

(m)            (i) Indebtedness representing deferred compensation or stock based or similar compensation to officers, directors, managers, employees, consultants or independent contractors of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle) and the Subsidiaries Incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle) or the Subsidiaries under deferred compensation arrangements to their employees, officers, directors, managers, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with Acquisitions or any other Investment expressly permitted under Section 6.04 (other than 6.04(r) or 6.04(s)) or Section 6.07 (other than Section 6.07(a)(ii));

(n)            Indebtedness Incurred:

(i)            (A) under the Term Facility in an aggregate amount as in effect on the Effective Date, together with any amounts of interest, fees, expenses and indemnification obligations related thereto plus the aggregate principal amount of any Incremental Amount (as such term is defined in the Term Facility Agreement as of the Effective Date) and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness that is Incurred after the Effective Date in the aggregate amount permitted to be incurred by the Term Facility Agreement (as in effect on the Effective Date) and (B) Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; and

(ii)            (A) under any one or more other debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit (as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time) which shall be solely guaranteed by, and/or secured by the assets or property of, each CBI Party and (B) Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that Indebtedness incurred pursuant to clause (A) shall not exceed $30,000,000 and shall be without recourse to the Borrower or any other Subsidiary that is not a CBI Party;

(o)            Indebtedness Incurred under the Senior Secured Notes Documents in an aggregate amount as in effect on the Effective Date, together with any amounts of interest, fees, expenses and indemnification obligations related thereto;

(p)            Indebtedness in respect of letters of credit, bank guarantees, surety bonds, performance bonds and similar instruments that are outstanding from time to time in an aggregate amount not to exceed $50,000,000;

(q)            Except as otherwise limited by clauses (a), (b), (h), (i) and (dd), Guarantees Incurred by (i) any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Subsidiary that is permitted to be Incurred under this Agreement; provided that (A) Guarantees Incurred by the Borrower or any Loan Party in respect of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (B) if the applicable Indebtedness is subordinated to the Secured Obligations, any such Guarantees shall be subordinated to the Secured Obligations;

(r)            Guarantees incurred in the ordinary course of business in respect of obligations (not constituting Indebtedness) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(s)            (i) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(t)            unsecured Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Immediate Family Members) of the Borrower (or any Parent Entity or Equityholding Vehicle), any of its Subsidiaries, in each case, to finance the retirement, acquisition, repurchase or redemption of Equity Interests of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle to the extent such Parent Entity or any Equityholding Vehicle uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Equity Interests) or the Equity Interests of the Borrower, in each case to the extent permitted by Section 6.07 (other than 6.07(a)(ii)) in an amount not to exceed $5,000,000 in any calendar year; provided that 100% of the unused amount of payments in respect of this Section 6.01(t) before giving pro forma effect to any carry forward, may be carried forward to the two immediately succeeding calendar years (but not any other); provided that, any such Indebtedness shall reduce availability under Section 6.07 to the extent of any amounts incurred from time to time under this Section 6.01(t), whether or not outstanding, except in respect of amounts forgiven or canceled without payment being made;

(u)            Indebtedness Incurred under the Third-Party ABL Financing or the Alternative Financing;

(v)            [reserved];

(w)            other Indebtedness of the Borrower and the Subsidiaries; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this Section 6.01(w) shall not exceed the greater of (a) $200,000,000 and (b) 30.80% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided, further, that the aggregate principal amount of any Indebtedness incurred under this Section 6.01(w) by any Subsidiary that is not a Loan Party shall not exceed the greater of (a) $50,000,000 and (b) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis in aggregate principal amount; provided, further, that any such Indebtedness incurred under this Section 6.01(w) shall be secured only by all or a portion of the Collateral securing the Secured Obligations (and shall be secured on a junior basis to the Liens securing the Revolving Loans (including in right of proceeds of the Collateral)); provided, further, that any such Indebtedness incurred under this Section 6.01(w) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(x)            Indebtedness incurred for working capital needs (including local lines of credit) of any Subsidiary that is not a Loan Party; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this Section 6.01(x) shall not exceed the greater of (a) $50,000,000 and (b) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided, further, that any such Indebtedness incurred under this Section 6.01(x) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(y)            [reserved];

(z)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(aa)      customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(bb)      endorsement of instruments or other payment items for deposit in the ordinary course of business;

(cc)      obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(dd)      [reserved];

(ee)      [reserved]; and

(ff)      all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 6.01.

For purposes of determining compliance with this Section 6.01, (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been Incurred in reliance only on the exception in Section 6.01(b), (ii) all Indebtedness outstanding under the Term Facility, and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, will at all times be deemed to be outstanding in reliance only on the exception in Section 6.01(n), (iii) all Indebtedness outstanding under the Senior Secured Notes Documents, and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, will at all times be deemed to be outstanding in reliance only on the exception in Section 6.01(o). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.01.

Notwithstanding anything to the contrary herein,

(A)            any intercompany loans, advances or other Indebtedness owed by a Loan Party to any Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations; and

(B)            no Indebtedness incurred by any Subsidiary that is not a Loan Party, the proceeds of which is or is contemplated to be lent by such Subsidiary to any Loan Party, may be Guaranteed by any Loan Party nor shall any Loan Party provide any other credit support in respect of such Indebtedness (this clause (B), together with clause (A), the “Double-Dip Provision”).

Section 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Borrower or any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)            Liens on property or assets of the Subsidiaries existing on the Effective Date or pursuant to agreements in existence on the Effective Date and set forth on Schedule 6.02 or, to the extent not listed in such Schedule, such property or assets have a Fair Market Value that does not exceed $30,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Subsidiary that was not subject to the original Lien, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions and additions thereto and improvements thereon (it being understood that individual financings provided by any Lender may be cross-collateralized to other financings of the same type provided by any such lender or its Affiliates) and (ii) such Lien shall secure only those obligations that such Liens secured on the Effective Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 6.01;

(b)            any Lien created under the Loan Documents securing the Secured Obligations (including in respect of Cash Collateral) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage (provided that such Liens do not extend to any assets that are not Collateral);

(c)            Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Effective Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property that is (x) affixed or incorporated into the property covered by such Lien or (y) if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, such property; it being understood that such requirement (i) was in effect at the time such property was acquired or such Person became a Subsidiary and (ii) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (C) the Indebtedness secured thereby is permitted under Section 6.01(h) or 6.01(j), and (D) if such Liens attach to ABL Priority Collateral, such Liens on the ABL Priority Collateral shall rank junior to the Liens on the ABL Priority Collateral securing the Secured Obligations in respect of the Facility;

(d)            Liens for Taxes, assessments or other governmental charges or levies that are either not yet overdue by more than 30 days or thereafter payable without penalty, or that are being contested in compliance with Section 5.04, or arise as of the Petition Date to the extent that payment of such Taxes, assessments, or governmental charges are excused or prohibited by the Bankruptcy Code or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Effective Date;

(e)            the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (a), (c), (j), (t), (ii) and (gg) of this Section 6.02 upon or in the same assets theretofore subject to such Lien other than

(i)            after-acquired property that is affixed or incorporated into the property covered by such Lien,

(ii)            in the case of Liens permitted by clauses (a), (c), (ii) or (gg) of this Section 6.02, after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and

(iii)            the proceeds and products thereof;

(f)            landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(g)            (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than in respect of employee benefit plans subject to ERISA or similar state, local or foreign laws) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(h)            deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Financing Lease Obligations), tenders, statutory obligations, surety, customs, and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(i)            (i) zoning restrictions, survey exceptions, easements, trackage rights, encroachments, protrusions, leases (other than Financing Lease Obligations), licenses, special assessments, rights-of-way, restrictions on, or agreements dealing with, the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar charges or encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (ii) ground leases or subleases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(j)            Liens securing Indebtedness permitted pursuant to Section 6.01(j) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that

(i)            [reserved],

(ii)            other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and

(iii)            with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by a single lender may be cross collateralized to other financings of equipment provided solely by such lender;

(k)            Liens on the Collateral (which may rank equal (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the Obligations) securing any Permitted Refinancing Indebtedness with respect thereto, which Liens shall be subject to a Customary Intercreditor Agreement; provided that if such Indebtedness is secured by Liens on the ABL Priority Collateral, such Liens on the ABL Priority Collateral shall rank junior to the Liens on the ABL Priority Collateral securing the Secured Obligations in respect of the Facility.

(l)            Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(m)            Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Effective Date and pursuant to Section 5.10, 5.11 or 5.14 and reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n)            any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary as lessee, sublessee, sublessor, licensor or sublicensor in the ordinary course of business;

(o)            Liens that are contractual rights of set-off (i) relating to the establishment of depository or custody relations with banks not given in connection with the Incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; provided that Liens permitted pursuant to this clause (o) may be first priority Liens and not subject to any Lien or security interest securing the Secured Obligations;

(p)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(q)            Liens securing obligations in respect of Indebtedness permitted under Section 6.01(g) and covering the property or assets (or the documents of title in respect of such property or assets) financed by such Indebtedness and the proceeds and products thereof;

(r)            (i) Liens securing Indebtedness permitted under Section 6.01(n)(i); provided that the Liens securing such Indebtedness shall be subject to the ABL Intercreditor Agreement, and (ii) Liens securing Indebtedness permitted under Section 6.01(n)(ii);

(s)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t)            Liens on the assets of a Subsidiary that is not a Loan Party that secure Indebtedness of such Subsidiary that is permitted to be Incurred under Section 6.01;

(u)            Liens solely on any earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof;

(v)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or other property and bailee arrangements entered into in the ordinary course of business;

(w)            Lien arising by operation of Requirements of Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Requirements of Law) in favor of a seller or buyer of goods;

(x)            Liens securing Indebtedness permitted under Section 6.01(o); provided that the Liens securing such Indebtedness shall be subject to the ABL Intercreditor Agreement;

(y)            Liens securing Indebtedness or other obligations of the Borrower or a Subsidiary in favor of the Borrower or any Loan Party and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor;

(z)            Liens arising from precautionary Uniform Commercial Code financing statements or similar filings or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(aa)      Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb)      leases, subleases, licenses and sublicenses not constituting Financing Lease Obligations of Real Property granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(cc)      [reserved];

(dd)      Liens on assets of Subsidiaries that are not Loan Parties securing Indebtedness permitted under Section 6.01(x);

(ee)      Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 or Section 6.07 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.06 (other than Section 6.06(b)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ff)      Liens on Equity Interests of Joint Ventures (other than a Subsidiary) securing obligations of such Joint Venture;

(gg)      receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(hh)      Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ii)            Liens not otherwise permitted by this Section 6.02; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate principal amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, Section 6.02(e) above in respect of a Refinancing of Indebtedness previously secured under this Section 6.02(ii)) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” the greater of (a) $200,000,000 and (b) 30.80% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis; provided that, if such Liens are consensual Liens secured by Collateral, such Liens shall rank junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Customary Intercreditor Agreement; provided, further, that any such Liens incurred under this Section 6.02(ii) secures obligations incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction). Subject to Section 9.18, the Administrative Agent shall be authorized to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(ii);

(jj)      Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Subsidiaries in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(kk)      Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.04;

(ll)      the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(mm)      agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(nn)      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(oo)            Liens on assets of CBI Parties that are party to any Third-Party ABL Financing or Alternative Financing, securing Indebtedness permitted pursuant to Section 6.01(u).

(pp)      Liens securing Hedge Agreements submitted for clearing in accordance with Requirements of Law;

(qq)      (i) Liens on cash or Cash Equivalent collateral securing Indebtedness Incurred under Section 6.01(f) up to 105% of the face value of such Incurred Indebtedness and any ancillary, attributable, incidental or related amounts and (ii) Liens on collateral securing Indebtedness Incurred under Section 6.01(p);

(rr)      Utility and similar deposits in the ordinary course of business;

(ss)      Liens arising in connection with rights of dissenting equityholders pursuant to Requirements of Law;

(tt)      Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(uu)      with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary); and

(vv)      Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of determining compliance with this Section 6.02, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 6.02 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 6.02(ii) above (giving pro forma effect to the Incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 6.02(ii) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 6.02.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower or any Subsidiary, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing any Indebtedness.

Notwithstanding the foregoing, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Equity Interests of any Subsidiary, now owned or hereafter acquired, except for Liens permitted to be incurred under Section 6.02(b) and Section 6.02(r) and nonconsensual Liens created by operation of law.

Section 6.03. [Reserved].

Section 6.04. Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to make any Investment in any other Person, except (each of the following exceptions, “Permitted Investments”):

(a)            Investments (i) existing or contemplated on the Effective Date or (ii) made pursuant to binding agreements in effect on the Effective Date, in each case to the extent listed on Schedule 6.04 and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 6.04(a) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Effective Date, except pursuant to the terms of such Investment or binding agreements existing or so contemplated as of the Effective Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 6.04 or Section 6.07 (other than 6.07(d));

(b)            (i) Investments by the Borrower or any Subsidiary Guarantor in the Borrower or any Subsidiary Guarantor, (ii) Investments by any Subsidiary that is not a Subsidiary Guarantor in the Borrower or any other Subsidiary and (iii) Investments by the Borrower or any Subsidiary Guarantor in any Subsidiary that is not a Subsidiary Guarantor in an amount not to exceed, in the aggregate with Investments made under the proviso to Section 6.04(o) or Section 6.04(p), the greater of (a) $50,000,000 and (b) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis, and, in each case, made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(c)            Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(d)            Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration from Dispositions permitted under Section 6.05 or Section 6.06;

(e)            (A) loans and advances to officers, managers, directors, employees, and consultants of the Borrower or any of its Subsidiaries (i) to finance the purchase of Equity Interests of the Borrower or any of its Subsidiaries; provided that the amount of such loans and advances used to acquire such Equity Interests of the Borrower or any of its Subsidiaries shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 6.04(e)(A)(iii) shall not exceed $7,500,000, and (B) advances of payroll payments and expenses to employees, consultants or independent contractors or other advances of salaries or compensation to employees, managers, consultants or independent contractors, in each case in the ordinary course of business;

(f)            Investments consisting of advances, loans, rebates and extensions of credit in the nature of accounts receivable, notes receivable security deposits and prepayments (including prepayments of expenses) arising and trade credit granted in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practice;

(g)            Investments in Hedge Agreements permitted by Section 6.01(d) and Banking Services permitted by Section 6.01(e).

(h)            Investments resulting from pledges and deposits referred to in Sections 6.02(g), (h), (o), (p), (s), (u), (v), (aa), (ee), (gg), (hh), (kk) and (nn);

(i)            extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, material or equipment or other similar assets), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(j)            Investments received (i) in connection with, or as a result of, any bankruptcy, workout, reorganization or recapitalization of suppliers, trade creditors or customers or in settlement or compromise of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor or supplier, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(k)            Investments of a Subsidiary or held by a Person acquired after the Effective Date or of a Person merged into or consolidated or amalgamated with the Borrower or a Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(l)            Investments received substantially contemporaneously in exchange for, or the payment of which is made with, Equity Interests of the Borrower; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(m)            Guarantees by the Borrower or any Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or other obligations of the Borrower or any Subsidiary, in each case that do not constitute Indebtedness and are entered into in the ordinary course of business;

(n)            the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(o)            Investments constituting Permitted Business Acquisitions and made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction); provided, that the amount of such Investments by the Borrower or any Subsidiary Guarantor in any Person that is not, or does not as a result of such Permitted Business Acquisition become, a Loan Party and any assets that are not owned by a Loan Party, shall, in the aggregate with Investments under Section 6.04(b)(iii) or Section 6.04(p), not exceed the greater of (a) $50,000,000 and (b) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis;

(p)            Investments made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) in any Person that does not constitute a Subsidiary (including Investments in Minority Investments and Investments in Joint Ventures or similar entities that do not constitute Subsidiaries) in an amount not to exceed, in the aggregate with Investments made under Section 6.04(b)(iii) or the proviso to Section 6.04(o), not to exceed the greater of (a) $50,000,000 and (b) 7.70% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis;

(q)            Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(r)            Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments (other than Restricted Investments) and debt payments permitted under Sections 6.01, 6.05, 6.06, 6.07 and 6.10(a);

(s)            the forgiveness or conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Subsidiary and permitted by Section 6.01;

(t)            Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 5.11, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 6.04, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 5.11 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(u)            (A) Investments in an amount not to exceed the Available Amount at the time; provided that at the time of making such Investments and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom and (B) unlimited additional Investments; provided that on a pro forma basis, the Payment Conditions are satisfied at the time the applicable Investment is made;

(v)            Investments consisting of earnest money deposits required in connection with purchase agreements or other Permitted Business Acquisitions;

(w)            contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Subsidiaries;

(x)            intercompany Investments, reorganizations and related activities among the Borrower and its Subsidiaries directly related to bona fide tax planning and reorganization and which are made for a legitimate business purpose which will result in a material tax benefit to the Borrower and its Subsidiaries (i) so long as after giving effect thereto, the security interest of the Lenders in the Collateral (prior to such Investments, reorganizations or related activities, as applicable), taken as a whole, is not impaired in any material respect or (ii) to the extent reasonably necessary to consummate a Specified Disposition, in each case, to the extent such Investments made or any other actions taken pursuant to this Section 6.04(x) are not adverse to the Lenders in any material respect and are not made or taken in connection with a Liability Management Transaction;

(y)            deposits in the ordinary course of business to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(z)            Investments made in the ordinary course of business in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(aa)      to the extent constituting an Investment, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business and consistent with past practice and not in connection with a Liability Management Transaction ;

(bb)      any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(cc)      Investments in deposit accounts and securities accounts in the ordinary course of business;

(dd)      Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(ee)      any additional Investments (including Investments in Minority Investments and Investments in Joint Ventures or similar entities that do not constitute Subsidiaries) made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.04(ff) measured at the time such Investment is made to exceed, after giving pro forma effect to such Investment, an amount equal to the greater of (a) $125,000,000 and (b) 19.25% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a pro forma basis;

(ff)      [Reserved]

(gg)      guarantee obligations of the Borrower or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(hh)      acquisitions by the Borrower of obligations of one or more directors, officers, employees, member or management or consultants of the Borrower or its Subsidiaries in connection with such Person’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(ii)            Investments made to acquire, purchase, repurchase, redeem, acquire or retire Equity Interests of the Borrower (or any Parent Entity thereof) owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower (or any Parent Entity thereof).

For purposes of determining compliance with this Section 6.04, (A) Investments need not be incurred solely by reference to one category of Investments permitted by this Section 6.04 but are permitted to be made in part under any combination thereof and of any other available exemption and (B) in the event that a portion of any Investment could be classified as having been made pursuant to Section 6.04(ff) above (giving pro forma effect to the making of such Investment), the Borrower, in its sole discretion, may classify such portion of such Investment as having been made pursuant to Section 6.04(ff) above and thereafter the remainder of such Investment or as having been made pursuant to one or more of the other clauses of this Section 6.04.

Notwithstanding anything to the contrary contained herein, any Disposition pursuant to this Section 6.04 shall be subject to the compliance with the proviso to Section 5.01(d) and shall not be permitted to the extent such Disposition would cause an Overadvance on a pro forma basis for such Disposition.

Section 6.05. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)            any Subsidiary or any other Person may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets or other properties to another Person; provided that,

(i)            the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”),

(ii)            the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders), and

(iii)            if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition is not a Subsidiary (A) no Event of Default has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each other Loan Party, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a joinder or supplement to each of the Loan Guaranty and the Security Agreement that its Guarantee and such Subsidiary Guarantor’s obligations shall apply to the Successor Borrower’s obligations under this Agreement, (C) (1) each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (2) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent (for delivery to the Lenders) a certificate of a Financial Officer stating that such merger, amalgamation, consolidation or Disposition and any supplements to the Loan Documents preserve the enforceability of the Loan Guaranty and the Security Agreement and the perfection of the Liens on the Collateral under the Security Documents and does not otherwise conflict with this Agreement or any other Loan Document, (E) if reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders), the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a default under this Agreement or any other Loan Document and covering such other matters as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request, and (F) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04 (other than 6.04(d) or 6.04(r)) or Section 6.07 (other than 6.07(e) and 6.07(s)); provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 9.04(a), if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b)            any Subsidiary or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower or any Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiaries, (A) a Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Subsidiary) to become a Subsidiary, (ii) [reserved], (iii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiaries, if the surviving Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties is the Borrower or a Subsidiary, then any Indebtedness of the Borrower or any Subsidiary assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 6.01 of this Agreement (without giving effect to Section 6.01(i)), and (iv) if such merger, amalgamation, consolidation or Disposition involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Subsidiary (or, in the case of clause (b), involves any Person that is not a Loan Party), (A) subject to Section 1.10, no Event of Default has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Loan Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents, and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04 (other than 6.04(d) or 6.04(r)), Section 6.06 (other than 6.06(b)) or Section 6.07 (other than 6.07(e) and 6.07(s)); provided, further, that if such merger, amalgamation, consolidation or Disposition is made by a Loan Party and the surviving Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties is not a Loan Party, such merger, amalgamation, consolidation or Disposition shall be made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(c)            any Subsidiary may (i) merge, amalgamate or consolidate with or into the Borrower or any other Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Subsidiary Guarantor or any other Subsidiary;

(d)            the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(e)            any Subsidiary may liquidate or dissolve or change its legal form if (x) the Borrower determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 6.04 (other than 6.04(d), 6.04(k), 6.04(r) and 6.04(ee)), Section 6.06 or Section 6.07 (other than 6.07(e) and 6.07(s)), or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or (1) if such Subsidiary is a Subsidiary Guarantor, another Subsidiary Guarantor and (2) if such Subsidiary is not a Subsidiary Guarantor, another Subsidiary after giving effect to such liquidation or dissolution or change of legal form; and

(f)            the Borrower and the Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to (i) effect a Disposition (other than a Disposition of all or substantially all the assets of the Borrower and the Subsidiaries, taken as a whole) permitted pursuant to Section 6.06 (other than Section 6.06(b)), (ii) reorganize or reincorporate any such Person in the United States, any state thereof, the District of Columbia or, other than the Borrower, any territory thereof, or (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Person or another jurisdiction of the United States, any state thereof, the District of Columbia or, other than the Borrower, any territory thereof; provided that, with respect to any of the actions described in clauses (ii) and (iii) above, the Borrower or applicable Subsidiary shall have complied with Section 5.11 and the foregoing provisions of Sections 6.05(a) and 6.05(b), as applicable.

Notwithstanding anything to the contrary contained herein, any Disposition pursuant to this Section 6.05 shall be subject to the compliance with the proviso to Section 5.01(d) and shall not be permitted to the extent such Disposition would cause an Overadvance on a pro forma basis for such Disposition.

Section 6.06. Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables and including pursuant to a Sale Leaseback), whether now owned or hereafter acquired (each, a “Disposition”), or (ii) sell to any Person any shares owned by it of any of their respective Subsidiaries’ Equity Interests, except that this Section shall not prohibit the following:

(a)            the Borrower and the Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following:

(i)            obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business, surplus assets, rights and properties and other assets, rights and properties that are no longer used,

(ii)            inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business,

(iii)            cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business,

(iv)            books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business, and

(v)            any such other assets or Equity Interests to the extent that the aggregate Fair Market Value of such assets sold (a) in any single transaction or series of related transactions does not exceed $2,500,000 and (b) in any fiscal year does not exceed $7,500,000;

(b)            Dispositions that otherwise constitute Liens permitted by Section 6.02, Investments permitted by Section 6.04, fundamental change transactions permitted by Section 6.05 or Restricted Payments permitted by Section 6.07;

(c)            any swap of assets (including any like-kind exchanges) in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the Borrower, or to the extent that (i) such assets are exchanged for credit against the purchase price of similar or replacement assets or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(d)            (i) Dispositions of, discounts, forgiveness or write offs of accounts receivable, notes receivable or other current assets in the ordinary course of business or convert accounts receivable to notes receivable or make other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sales or transfers of accounts receivable so long as the net cash proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Revolving Loans pursuant to Section 2.08(b);

(e)            [reserved];

(f)            solely during the period from the Effective Date until August 6, 2029, Dispositions of Real Property pursuant to a Sale Leaseback; provided that at the time such Disposition and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom;

(g)            the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(h)            Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i)            the unwinding or termination of Hedge Agreements or Banking Services Agreements permitted hereunder pursuant to their terms;

(j)            Dispositions of properties, rights or assets (including the Disposition or issuance of any Equity Interests) (i) to a Loan Party, (ii) by a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor and (iii) by a Loan Party to a Subsidiary that is not a Subsidiary Guarantor; provided that either (i) such Dispositions must constitute a Permitted Investment or (ii) (a) such Disposition must be for a purchase price of $5,000,000 or less, or (b) the Borrower must receive Fair Market Value for the Disposition and not less than 75% of such consideration shall be in the form of cash or Cash Equivalents; provided that, if the transferor of such property, right or asset is the Borrower or a Loan Party and the transferee thereof is a Subsidiary that is not a Loan Party, then the Indebtedness of such transferor assumed by such transferee shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 6.01 (without giving effect to Section 6.01(h));

(k)            Dispositions listed on Schedule 6.06;

(l)            Dispositions of (i) noncore or obsolete assets acquired in connection with Permitted Business Acquisitions or other Investments that are not used or useful in, or are surplus to, the business of the Borrower and the Subsidiaries and (ii) other assets acquired in connection with Permitted Business Acquisitions or other Investments permitted under this Agreement for Fair Market Value; provided that any such Dispositions referred to in this clause (l) shall be made or contractually committed to be made within 18 months of the date such assets were acquired by the Borrower or such Subsidiary;

(m)           Dispositions not otherwise permitted under this Section 6.06; provided that

(i)            such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition,

(ii)            with respect to any Disposition pursuant to this Section 6.06(m) for a purchase price in excess of $5,000,000, the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, for the purposes of determining what constitutes cash under this clause (ii),

(A)            any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on the Borrower’s or such Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Subsidiary, other than (1) liabilities consisting of loans, notes or other Indebtedness for borrowed money and (2) Junior Debt or other liabilities that are by their terms subordinated in right of payment in cash to the Secured Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalents, and

(iii)            any noncash proceeds received in the form of Indebtedness or Equity Interests are pledged to the Administrative Agent to the extent required under the Collateral and Guarantee Requirement;

(n)            issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Requirements of Law;

(o)            enter into any netting arrangement of accounts receivable between or among the Borrower and its Subsidiaries or among Subsidiaries of the Borrower made in the ordinary course of business;

(p)            allow the lapse of, abandon, cancel or cease to maintain or cease to enforce Intellectual Property rights that are no longer (i) used, useful or necessary for, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the Borrower’s and the Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or in the reasonable business judgment of the Borrower;

(q)            surrender, terminate or waive any contract rights or surrender, waive, settle, modify, compromise or release any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(r)            the Borrower may issue Qualified Equity Interests and, to the extent permitted by Section 6.01, Disqualified Equity Interests;

(s)            to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business;

(t)            terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith;

(u)            convert any intercompany Indebtedness to Equity Interests; provided that such conversion shall not build any basket capacity hereunder;

(v)            transfer any intercompany Indebtedness (i) to a Loan Party, (ii) from a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor and (iii) from a Loan Party to a Subsidiary that is not a Subsidiary Guarantor, in each case under clauses (ii) and (iii) subject to applicable subordination terms if Indebtedness of a Loan Party is transferred to a Subsidiary that is not a Loan Party; provided that any transfers from the Borrower or a Loan Party to a Subsidiary that is not a Loan Party may only be permitted if such transfers constitute a Permitted Investment;

(w)            settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Subsidiary in the ordinary course of business, subject to applicable subordination terms;

(x)            settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, the Borrower or any Subsidiary or any of their successors or assigns;

(y)            surrender or waive contractual rights and settle or waive contractual or litigation claims;

(z)            enter into licenses, sublicenses, or cross licenses of Intellectual Property, in each case, pursuant to any transaction entered into in the ordinary course of business, so long as such transaction is for a bona fide operational business purpose and not in connection with a Liability Management Transaction; and

(aa)      Dispositions of any asset between or among the Borrower and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (z) above.

Notwithstanding anything to the contrary contained herein, any Disposition pursuant to this Section 6.06 shall be subject to the compliance with the second proviso to Section 5.01(d) and shall not be permitted to the extent such Disposition would cause an Overadvance on a pro forma basis for such Disposition.

Section 6.07. Limitations on Restricted Payments. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Equity Interests of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Equity Interests or the Equity Interests of any Parent Entity now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of its Equity Interests), or set aside any funds for any of the foregoing purposes (but excluding, in each case, the payment of compensation in the ordinary course of business to equity holders of any such Equity Interests who are employees of the Borrower or any Subsidiary), or permit the Borrower or any of the Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Equity Interests of any Parent Entity of the Borrower or the Equity Interests of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of the Equity Interests of any Parent Entity of the Borrower or the Equity Interests of the Borrower) or make any Restricted Investment (all of the foregoing, “Restricted Payments”); provided that:

(a)            (i) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests (“Treasury Equity Interests”) of the Borrower or any Subsidiary or any Equity Interests of any Parent Entity or Equityholding Vehicle, in exchange for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from equity contributions or sales or issuances (other than to the Borrower or a Subsidiary) of Equity Interests of the Borrower or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower (in each case other than Disqualified Equity Interests, “Refunding Equity Interests”) made within 120 days of such contribution or sale or issuance of Refunding Equity Interests and (ii) the Borrower and any Subsidiary may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.01) of such Person;

(b)            the Borrower may make Restricted Payments in the form of dividends or other distributions in an amount not to exceed (i) the aggregate net cash proceeds received by the Borrower or any Subsidiary in connection with the consummation of any Specified Disposition, (ii) the aggregate net proceeds of any cash refund to the Borrower or any Subsidiary resulting from claims related to IEEPA tariffs, duties, or other charges, and/or (iii) the aggregate net cash proceeds received by the Borrower or any Subsidiary from Dispositions of Real Property pursuant to a Sale Leaseback under Section 6.06(e) in an aggregate amount under this clause (iii) of up to $60,000,000, in the case of each of clauses (i), (ii) and (iii) solely to the extent such proceeds are received on or prior to August 6, 2028 provided, that, the Borrower may make the Restricted Payments described in the preceding clause (i) solely to the extent that, after giving pro forma effect to each such Restricted Payment, the Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended prior to each such Restricted Payment, as if such Restricted Payment had occurred on the first day of such Test Period, is no greater than 1.125:1.00;

(c)            the Borrower may acquire, retire, purchase or redeem any of its Equity Interests (or any options or warrants or equity appreciation rights or similar securities issued with respect to any of such Equity Interests) held by future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any Parent Entity) and the Subsidiaries of the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation or similar rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreements or equity holders’ agreement (including, for the avoidance of doubt, any principal or interest payable on any Indebtedness Incurred by the Borrower in connection with any such redemption, acquisition, retirement or repurchase); provided that, the aggregate amount of all cash paid in respect of all such shares of Equity Interests (or any options or warrants or stock appreciation rights or similar securities issued with respect to any of such Equity Interests) so acquired, retired, purchased or redeemed does not exceed the sum of:

(i)            $5,000,000 in any calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 6.07(c)(i) before giving pro forma effect to any carry forward, may be carried forward to the two immediately succeeding calendar years (but not any other) and utilized to make payments pursuant to this Section 6.07(c) (any amount so carried forward shall be deemed to be used last in the subsequent calendar year), plus

(ii)            all proceeds obtained by the Borrower after the Effective Date from the sale of such Equity Interests to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (c), plus

(iii)            all net cash proceeds obtained from any key-man life insurance policies received by the Borrower after the Effective Date, less the amount of any previous Restricted Payments made pursuant to clauses (i) through (iii) of this Section 6.07(c); and provided, further, that the cancellation of Indebtedness owing to the Borrower or any Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, or any of the Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Equity Interests will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(d)            (i) to the extent constituting Restricted Payments (other than Restricted Investments), the Borrower and any Subsidiary may make Investments permitted by Section 6.04 (other than 6.04(a) and 6.04(r)) and (ii) each Subsidiary may make Restricted Payments to the Borrower and to Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(e)            to the extent constituting Restricted Payments, the Borrower and any Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e)) and 6.06 (other than 6.06(b)), and the Borrower may pay Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(f)            the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(g)            any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition or similar Investment permitted by Section 6.04 pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

(h)            any Person may make noncash repurchases of Equity Interests deemed to occur upon exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price of such options and warrants;

(i)            the Borrower may make and pay Restricted Payments:

(i)            to the extent the Borrower is filing an income tax return as a member of a consolidated, combined, unitary or aggregate group with a Parent Entity, the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) any tax liability in respect of income attributable to the Borrower and its Subsidiaries, but not in excess of the tax liability that the Borrower would incur if it filed tax returns as the parent of a consolidated, combined, unitary or aggregate group for itself and its Subsidiaries (and net of any payment already made and to be made by the Borrower or its Subsidiaries to a taxing authority to satisfy such tax liability);

(ii)            [reserved];

(iii)            the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’) corporate or other legal existence;

(iv)            the proceeds of which shall be used to make Investments contemplated by Section 6.04(e);

(v)            [reserved]; and

(vi)            to the extent not constituting a Restricted Investment, the proceeds of which shall be used to finance Investments that would otherwise be permitted to be made pursuant to Section 6.04 (other than 6.04(a) or 6.04(ee)) or as a Restricted Investment pursuant to Section 6.07 if made by the Borrower or a Subsidiary; provided that

(A)            such Restricted Payment shall be made substantially concurrently with the closing of such Investment,

(B)            such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of the Subsidiaries and such contribution shall be Not Otherwise Applied or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one of the Subsidiaries (to the extent permitted by Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e))) in order to consummate such Investment, and

(C)            such Parent Entity and its Affiliates (other than the Borrower or a Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Subsidiary could have otherwise given such consideration or made such payment in compliance with this Agreement;

(j)            the Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of the issuance of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests), share split, reverse share split or combination thereof or any Acquisition or other Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(k)            the payment of Restricted Payments (other than pursuant to clause (k) of this Section 6.07) within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.07;

(l)            to the extent constituting Restricted Payments, the Borrower and any Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 6.05, and the Borrower may make Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(m)          the Borrower and its Subsidiaries may pay Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of the Borrower or any Subsidiary in connection with the exercise or vesting of Equity Interests or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Equity Interests in connection with any exercise of Equity Interests or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Equity Interests or equity awards;

(n)           to the extent permitted by Section 6.04, any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Borrower or a Subsidiary;

(o)           the Borrower may make payments described in Sections 6.08(c), (e), (f), (h) and (s);

(p)           the Borrower and its Subsidiaries may on any date make Restricted Payments in an amount equal to $50,000,000 in any calendar year; provided that, after giving pro forma effect to each such Restricted Payment under this clause (p), the Consolidated Total Net Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended prior to each such Restricted Payment, as if such Restricted Payment had occurred on the first day of such Test Period, shall be no greater than 1.52 :1.00;

(q)           the Borrower may make payments made to optionholders or holders of profits interests of the Borrower in connection with, or as a result of, any distribution being made to shareholders of the Borrower (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were shareholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section 6.07, and any payment hereunder shall reduce payments available under such other paragraph);

(r)            the Borrower may pay Restricted Payments to pay for the redemption, acquisition, retirement or repurchase, in each case for nominal value, of Equity Interests of the Borrower from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager or consultant of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Equity Interests were issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates to the failure of such earn-out to fully vest;

(s)           the Borrower may make payments or distributions to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) in connection with any permitted Acquisitions or similar Investments or transfer of assets that complies with Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e)); and

(t)            (A) the Borrower and its Subsidiaries may on any date make Restricted Payments in an amount equal to the Available Amount on such date; provided that at the time of making such Restricted Payments and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower may make Restricted Payments; provided that on a pro forma basis, the Payment Conditions are satisfied at the time such Restricted Payment is made.

Notwithstanding anything to the contrary in this Section 6.07, any Restricted Payment made pursuant to (i) the foregoing clauses (b), (p) and (t)(A) shall be made in cash and (ii) the foregoing clauses (a)-(t) shall be made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Subsidiary, as the case may be, pursuant to the Restricted Payment. For the avoidance of doubt, this Section 6.07 shall not restrict the making of any AHYDO Catch-Up Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of the Subsidiaries permitted to be incurred under the terms of this Agreement.

For purposes of determining compliance with this Section 6.07, Restricted Payments need not be made solely by reference to one category of Restricted Payments permitted by this Section 6.07 but are permitted to be made in part under any combination thereof and of any other available exemption.

Notwithstanding anything to the contrary contained herein, any Disposition pursuant to this Section 6.07 shall be subject to the compliance with the proviso to Section 5.01(d) and shall not be permitted to the extent such Disposition would cause an Overadvance on a pro forma basis for such Disposition.

Section 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, involving aggregate payments or consideration for any such transaction or series of related transactions in excess of $5,000,000 unless such transaction is upon terms substantially as favorable to the Borrower or such Subsidiary, as applicable, as would be obtainable at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, except for:

(a)           [reserved];

(b)           any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower;

(c)           loans or advances to officers, directors, employees or consultants of the Borrower or any of the Subsidiaries to the extent permitted by Section 6.04(e);

(d)           transactions among the Borrower and the Subsidiaries and transactions among the Subsidiaries or any Person that becomes a Subsidiary as a result of any such transactions;

(e)           the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(f)            the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, any agreements set forth on Schedule 6.08 and any amendment thereto or replacement agreement which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any replacement agreement entered into after the Effective Date shall only be permitted by this clause (f) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or replacement agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(g)           transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(h)           employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower;

(i)            Restricted Payments permitted by, and complying with the provisions of, Section 6.07;

(j)            any purchase by any director, officer, employee or consultant of the Borrower of Equity Interests Borrower or any contribution by a Parent Entity to, or purchases of, Equity Interests of the Borrower;

(k)           [reserved];

(l)            transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(m)          any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders and Participants identified to the Administrative Agent by the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good-faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders), which letter states that such transaction is on terms that are substantially as favorable to the Borrower or such Subsidiary, as applicable, as would be obtainable at such time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(n)           transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(o)           transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(p)           equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower permitted under Section 6.07;

(q)           [reserved];

(r)            any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Subsidiary; provided that (i) such acquisition or merger is permitted under this Agreement and (ii) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.08;

(s)           the payment of fees and reasonable out-of-pocket costs to, and indemnities to, directors, managers, officers, employees and consultants of the Borrower and the Subsidiaries in the ordinary course of business; and

(t)            licenses, sublicenses and cross-licenses involving any Intellectual Property of the Borrower or any Subsidiary between the Borrower and the Subsidiaries, or otherwise in compliance with the terms of this Agreement and on terms that are fair to the Borrower or the Subsidiaries.

Notwithstanding anything to the contrary in this Section 6.08, no Affiliate of the Borrower (other than its Subsidiaries to the extent expressly permitted pursuant to the terms of this Agreement) shall provide Indebtedness to the Borrower or any of its respective Subsidiaries unless (i) there are non-Affiliate holders of such Indebtedness, (ii) such Affiliates are treated no more favorably than all other holders of such Indebtedness and (iii) such Indebtedness is incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and not to evade the requirements for incurring Indebtedness under Section 6.01.

Section 6.09. Limitations on Amendments of Senior Secured Notes Documents. The Borrower will not, and will not permit any of the Subsidiaries to, amend, modify or waive any of such Person’s rights under any agreement relating to the Senior Secured Notes Documents, including any Permitted Refinancing Indebtedness in respect of the Senior Secured Notes, other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to the Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

Section 6.10. Limitation on Modifications and Payments of Junior Debt; Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiaries to:

(a)           prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Junior Debt on or prior to the stated maturity thereof (it being understood that payments of regularly scheduled interest, fees, expenses, indemnification obligations and, so long as no Event of Default under Section 7.01(a), (b), (h) or (i) is continuing or would result therefrom, AHYDO Catch-Up Payments shall be permitted); provided that the Borrower or any Subsidiary may on any date make payments of, or in respect of, any such Junior Debt:

(i)            with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(ii)           (A) in an amount equal to the Available Amount on such date, so long as, at the time of the making of such payments of Junior Debt and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower may prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Junior Debt on or prior to the stated maturity thereof; provided that on a pro forma basis, the Payment Conditions are satisfied at the time such Restricted Payment is made; and

(iii)          in an aggregate amount that shall not cause the aggregate amount of all such payments made pursuant to this Section 6.10(a)(iii) measured at the time such payment is made to exceed, after giving pro forma effect thereto, an amount equal to $15,000,000; and

(iv)         of Indebtedness acquired pursuant to Section 6.01(h), so long as (x) such payment is made or deposited with a trustee or other similar representative of the holders of such Junior Debt contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Debt is Incurred and (y) is deemed to be an Investment pursuant to Section 6.04 and permitted to be made as an Investment under Section 6.04.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 6.10 shall prohibit (i) the repayment, prepayment, repurchase, redemption or other payment of intercompany subordinated Indebtedness owed among the Borrower and/or the Subsidiaries, in either case unless an Event of Default has occurred and is continuing or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 6.01 after giving pro forma effect to such transfer.

(b)           The Borrower will not, and will not permit any of the Subsidiaries to, amend or modify any provision of the documentation governing any Junior Debt (including any Permitted Refinancing Indebtedness in respect thereof), other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to the Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c)           The Borrower will not, nor will it permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the ability of any Subsidiary that is not a Subsidiary Guarantor to pay dividends or distributions or make other distributions on its Equity Interests to the Borrower or any Loan Party that is a direct or indirect parent of such Subsidiary or (ii) the ability of the Borrower or any Loan Party to create, incur, assume or permit to exist Liens on the property of such Person pursuant to the Security Documents to secure the Secured Obligations, in each case, other than those arising under any Loan Document or the Senior Secured Note Document, except, in each case, restrictions existing by reason of:

(A)         restrictions imposed by applicable Requirements of Law;

(B)          contractual encumbrances or restrictions (1) in effect on the Effective Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.10, (2) on the granting of Liens pursuant to any documentation governing any Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions set forth in the Loan Documents, or (3) pursuant to documentation related to any permitted amendment, modification, renewal, increase, supplement or other refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction in any material respect or make such restriction more onerous in any material respect than those prior to such amendment, modification, renewal, increase, supplement or other refinancing;

(C)          any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets permitted under Section 6.06 pending the closing of such sale or Disposition;

(D)          customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures;

(E)          (i) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 (other than Section 6.02(y)) to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, and (ii) restrictions imposed by other Indebtedness, Disqualified Equity Interests or preferred stock permitted to be incurred subsequent pursuant to Section 6.01 and either (x) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Effective Date or (y) any such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Revolving Loans when due;

(F)          customary provisions contained in leases, subleases, licenses, sublicenses or cross licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G)          customary provisions restricting subletting or assignment of any lease governing a leasehold or subleasehold interest;

(H)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)           customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.06 applicable to the asset to be sold pending the consummation of such sale;

(J)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K)          customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;

(L)          purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(M)         any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its subsidiaries, or the property or assets of the Person and its subsidiaries, so acquired or designated; and

(N)          customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation.

Section 6.11. Material Property. Notwithstanding anything to the contrary set forth herein, the Borrower and its Subsidiaries shall (a) not permit any Material Property which is owned and controlled by a Loan Party to be owned and controlled, as of the time of the applicable transfer, acquisition, or other transaction, by any Person other than a Loan Party, including as a result of any form of disposition, including, without limitation, any sale, lease, license, transfer, Investment, Restricted Payment or otherwise and (b) not, directly or indirectly, transfer (including as a result of any form of disposition, including, without limitation, any sale, lease, license, transfer, transfer or issuance of Capital Stock of a Loan Party holding such exclusive license, Investment, Restricted Payment or otherwise, but other than any transfer to another Loan Party) any interest in an exclusive license (to which license a Loan Party is party) in Material Intellectual Property that is exclusively licensed, as of the time such transfer, to a such Loan Party; provided that nothing in this Section 6.11 shall prohibit (i) a Disposition on arm’s length terms of Material Property to unaffiliated third parties in connection with transactions otherwise permitted pursuant to Section 6.06, if such transaction was for a bona fide business purpose and not in connection with a Liability Management Transaction or such Disposition is a Specified Disposition or (ii) any non-exclusive license, sublicense, or cross-license of Material Intellectual Property pursuant to any transaction entered into in the ordinary course of business for a bona fide operational business purpose and not in connection with a Liability Management Transaction, (iii) any exclusive license, sublicense, or cross-license of Intellectual Property  pursuant to a transaction that does not materially and adversely affect the operation of the business of the Borrower and its Subsidiaries is entered into for a bona fide operational business purpose and not in connection with a Liability Management Transaction or (iv) the termination, non-renewal or expiration of any exclusive license, sublicense, or cross-license of Intellectual Property (not in connection with a Liability Management Transaction) that in the bona fide judgment of the Borrower is no longer useful or desirable in the business of the Borrower and its Subsidiaries; provided that for purpose of this Section 6.11, whether any property constitutes “Material Property” and “Material Intellectual Property” shall be determined as of the time of the applicable transfer, acquisition, or other transaction to which this Section 6.11 is being applied, either prior to or after giving effect to such transfer, acquisition or other transaction.

Section 6.12. Liability Management Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Liability Management Transaction; provided, however, without limiting anything in Section 9.02, the Borrower and its Subsidiaries shall be permitted to enter into a Liability Management Transaction if either: (A) such transaction is consented to by the Super Majority Lenders and is otherwise permitted by the terms of this Agreement; or (B) each Lender is offered a bona fide right to participate in such transaction, on a pro rata basis (based on the amount of Secured Obligations that are adversely affected thereby held by each Lender as compared to the total amount of Secured Obligations and all other obligations (including any other Equal Priority Obligations (as defined in the Equal Priority Intercreditor Agreement) then outstanding that are secured on a pari passu basis with the Secured Obligations) on the same terms, and such offer is made no less than fifteen (15) Business Days prior to the date of such election to participate.

Section 6.13. Financial Covenants.

(a)           Minimum Excess Availability. The Borrower will not permit the Excess Availability to, at any time, be less than the greater of (x) 10% of the Line Cap and (y) $50,000,000 for more than two (2) consecutive Business Days.

(b)           CTLR Financial Covenant. Commencing with the fiscal quarter ending on September 30, 2026, upon the occurrence and during the continuance of a CTLR Financial Covenant Compliance Period, the Borrower will not permit the Consolidated Total Net Leverage Ratio as of the last day of any Test Period to be greater than 3.00 to 1.00.

Article VII

Events of Default

Section 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)           any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Loan Parties in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a) (with respect to the Borrower and any Subsidiary Guarantor), 5.05(a)(i), 5.08 or Article VI, (ii) Section 5.01(d) for a period of three (3) consecutive Business Days (or one (1) Business Day during the continuance of a Weekly Borrowing Base Delivery Period) or (iii) Section 5.17, (other than solely in the case of an inadvertent deposit by a Loan Party in a Deposit Account not subject to an Account Control Agreement, which shall have a grace period of two (2) consecutive Business Days);

(e)           the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent at the direction of the Required Lenders to the Borrower;

(f)            the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period set forth in the instrument or agreement under which such Indebtedness was created);

(g)           any event or condition (including, for the avoidance of doubt, any Event of Default (as defined in the Term Facility) under the Term Facility) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods set forth in the instrument or agreement under which such Indebtedness was created having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) any Indebtedness that becomes due as a result of a Refinancing thereof permitted under Section 6.01 or (iii) any Indebtedness required to be (or for which an offer is required to) prepaid, repurchased, redeemed or defeased in connection with any asset sale event, casualty or condemnation event, change of control, result of excess cash flow or similar event;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary or (iii) the dissolution, winding-up or liquidation of the Borrower or any Significant Subsidiary (except, in the case of any Significant Subsidiary, in a transaction permitted by Section 6.05); and such appointment, proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action in furtherance of the foregoing clauses (i)-(v);

(j)            the failure by the Borrower or any Subsidiary to pay one or more final judgments entered against the Borrower or any Subsidiary for the payment of money aggregating in excess of $40,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively satisfied, vacated, discharged, waived, stayed or bonded pending appeal for a period of 60 consecutive days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(k)           (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l)            any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $25,000,000, with the priority required by the applicable Security Document, except (i) as a result of a transaction permitted under or consented to under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, to the extent the Loan Parties are otherwise in compliance with their collateral and related notification requirements under the Loan Documents) or (iii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m)          any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason cease to be, or be asserted in writing by any Loan Party not to be, a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n)           a Change in Control shall occur, or

(o)           any claim or litigation resulting in an adverse ruling against the Borrower or any Subsidiary for the payment of money aggregating in excess of $100,000,000, unless (x) such amount in excess of $100,000,000 is fully covered by insurance of such Borrower or Subsidiary or (y) such adverse ruling is subject to appeal within twenty (20) Business Days and so long as such claim remains under appeal or is being contested in good faith by appropriate proceedings;

then, and in any such event, (A) if such event is an Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) [reserved], and (C) if such event is any other Event of Default, either or both of the following actions may be taken: at the Direction of the Required Lenders, the Administrative Agent shall by notice to the Borrower (i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by any Issuing Banks (not to exceed 103% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account).

Section 7.02. Right to Cure.

(a)           Subject to the limitations set forth in clause (b) below, any cash equity contribution (which equity shall be common equity) made to the Borrower after the end of the relevant fiscal quarter and Not Otherwise Applied and on or prior to the date that is ten (10) Business Days after the later of (x) the day on which financial statements are required to be delivered for the relevant fiscal quarter or fiscal year and (y) the date a CTLR Financial Covenant Compliance Period occurs during any applicable fiscal quarter that causes the Borrower to fail to comply with the requirements of Section 6.13(b) (in each case, after giving effect to any extension or waiver, such date, the “Cure Expiration Date”), shall be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with Section 6.13(b) at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”).

(b)           Any Specified Equity Contribution shall be made in immediately available funds and shall be in an amount that is sufficient to cause the Borrower to be in compliance with the requirements of Section 6.13(b) for the relevant fiscal quarter, calculated on a Pro Forma Basis as if such Specified Equity Contribution were additional Consolidated EBITDA of the Borrower as at such date; provided that (a) no more than two (2) Specified Equity Contributions may be made in any period of four (4) consecutive fiscal quarters and no more than five (5) Specified Equity Contributions may be made during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance on a Pro Forma Basis with the requirements of Section 6.13(b) for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the Loan Documents and (d) there shall be no reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the requirements of Section 6.13(b) on a Pro Forma Basis. For the avoidance of doubt, no Lender shall be required to make any Credit Extension (other than extensions or continuations of existing Letters of Credit that do not increase the face amounts thereof) during the ten (10) Business Day period referred to above unless (x) the Borrower has received the proceeds of such Specified Equity Contribution or (y) the Required Lenders have consented to such Credit Extension.

(c)           Notwithstanding anything to the contrary contained in Section 7.01, after the receipt of written notice by the Administrative Agent of the Borrower’s intention to make a Specified Equity Contribution and until the Cure Expiration Date has passed (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the requirements of Section 6.13(b) and (ii) none of the Administrative Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose or to realize on the Collateral solely on the basis of an Event of Default having occurred or purportedly occurred as a result of a violation of Section 6.13(b); provided that if no Specified Equity Contribution is made on or before the Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such date.

Article VIII

Administrative Agent

Section 8.01. Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints GLAS USA LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions (except as expressly set forth in this Article).

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers as are reasonably incidental thereto, it being understood that the provisions of this Article VIII apply to the collateral agent in its capacity as such and references to the Administrative Agent in this Article VIII shall be interpreted accordingly to include references to the collateral agent. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or Required Lenders, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting Section 8.03(e), nothing in this Agreement, any Security Agreement or other Loan Document shall require the Administrative Agent, including in its capacity as the collateral agent, to file any UCC or similar financing statements or continuation statements, or be responsible for maintaining any Liens on the Collateral (except for the safe custody of any Collateral in its physical possession), such responsibilities to be solely those of the Loan Parties.

Section 8.02. [Reserved].

Section 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing and notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b)           shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, the Administrative Agent may, but shall not be obligated to, act (or refrain from acting) as it considers to be in the best interests of the Lenders;

(d)           shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders (and Participants identified to the Administrative Agent by the Lenders) by the Administrative Agent herein;

(e)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, including under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment); provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default and clearly labeled “notice of Default” (or similar language) is given to the Administrative Agent by the Borrower or a Lender in accordance with Section 9.01;

(f)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (but shall be entitled to rely thereon), (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (but shall be entitled to rely thereon), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection, continuation or priority of any Lien purported to be created by the Security Documents, (v) the value, the sufficiency or collectability of any Collateral or any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority, continuation or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith (but shall be entitled to rely thereon), the payment of taxes with respect to any of the Collateral, providing, maintaining, monitoring or preserving insurance on (including any flood insurance policies or for determining whether any flood insurance policies are or should be obtained in respect of the Collateral), nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent, (vii) satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent, or (viii) whether any proposed amendment to this Agreement or any other Loan Document would directly or adversely affect any Lender;

(g)           shall not be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties;

(h)           shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Commitments or Revolving Loans, or disclosure of confidential information, to any Disqualified Lender;

(i)            unless expressly permitted herein and subject to clause (b) above, the Administrative Agent shall always act on the Direction of the Required Lenders;

(j)            shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing;

(k)           shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, epidemic, pandemic or quarantine, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility);

(l)            (i) shall not, and shall not be held to be, liable for any information contained in the Borrowing Base Certificate including without limitation, any inaccurate valuations or calculations contained therein) or any incorrect interest or fee calculation arising from any error in a Borrowing Base Certificate and (ii) shall be entitled to rely on such information contained in the Borrowing Base Certificate without liability;

(m)          shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties or exercise of any of its rights or powers under any Loan Document if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it;

(n)           shall not be required to expend or risk any of its own funds; and

(o)           shall not be (i) under any obligation to insure any of the Collateral, to require any other Person to maintain any insurance, to verify any person or third party's obligation to arrange or maintain insurance or to otherwise monitor the status or sufficiency of any insurance on any Collateral (including flood insurance); (ii) responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any insurance on any Collateral or (iii) where the Administrative Agent is named on any insurance policy as a loss payee or an insured party, shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the collateral, the risk assumed by the insurers or any other information of any kind.

For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to Administrative Agent hereunder (including without limitation this Article VIII and Section 9.03), phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize and permit either the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as expressly required hereunder (including under Section 9.02) or under the other Loan Documents) to take such action or to exercise such rights, and the Administrative Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, advice or concurrence of the Required Lenders (or such other percentage of Lenders as may be expressly required for such matter).

The rights, privileges, protections, immunities and benefits provided to the Administrative Agent hereunder, including rights to indemnification, are extended to, and shall be enforceable by, the Administrative Agent in each of its capacities hereunder and under each Loan Document.

Section 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Revolving Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may, in the absence of bad faith on its part, conclusively rely upon instructions from the Required Lenders.

Section 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, willful misconduct or bad faith in the selection of such sub-agents.

Section 8.06. Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, any Issuing Banks and the Borrower, subject to the appointment of a successor. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender or otherwise is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1.0 billion) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or is given notice of its removal, then the retiring Administrative Agent may, but is under no obligation to, on behalf of the Lenders (and with the consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (provided that in the case of a retiring Administrative Agent in respect to any collateral security held by it on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest)) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or replaced) Administrative Agent, and the retiring or replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or replaced Administrative Agent’s resignation or replacement hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or replaced Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or replaced Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders.

(a)           Each Lender and each Closing Date Participant acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Closing Date Participant, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Closing Date Participant, or any of the Related Parties of any of the foregoing, based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii)           the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)          determining compliance or noncompliance with any condition hereunder to the making of a Revolving Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)          the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender, or by any of the Related Parties of any of the foregoing, under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, and each Closing Date Participant, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, or delivering its signature page to a Participation Agreement or any other agreement pursuant to which it became a Closing Date Participant hereunder, shall be deemed to have (i) acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders or the Closing Date Participants on the Effective Date, and (ii) acknowledged the non-reliance in clause (a) of this Section 8.07 and waived, released and disclaimed any and all claims, allegations or rights of action as against the Administrative Agent, the other Lenders and the other Closing Date Participants with regard to the Loan Documents, the Revolving Commitments as of the Effective Date, and the syndication of the participations of the Closing Date Participants. Each Secured Party, whether or not a party hereto, will be deemed by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents to have agreed to the provisions of this Article.

Section 8.08. [Reserved].

Section 8.09. Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Banks and the Administrative Agent (including any claim for compensation, expenses, disbursements and advances of the Lenders, any Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any Issuing Banks and the Administrative Agent under Sections 2.09, 2.14, 8.10 and 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as Administrative Agent, for the reasonable and documented compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09, 2.14, 8.10 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any other Secured Party to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the Direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Requirements of Law in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirement of Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid and to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of Section 9.02), (ii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, (iii) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be canceled, without the need for any Secured Party or any acquisition vehicle to take any further action and (iv) to the extent of any investment in, or funding of, an acquisition vehicle, the Administrative Agent shall offer all Lenders the opportunity to participate in any such investment or funding on a pro rata basis and on the same terms, and such offer shall be made no less than fifteen Business Days prior to the date of such election to participate.

Section 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the other Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.15), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any Requirements of Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 2.14 and without limiting any obligation of the Loan Parties to do so pursuant to such Section 2.14) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

Section 8.11. Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each Secured Party to effect any release or subordination of Liens or the Guarantees contemplated by Section 9.15 without further action or consent by any Secured Party.

Section 8.12. Intercreditor Agreements. Subject to Section 9.18, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. In addition, subjection to Section 9.02, and Section 9.18, each Lender hereby authorizes the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated by Sections 6.02 and 9.18 of this Agreement.

Section 8.13. Banking Services Obligations and Secured Hedging Obligations.

Except as otherwise expressly set forth herein or in any Loan Guaranty or any Security Document, no provider of Banking Services or counterparty to a Hedge Agreement that obtains the benefits of Section 2.15(b), any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Banking Services Obligations and Secured Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of Banking Services or counterparty to a Hedge Agreement, as the case may be.

Section 8.14. Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section I of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) and (k) of Section I of PTE 84-14; and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender in such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.15. Recovery of Erroneous Payments.

(a)           If the Administrative Agent notifies a Lender or any other Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise (any such funds, individually and collectively, a “Rescindable Amount”), and demands the return of such Rescindable Amount (or a portion thereof), such Rescindable Amount shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent, in same day funds (in the currency so received), the amount of any such Rescindable Amount (or portion thereof), together with interest thereon in respect of each day from and including the date such Rescindable Amount (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting the immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, or (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such payment, prepayment or repayment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware a Rescindable Amount (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Rescindable Amount (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.

(c)           Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under any of the immediately preceding clauses (b) or (c) or under the indemnification provisions of this Agreement.

(d)           In the event that a Rescindable Amount (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrower and each other Loan Party hereby agree that (x) the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Revolving Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Rescindable Amount. For the avoidance of doubt, no assignment of an Erroneous Payment Return Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Revolving Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Return Deficiency, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency (for the avoidance of doubt, without increasing the Obligations owed by the Borrower or any other Loan Party with respect to the Erroneous Payment Return Deficiency).

(e)           [Reserved].

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to a Rescindable Amount, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Rescindable Amount received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)           This Section 8.15 shall solely be an agreement between the Administrative Agent, the Lenders. Each party’s obligations, agreements and waivers under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

Article IX

Miscellaneous

Section 9.01. Notices.

(a)           All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, fax number or email address specified for such Person on Schedule 9.01; and

(ii)           if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder (and Participants identified to the Administrative Agent by the Lender) may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Participant, any of their respective Affiliates or any of their respective security holders or creditors for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, any other electronic messaging service, or through the Internet.

(d)           Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, electronic mail address, fax number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.02. Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank, or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Bank, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Revolving Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank, or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Except as otherwise provided in this Agreement (including the first proviso in Section 2.11(b), and Section 2.18(b) with respect to any Extension), and except with respect to any amendment, modification or waiver contemplated in this Section below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders or any other majority or required percentage of Lenders, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (acting at the Direction of the Required Lenders) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall, without the written consent of each Lender, the Super Majority Lenders, and/or each Lender directly and adversely affected thereby and identified as follows (in each case, such consent shall be for all (and not a part of) the Revolving Loans and Revolving Commitments held by such Lender):

(i)            increase the Commitment of any Lender without the written consent of such Lender (in respect of all of such Lender’s Commitments and Loans) (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii)           reduce the principal amount of any Revolving Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender (in respect of all of such Lender’s Commitments and Loans) directly and adversely affected thereby (it being understood that any waiver of any condition precedent set forth in Article IV or the waiver of any Default, or mandatory prepayment shall not constitute a reduction in principal or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.10(c);

(iii)          (a) postpone or extend the scheduled maturity of any Revolving Loan or Revolving Commitment, or postpone the date of payment of any Reimbursement Obligations, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (which expiration postponement shall not be granted at the sole direction of the Participants of such Lender) without the written consent of each Lender directly or adversely affected thereby, or (b) extend the cure period set forth in Section 7.01(b) by more than 60 days, without the written consent the Super Majority Lenders (in each case of clause (a) and (b), it being understood the waiving of the applicability of post-default increases in interest rates and any waiver of any Default, mandatory prepayment or condition precedent set forth in Article IV shall not constitute a postponement of any date for payment of any principal or interest or fees payable hereunder);

(iv)          change any of the provisions of this Section without the written consent of each Lender;

(v)           change any provision of any Loan Document in a manner that by its terms is materially and disproportionately adverse to any Lender or a Participant, without the written consent of such Lender or Participant that is so materially and disproportionately adversely affected;

(vi)          change the definition of “Required Lenders”, “Super Majority Lenders” or “Majority in Interest”, change the required number of unaffiliated Lenders set forth in the definition of “Required Lenders”, “Super Majority Lenders” or “Majority in Interest”, or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (in respect of all of such Lender’s Commitments and Loans);

(vii)         release or have the effect of releasing all or substantially all the value of the Guarantees under the Loan Guaranty (except as expressly provided in this Agreement or the Loan Guaranty) without the written consent of each Lender (in respect of all of such Lender’s Commitments and Loans);

(viii)        release or have the effect of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender (in respect of all of such Lender’s Commitments and Loans);

(ix)          amend, modify or waive the Double-Dip Provision without the written consent of the Super Majority Lenders;

(x)           change any provision of any Loan Document in a manner that by its terms directly and adversely affects the rights in respect of Collateral of or the rights in respect of payments due to Lenders holding Commitments or Revolving Loans of any Class differently than those holding Commitments or Revolving Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each directly and adversely affected Class;

(xi)          change Section 2.08(c)(i), 2.08(c)(iv), 2.15(b), 2.15(c), 2.15(d) or any other provision hereof in a manner that would alter or have the effect of altering the waterfall or the pro rata sharing of payments required thereby without the written consent of each Lender (in respect of all of such Lender’s Commitments and Loans) directly and adversely affected thereby or the pro rata application of reductions in Commitments;

(xii)         make any amendment or modification that would authorize the incurrence of additional Indebtedness (including, but not limited, incremental loans or commitments under this Agreement) that would be issued under this Agreement in contemplation of or for the primary purpose of influencing any voting threshold for purposes of any amendment, modification or waiver of the Loan Documents, in each case, without the written consent of each affected Lender (in respect of all of such Lender’s Commitments and Loans);

(xiii)        amend, modify or waive Section 6.12 of this Agreement or make any other change or modification that would have the effect of amending, modifying or waiving Section 6.12 (including any amendment or modification to the definition of Liability Management Transaction) without the written consent of the Super Majority Lenders;

(xiv)        [reserved];

(xv)         amend, modify or waive the Loan Documents in a manner that would allow the incurrence of Indebtedness that serves to refinance or extend, or to be issued in exchange for, the Revolving Loans or Commitments on a non-pro rata basis or a non-par basis, in each case, other than as expressly permitted by the Loan Documents as in effect on the Effective Date, without the written consent of each Lender (in respect of all of such Lender’s Commitments and Loans) directly and adversely affected thereby; provided that, this clause (xv) shall not prohibit any amendment of the Loan Documents to effectuate an exchange of Revolving Loans and Commitments pursuant to the provisions set forth in the exceptions to clause (xvii) below;

(xvi)        amend, modify or waive Section 6.11 of this Agreement or make any other change or modification that would have the effect of amending, modifying or waiving Section 6.11 (including any amendment or modification to the definition of “Material Intellectual Property”) without the consent of the Super Majority Lenders;

(xvii)       (a) contractually, structurally or temporally subordinate, or have the direct or indirect effect of subordinating, any Loan Document Obligations in right of payment to any Indebtedness for borrowed money or (b) contractually, structurally or temporally subordinate, or have the direct or indirect effect of subordinating, any Liens or rights of proceeds from Liens securing the Loan Document Obligations to any Liens or rights of proceeds from Liens on the Collateral securing any Indebtedness for borrowed money without the written consent of each affected Lender, except, (x) in each case, Indebtedness that is expressly permitted to be pari passu in either payment or lien priority to the Loan Document Obligations pursuant to this Agreement as in effect on the Effective Date, (y) pursuant to a transaction providing for the incurrence of Indebtedness that is senior or pari passu in Lien and/or payment priority to the loans in which a bona fide opportunity to participate is offered to all affected Lenders on a pro rata basis (based on the amount of Secured Obligations that are adversely affected thereby held by each Lender as compared to the total amount of Secured Obligations and all other obligations (including any other Equal Priority Obligations (as defined in the Equal Priority Intercreditor Agreement) then outstanding that are secured on a pari passu basis with the Secured Obligations) on the same terms and conditions as offered to all other providers of such Indebtedness (other than bona fide cash or PIK backstop fees in an amount no greater than 5.0% of the new money backstopped, and reimbursement of reasonable and documented counsel and other third-party advisor fees and other expenses in connection with the negotiation of the terms of such transaction) and consented to by the Required Lenders, and pursuant to which each participating Lender receives its pro rata share of the fees and any other similar benefit or (z) pursuant to any debtor-in-possession financing to be provided under Section 364 of the Bankruptcy Code or pursuant to any analogous financing under any other Debtor Relief Laws offered to all affected Lenders on a pro rata basis (based on the amount of Secured Obligations that are adversely affected thereby held by each Lender as compared to the total amount of Secured Obligations and all other obligations (including any other Equal Priority Obligations (as defined in the Equal Priority Intercreditor Agreement) then outstanding that are secured on a pari passu basis with the Secured Obligations);

(xviii)      amend, waive or otherwise modify Section 9.15 without the written consent of each affected Lender (in respect of all of such Lender’s Commitments and Loans);

(xix)         change the definition of the term “Borrowing Base” or any component definition thereof (including without limitation the definition of “Eligible Installment Account Receivables,” “Eligible Credit Card Receivables”, “Eligible Inventory”, “Net Orderly Liquidation Value”, “Qualified Cash”, “Reserve”, “Eligible In-Transit Inventory,” and any component definitions thereof), in each case, the effect of which would be to increase amounts available to be borrowed, in each case, without the consent of the Super Majority Lenders; provided this clause (xix) shall not apply to amendments by the Borrower and the Administrative Agent acting at the direction of the Required Lenders to effect the inclusion of one or more CBI Parties as contemplated by Section 9.21;

(xx)          (A) amend, modify or waive any provision of this Agreement to increase any amounts available for (x) Investments in, (y) dispositions to, or (z) the incurrence of, third party Indebtedness for borrowed money by, any Subsidiary that is not a Loan Party in excess of such amounts permitted under this Agreement as of the Effective Date for such transactions, without the written consent of the Supermajority Lenders or (B) amend, modify or waive the definition of “subsidiary” or permit the creation, designation or the existence of any Subsidiary that would be “unrestricted” or otherwise have the effect of allowing any Subsidiary to be excluded generally from the covenants applicable to Subsidiaries pursuant to this Agreement, without the written consent of the Super Majority Lenders;

(xxi)        except as expressly provided in this Agreement or the Security Documents, amend, modify or waive the last paragraph of Section 8.09 of this Agreement or make any other change or modification that would have the effect of amending, modifying or waiving the last paragraph of Section 8.09 without the consent of the Super Majority Lenders;

(xxii)        except as expressly provided in this Agreement or the Security Documents, amend, modify or waive any requirement contained in any of clauses (c), (j), (k), (w) or (x) of Section 6.01, clause (ii) of Section 6.02, clauses (b), (o), (p) or (ff) of Section 6.04, clause (b) of Section 6.05, the last paragraph of Section 6.08, or Section 6.11 that an action be taken for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) without the written consent of the Super Majority Lenders;

(xxiii)      [reserved]; or

(xxiv)      amend, waive or otherwise modify Section 6.07 or any requirement contained therein without the consent of the Super Majority Lenders.

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) to cure any ambiguity, omission, error, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (C) the Administrative Agent may amend the Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04, and Commitment reductions or terminations pursuant to Section 2.08(c), and (D) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with any Requirement of Law or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents.

(c)           In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders or the Lenders of the affected Class, if the consent of the Required Lenders (or, in circumstances where this Section does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)            the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Commitments, as applicable, which consent shall not unreasonably be withheld,

(ii)           such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.08(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)          unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b),

(iv)          the Eligible Assignee shall have consented to the Proposed Change and, as a result of such assignment and any contemporaneous assignments and consents, the Proposed Change can be effected, and

(v)          notwithstanding anything to the contrary in Section 9.04, no consent of such Non-Consenting Lender pursuant to Section 9.04 shall be required in connection with any assignment pursuant to this Section 9.02(c).

(vi)         Notwithstanding anything in this Agreement of the Loan Documents to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 9.02(c) may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

(d)           Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.19(b) and shall be excluded in determining whether all Lenders, all affected Lenders, the Required Lenders or the Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02; provided that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the maturity of any of its Revolving Loans may not be extended, the rate of interest on any of its Revolving Loans may not be reduced and the principal amount of any of its Revolving Loans may not be forgiven without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

For the avoidance of doubt, no increase or extension of the Revolving Commitments of any Lender shall be permitted without such Lender’s direct consent in its sole discretion.

Notwithstanding the foregoing, any votes required under this Section 9.02 (i) shall be taken by a Lender, so long as it remains a Lender, in accordance with the directions received from the Participants for which such Lender is the grantor of the relevant participation pursuant to the participation agreement between such Lender and each such Participant; provided that no Lender shall be required to act in accordance with Participants’ instructions to increase such Lender’s Commitments or to postpone or extend the scheduled maturity of such Lenders Loans or Commitments and (ii) shall be divisible in respect of each Lender and each such Lender shall be permitted to vote a portion of such Lender’s Commitments and Loans in favor of any waiver, amendment or modification and the remaining portion of such Lender’s Commitments and Loans against such waiver, amendment or modification.

Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, no consent of any Lender shall be necessary to effect amendments to this Agreement and the other Loan Documents as may be necessary to effect the provisions of Section 2.18(a), and all such amendments shall be deemed to occur in accordance with the requirements of Section 2.18(a).

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses including in connection with any syndication, the preparation, negotiation, execution, delivery and administration of the Loan Documents, or any amendments, modifications or waivers of the provisions hereof, or any due diligence expenses, field exam and appraisal expenses, travel expenses, incurred by the Administrative Agent, the Lenders, the Issuing Banks, the Closing Date Participants (including any of their Affiliates, managed funds and/or co-investors to which any Closing Date Participant transfers its participation) and their respective Affiliates, including the reasonable fees, charges and disbursements of legal counsel (including Latham & Watkins LLP, as counsel to the Closing Date Participants (including any of their Affiliates, managed funds and/or co-investors to which any Closing Date Participant transfers its participation), Dentons US LLP, as counsel to the Lenders and Paul Hastings LLP, as counsel to the Administrative Agent) and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Closing Date Participants (including any of their Affiliates, managed funds and/or co-investors to which any Closing Date Participant transfers its participation), the Issuing Banks or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks, the Closing Date Participants and the Lenders, in connection with the enforcement of any rights or remedies, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of the Revolving Loans or Letters of Credit (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Revolving Loans made or Letters of Credit issued hereunder; provided that such counsel shall be limited to one local counsel (in addition to such primary counsels and any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent (acting at the Direction of the Required Lenders) in each relevant jurisdiction for the Administrative Agent, the Issuing Banks, the Closing Date Participants (including any of their Affiliates, managed funds and/or co-investors to which any Closing Date Participant transfers its participation) and the Lenders (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of one lead counsel and such local counsel (in addition to any reasonably necessary special counsel) as may reasonably be deemed necessary by such affected party in each relevant jurisdiction for such affected party).

(b)           The Borrower shall indemnify the Administrative Agent, each Closing Date Participant (including any of their Affiliates, managed funds and/or co-investors to which any Closing Date Participant transfers its participation), each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one firm of counsel for the Administrative Agent and one firm of counsel for all other Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated thereby, (ii) any Revolving Loan or Letter of Credit or the use of the proceeds therefrom or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property, any other property currently owned, leased or operated by the Borrower or any Subsidiary, or any other location, or any other Environmental Liability related in any way to the Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by the Borrower or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties, (y) other than with respect to the Administrative Agent, a material breach of an obligation under the Loan Documents by such Indemnitee or any of its Related Parties or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent, in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay (whether or not any such amount arises, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party) to the Administrative Agent (or any such sub-agent) such Issuing Bank, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), any Issuing Bank in its capacity as such, or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity and (ii) such indemnity for the Issuing Banks shall not include losses incurred by the applicable Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of LC Exposure under Section 2.17(d) or to make Revolving Loans under Section 2.17(e) (it being understood that this proviso shall not affect the applicable Issuing Bank's rights against any Defaulting Lender). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.15.  For purposes of this clause (c), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Revolving Loans and Reimbursement Obligations and unused Commitments, if any, at the time.

(d)           No Loan Party nor any Indemnitee nor any Agent Party shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date), including with respect to Section 9.01(c); provided that the foregoing shall not limit the Borrower’s indemnification obligations to any Indemnitee pursuant to Section 9.03(b) in respect of damages incurred or paid by an Indemnitee to a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties.

(e)           All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04. Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (it being understood that this provision shall not be applicable to any transaction described in Section 6.05(a)), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)            Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans at the time owing to it) (I) to one or more Eligible Assignees (other than any Closing Date Participant, or any of their Affiliates, managed funds or co-investors designated in writing), with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (y) to a Lender, an Affiliate of a Lender or an Approved Fund (including, for avoidance of doubt, any co-investor or related fund), (B) the Administrative Agent, and (C) each Issuing Bank; provided, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with any Requirement of Law, the Borrower would be required to obtain the consent of any Governmental Authority or (II) to any Closing Date Participant or any of their Affiliates, managed funds or co-investors designated in writing.

(ii)           Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (including, for avoidance of doubt, any co-investor or related fund) or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Revolving Loans, the amount of the Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent) a processing and recordation fee of $3,500; provided that (x) the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee and (y) such processing and recordation fee shall not be required for assignments to any Closing Date Participant or any of their Affiliates, managed funds or co-investors to which any such Closing Date Participant transfers its participation; provided, further, that assignments made pursuant to Section 2.16(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal, state and foreign securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.12, 2.13, 2.14 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.12 or Sections 2.14 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Revolving Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks, and any Lender (solely with respect to its own Revolving Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice. The Register and subaccounts shall record any cancellation or retirement of Revolving Loans contemplated by Section 2.08 or this Section 9.04.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written (or deemed) consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)

(i)            Any Lender may, without the consent of the Borrower, the Issuing Banks, or the Administrative Agent, sell participations to one or more Eligible Participants (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C)  the Borrower, the Issuing Banks, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation (each, a “Participation Agreement”) may provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such Participation Agreement shall provide that such Lender will take the direction of each Participant as to the portion of the Lender’s Commitments that have been participated to such Participant on all approvals, amendments, modifications, waivers, actions and enforcements of rights, other than (A) increases in the Commitment amount of such Lender, (B) extensions of the maturity of the Revolving Loans or Commitments of such Lender, and (C) the instigation of any lawsuits, proceedings, or claims against the Administrative Agent, Issuing Bank, or any Loan Party, in each case without such Lender’s sole consent not acting at the direction of such Participants. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, Section 2.13 and Section 2.14 (subject to the obligations and limitations of such Sections, including Section 2.14(e), and Section 2.16 (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(d) as though it were a Lender.

(ii)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Revolving Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Loans or its other obligations under this Agreement) except (A) to all Participants holding an interest in a Lender’s Loans or Commitments shall be entitled to see the entire Participant Register of such Lender, (B) to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such Commitment, Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations, and (C) to the Borrower, solely in connection with the implementation of the provisions of Section 9.21. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(iii)          A Participant shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent or except to the extent such greater entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d)           Any Lender or Participant may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or its Participation Agreement, as applicable, to secure obligations of such Lender or Participant, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender or Participant from any of its obligations hereunder or under its Participation Agreement, as applicable, and/or substitute any such pledgee or assignee for such Lender or Participant as a party hereto or thereto, as applicable.

(e)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to disclose to any Lender (including any Public Lender) upon request whether any potential assignee or Participant of such Lender is a Disqualified Lender.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution of Assignments and Certain Other Documents.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Specified Dispositions Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           The words “execution,” “execute,” “signed,” and “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Interest Election Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (but excluding any payroll, trust, or tax withholding accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such an Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office or Affiliate of such Lender different from the branch or office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and their respective Affiliates may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally:

(i)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party (other than as expressly set out in any Security Document or any other Loan Document governed by a law other than the laws of the State of New York), or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii)           consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)          agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party (other than as expressly set out in any Security Document or any other Loan Document governed by a law other than the laws of the State of New York), and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that:

(A)          if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B)          in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C)          the Administrative Agent, the Issuing Banks and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the enforcement of any rights under any Security Documents; provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D)          any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender, the Issuing Banks or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, the Issuing Banks, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality.

(a)           Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(i)            to its, its Affiliates’ and its managed funds and/or co-investors and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case who need to know such Information in connection with the administration of the Loan Documents and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (it being understood that each of the Administrative Agent, the Issuing Banks and Lenders shall be responsible for any breach of this provision by any of their respective Related Parties),

(ii)           to the extent requested by any regulatory authority or self-regulatory authority, required by Requirements of Law or by any subpoena or similar legal process; provided that solely to the extent permitted by Requirements of Law and other than in connection with audits and reviews by regulatory and self-regulatory authorities, each Lender, Issuing Bank and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding prior to any disclosure of such Information; provided, further, that in no event shall any Lender, Issuing Bank or the Administrative Agent be obligated or required to return after such Person receives notice of any materials furnished by the Borrower or any Subsidiary,

(iii)          to any other party to this Agreement,

(iv)          subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any rights or obligations under this Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Hedge Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents, (C) any pledgee referred to in Section 9.04(d) or (D) any managed funds and accounts of any Lenders or Participants, and

(v)          to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any similar confidentiality obligations or (y) becomes available to the Administrative Agent, the Issuing Banks, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that is not subject to confidentiality obligations owing to the Borrower or any of their Subsidiaries.

For the purposes of this Section 9.12, “Information” means all nonpublic information received from the Borrower relating to the Borrower, any other Subsidiary or their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”), in each case without any notification to any Person, to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13. USA PATRIOT Act; Beneficial Ownership Regulations. Each Lender that is subject to the USA PATRIOT Act or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party (and the Administrative Agent further notifies each Lender) that, pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.14. Judgment Currency.

(a)           If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.15. Release of Liens and Guarantees.

(a)           The Administrative Agent and the Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released:

(i)            upon satisfaction of the Loan Document Obligations in full, as set forth in clause (b) below;

(ii)           upon the sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry);

(iii)          to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease;

(iv)          if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02);

(v)          to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Loan Guaranty or hereunder (in accordance with clause (e) below);

(vi)          as to the assets owned by such Excluded Subsidiary (or with respect to which an Excluded Subsidiary has rights), upon any Person becoming an Excluded Subsidiary;

(vii)         such property becoming an Excluded Asset, Excluded Equity Interest or an asset owned by an Excluded Subsidiary or with respect to which an Excluded Subsidiary has rights; and/or

(viii)        as required by the Administrative Agent (acting at the Direction of the Required Lenders) to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents.

(b)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Loan Document Obligations (other than contingent amounts not then due) have been paid in full, all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Secured Hedging Obligations or Banking Services Obligations outstanding and (ii) any contingent amounts not then due. Any such release of Guarantees and Collateral shall be deemed subject to the provision that the Guarantees under the Loan Guaranty and the Administrative Agent’s security interests in such Collateral shall be reinstated if after such release any portion of any payment in respect of the Loan Document Obligations secured thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)           The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or (j).

(d)           Each of the Lenders irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

(e)           Each Subsidiary Guarantor will be automatically and immediately released from its obligations under the Loan Guaranty upon (A) such Subsidiary Guarantor ceasing to be a Subsidiary, (B) such Subsidiary Guarantor becoming an Immaterial Subsidiary, or (C) such Subsidiary Guarantor becoming an Excluded Subsidiary as a result of a transaction permitted hereunder, and each Secured Party irrevocably authorizes and directs the Administrative Agent to enter into, upon receipt of a certificate of the Borrower confirming that such release is permitted under this Section 9.15, upon which it may rely without further inquiry, and the Administrative Agent agrees it will enter into, the necessary and advisable documents requested by the Borrower to (1) release (or acknowledge the release of) such Subsidiary Guarantor from its obligations under the Loan Guaranty and (2) release (or acknowledge the release of) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary. Notwithstanding anything herein or the other Loan Documents to the contrary, to the extent any Subsidiary becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary and otherwise remains a Subsidiary of a Loan Party, (i) any such release under this clause (e) shall only be permitted or authorized if (x) such Subsidiary becomes a non-Wholly Owned Subsidiary pursuant to a transaction with a Person that is not an Affiliate of the Borrower, (y) any such transaction was undertaken for a bona fide commercial transaction and not for the primary purpose of releasing the guarantee or for debt incurrence or liability management or effectuating any Liability Management Transaction, and (z) such transaction otherwise complies with the terms of this Agreement (with the Borrower being deemed to have made an Investment in such resulting non-Subsidiary Guarantor, which must be an Investment permitted by Section 6.04) and (ii) no such release shall occur if such Subsidiary continues to be a guarantor, borrower or co-borrower, as applicable, in respect of any Material Indebtedness.

(f)            With respect to any of the foregoing releases set forth in this Section 9.15, the Borrower shall deliver an Officer’s Certificate to the Administrative Agent certifying that such release is permitted under the Loan Documents and that the Administrative Agent may rely upon such certification without liability.

Section 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, Issuing Banks and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Issuing Banks, and the Lenders is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates in connection with the Transactions and (B) none of the Administrative Agent, the Issuing Banks and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Issuing Banks, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. The Borrower hereby agrees that it will not claim that the Administrative Agent or any Issuing Bank has rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with the Transactions or the process leading thereto.

Section 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.18. Additional Secured Indebtedness.

(a)           In connection with the incurrence by the Borrower or any Subsidiary of any Indebtedness that is, or is intended to be, secured by Liens on the Collateral that are intended to rank equal in priority with (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the Secured Obligations, at the request of Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) (after notice to the Lenders as provided in paragraph (b) below) agrees to execute and deliver a Customary Intercreditor Agreement, with any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications thereto, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (acting at the Direction of the Required Lenders (or such greater consent threshold as required by Section 9.02)), to be necessary for any Lien on the Collateral in respect of such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request, upon which the Administrative Agent may rely without further inquiry. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the forgoing provisions of this paragraph (a), and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective subject to the provisions of Section 9.02. For the avoidance of doubt, nothing contained in any Customary Intercreditor Agreement, including any amendment, amendment and restatement, restatement, waiver of or supplement to or other modification thereto, shall override or otherwise limit any provision of, or requirement contained in, Section 9.02.

(b)           The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is authorized by the Lenders (i) to enter into any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Customary Intercreditor Agreement, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, as provided in the preceding paragraph (a) and (ii) to enter into any Customary Intercreditor Agreement, as applicable, in connection with the incurrence by the Borrower or any Subsidiary of any Indebtedness that is secured by Liens on the Collateral that rank or are intended to rank equal in priority with (but without regard to the control of remedies), or that rank or are intended to rank, junior in priority to, the Liens on the Collateral securing the Secured Obligations, and if any such Customary Intercreditor Agreement is posted to the Lenders not less than five Business Days before being executed and the Lenders constituting Required Lenders shall not have objected to such Customary Intercreditor Agreement prior to the execution thereof, the Required Lenders shall be deemed to have consented to such intercreditor agreement and the Administrative Agent’s execution thereof.

Section 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.21. Cornerstone Provisions

(a)           The Borrower may issue a written request in its sole discretion at any time (the “Cornerstone Notice”) to the Administrative Agent that the assets of one or more CBI Parties be included in the Borrowing Base. Upon receipt of the Cornerstone Notice, the Administrative Agent (as directed by the Required Lenders, at their reasonable discretion) shall (x) promptly appoint a third party selected by the Administrative Agent to begin a customary field examination and inventory appraisal of the assets of such CBI Parties, in each case, at the Borrower’s sole expense, and (y) upon receipt of the final report thereon, provide to the Borrower the terms determined by the Administrative Agent (as directed by the Required Lenders, at their reasonable discretion) on which such assets may be included in the Borrowing Base, including any amendments to the existing eligibility criteria or advance rates as are deemed reasonably necessary by the Required Lenders based on such final reports.

(b)           Within five (5) Business Days of receipt of terms or the report as per clause (a) above, if the Borrower determines in good faith, that the terms of such proposal are not commercially reasonable (including with respect to any fees or pricing, advance rates, eligibility criteria (including any requested amendments to the existing eligibility language or advance rates), Reserves or conditionality of such terms), then the Borrower may elect to seek a third-party asset-based revolving facility in lieu of including assets of the CBI Parties in the Borrowing Base by delivering a notice to the Administrative Agent; provided that such third party financing shall solely be guaranteed by, and secured by the assets of, the relevant CBI Parties on terms agreed between such CBI Parties and the lenders providing such facility (a “Third-Party ABL Financing”).

(c)           Prior to the execution, announcement, or commitment to enter into any such Third-Party ABL Financing, the Borrower shall share all relevant terms and documentation regarding the proposed Third-Party ABL Financing with the Administrative Agent, the Lenders and any Participants, at least ten (10) Business Days prior to such execution, announcement, or commitment to enter into any such Third-Party ABL Financing (the “ROFR Period”) for review and consideration of such terms. The Lenders and Participants shall have the right within the ROFR Period, to provide an alternative proposal to provide commitments for the full amount of such Third-Party ABL Financing on substantially identical terms, taken as a whole (and, in the case of pricing, fees and other economics on identical terms) to those presented to the Lenders and Participants (an “Alternative Financing”); provided that if any Lender or Participant does not respond to the request from the Borrower by the end of the ROFR Period, such Lender or Participant shall be deemed to have declined the right to provide Alternative Financing.

(d)           To the extent any or all of the Lenders or Participants choose to provide such Alternative Financing, such Lenders and Participants shall provide commitments for the full amount of such Alternative Financing (and not a portion of such commitments) on substantially similar terms, taken as a whole no later than ten (10) Business Days from the end of the ROFR Period (the “Alternative Financing Commitment Period”).

(e)           The Borrower and the CBI Parties shall not be required to terminate, suspend or exclusively negotiate the Third-Party ABL Financing unless and until binding commitments for the Alternative Financing have been provided; provided that no such Third-Party ABL Financing shall be consummated until the earlier of (a) the date on which each Lender has declined (or is deemed to have declined) in writing to provide the Alternative Financing and (b) the date of termination of Alternative Financing Commitment Period.

(f)            Solely in connection with the establishment of the Third-Party ABL Financing or the Alternative Financing and upon the request by the Borrower, all guarantees by, and all Liens on assets securing the Secured Obligations granted by, the applicable CBI Parties shall be released in accordance with the provisions of Section 9.15(a).

(g)           For the purposes of this Section 9.21, all references to Lenders shall also include Participants.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QVC GROUP, INC. (FORMERLY KNOWN AS QVC, INC.), as the Borrower

By:	/s/ Bill Wafford
	Name:	Bill Wafford
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

GLAS USA LLC, as the Administrative Agent

By:	/s/ Annette Marsula
	Name:	Annette Marsula
	Title:	Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as an Issuing Bank

By:	/s/ Erik Jerrard
	Name:	Erik Jerrard
	Title:	Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, individually as a Lender

By:	/s/ Erik Jerrard
	Name:	Erik Jerrard
	Title:	Director

[Signature Page to Credit Agreement]